UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Campbell Soup Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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4) Date Filed:

2018

FOCUSED

Campbell's

CAMPBELL SOUP COMPANY

[PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION]

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

WHEN

[_______], 2018
[____] Eastern Time

WHERE

[_______]

ITEMS OF BUSINESS

1.	Elect the 12 director nominees recommended by the Board for a one-year term.
2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.
3.	Vote on an advisory resolution to approve the fiscal 2018 compensation of our named executive officers, commonly referred to as a “Say on Pay” vote.
4.	Transact any other business properly brought before the meeting.

RECORD DATE

Shareholders of record as of the close of business on [_________], 2018 are entitled to notice of, and to vote at, the 2018 Annual Meeting of Shareholders.

PROXY VOTING

Your vote is extremely important. Even if you plan to attend the annual meeting in person, we request that you vote your shares by signing and dating the enclosed GOLD proxy card and returning it in the enclosed postage-paid envelope or by voting via the Internet or by telephone by following the instructions provided on the enclosed GOLD proxy card.

Using the Internet and voting at the website listed on the GOLD proxy card or GOLD voting instruction form;

Using the toll-free phone number listed on the GOLD proxy card or GOLD voting instruction form; or

Signing, dating and mailing the enclosed GOLD proxy card or GOLD voting instruction form in the enclosed postage-paid envelope.

Please note that Third Point LLC and certain of its affiliates (collectively, “Third Point”), have notified the Company of their intention to nominate a slate of 12 alternative director nominees for election at the 2018 Annual Meeting in opposition to the nominees recommended by our Board. As a result, you may receive solicitation materials, including a white proxy card, from Third Point seeking your proxy to vote for Third Point’s nominees. We are not responsible for the accuracy of any information provided by or relating to Third Point in any proxy solicitation materials filed or disseminated by, or on behalf of, Third Point or any other statements that Third Point may otherwise make.

THE BOARD DOES NOT ENDORSE ANY OF THIRD POINT’S DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTORS NOMINATED BY THE BOARD. THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THIRD POINT. IF YOU PREVIOUSLY SUBMITTED A PROXY CARD SENT TO YOU BY THIRD POINT, YOU CAN REVOKE IT AND VOTE “FOR” THE DIRECTOR NOMINEES RECOMMENDED BY THE BOARD BY USING THE ENCLOSED GOLD PROXY CARD. ONLY THE LATEST VALIDLY EXECUTED PROXY THAT YOU SUBMIT WILL BE COUNTED AND ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AT THE 2018 ANNUAL MEETING.

Your vote is extremely important. Whether or not you plan to attend the 2018 Annual Meeting, we urge you to sign, date and return the enclosed GOLD proxy card promptly in the postage-paid return envelope that is provided or call the toll free number provided on the enclosed GOLD proxy card or vote on the Internet.

If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the 2018 Annual Meeting. Shareholders may call toll free at (877) 687-1866. Banks and brokers may call collect at (212) 750-5833.

Thank you for your continued support, interest and investment in Campbell Soup Company.

By Order of the Board of Directors,

Charles A. Brawley, III
Vice President, Corporate Secretary and
Associate General Counsel

[______], 2018

Campbell Soup Company   |   2018 Proxy Statement   01

WHERE TO OBTAIN FURTHER INFORMATION
Shareholders may receive a copy of our Annual Report on Form 10-K for the fiscal year ended July 29, 2018, when filed with the U.S. Securities and Exchange Commission (“SEC”) (“2018 Form 10-K”), and copies of our Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103;

(2)	calling 1-800-840-2865; or

(3)	e-mailing the Company’s Investor Relations Department at investorrelations@campbellsoup.com.

These documents are or will be available on our corporate website at www.campbellsoupcompany.com.

Shareholders may elect to receive future distributions of annual reports and proxy statements by electronic delivery and vote Campbell shares online. To take advantage of this service you will need an e-mail account and access to an Internet browser. To enroll, go to the Investor Center on www.campbellsoupcompany.com and click on “E-Delivery of Materials.”

04	PROXY STATEMENT SUMMARY
11	2018 ANNUAL MEETING INFORMATION
13	ITEM 1 - ELECTION OF DIRECTORS
14	Background on the Third Point Solicitation
15	Director Qualifications and Board Composition
17	Director Nominees Recommended by the Board
24	CORPORATE GOVERNANCE POLICIES AND PRACTICES
24	Board Leadership Structure
24	Director Independence
25	Majority Voting
25	Process for Nomination and Evaluation of Director Candidates
26	Evaluations of Board Performance
26	Transactions with Related Persons
26	Board Oversight of Enterprise Risk
27	Corporate Responsibility
27	The Board’s Role in Talent Development
28	Director Orientation and Continuing Education
28	Director Service on Other Public Company Boards
28	Code of Ethics
28	Communicating with the Board
29	Board Meetings and Committees
31	Compensation of Directors
33	ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
35	ITEM 3 - ADVISORY VOTE ON FISCAL 2018 EXECUTIVE COMPENSATION
36	COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
37	What Happened in 2018?
37	What Are Our Compensation Practices?
39	How Are Compensation Decisions Made?
41	How Do We Compensate our NEOs?
49	How Do We Manage Risks Related to Our Compensation Program?
50	Compensation and Organization Committee Report
51	EXECUTIVE COMPENSATION TABLES
71	VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
71	Ownership of Directors and Executive Officers
72	Principal Shareholders
72	Section 16(a) Beneficial Ownership Reporting Compliance
73	OTHER INFORMATION
73	Submission of Shareholder Proposals for 2019 Annual Meeting
73	Other Matters
74	APPENDIX A
74	Supplemental Information Regarding Participants
79	APPENDIX B
79	Non-GAAP Financial Measures

Campbell Soup Company   |   2018 Proxy Statement   03

PROXY STATEMENT SUMMARY

The Board of Directors (the “Board”) of Campbell Soup Company (the “Company,” “we,” “us,” “our” or “Campbell”) is furnishing this proxy statement and soliciting proxies in connection with the proposals to be voted on at the Campbell Soup Company 2018 Annual Meeting of Shareholders (“2018 Annual Meeting”) and any postponements or adjournments thereof. This summary highlights certain information contained in this proxy statement, but does not contain all of the information you should consider when voting your shares. Please read the entire proxy statement carefully before voting.

2018 Annual Meeting Information		Meeting agenda
Date	[_________], 2018	Proposals
Time	[____] Eastern Time
●Election of 12 Board-recommended director nominees to the Board of Directors for a one-year term
●Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019
●“Say on Pay” advisory vote on fiscal 2018 executive compensation
●Transact other business that may properly come before the meeting

Location	[_______]
Record Date	[______], 2018
Admission	To attend the 2018 Annual Meeting in person, you will need an admission ticket and government-issued photographic identification
Stock Symbol	CPB
Stock	New York Stock Exchange (“NYSE”)
Exchange
Corporate	www.campbellsoupcompany.com
Website

VOTING MATTERS AND VOTE RECOMMENDATIONS

	Item	Board Recommendation	Vote Standard	Reasons for Recommendation	More Information
1.	Election of 12 Board-recommended director nominees to the Board of Directors for a one-year term	FOR EACH NOMINEE RECOMMENDED BY YOUR BOARD	Plurality - 12 nominees who receive the greatest number of votes cast	The Board and the Governance Committee believe the individuals recommended by the Board possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management’s execution of Campbell’s long-term strategy.	Page [__]
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019	FOR	Majority of the votes cast	The Audit Committee believes that the re-appointment of PricewaterhouseCoopers LLP is in the best interests of Campbell and our shareholders.	Page [__]
3.	“Say on Pay” advisory vote on fiscal 2018 executive compensation	FOR	Majority of the votes cast	The Board and the Compensation and Organization Committee believe our executive compensation program incorporates a number of compensation governance best practices and aligns to performance.	Page [__]

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Vote in Advance of the Meeting			Vote in Person
Internet	Telephone	Mail

Using the Internet and voting at the website listed on the GOLD proxy card.	Using the toll-free phone number listed on the GOLD proxy card/voting instruction form.	Signing, dating and mailing the GOLD proxy card in the enclosed postage paid envelope.	See page [__] for details on admission requirements to attend the 2018 Annual Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT

Whether or not you plan to attend the 2018 Annual Meeting, we urge you to sign, date and return the enclosed GOLD proxy card promptly in the postage-paid return envelope that is provided or call the toll free number provided on the enclosed GOLD proxy card or vote on the Internet. If you have already voted using a white proxy card sent to you by Third Point, you can revoke it by using the enclosed GOLD proxy card. Only the latest validly executed proxy that you submit will be counted and any proxy may be revoked at any time prior to its exercise at the 2018 Annual Meeting. If you attend the meeting and desire to vote in person, your proxy will not be used.

OUR STRATEGY

During fiscal 2018, we engaged in a Board-led strategy and portfolio review. On August 30, 2018, we announced the significant actions we are taking as a part of this review to improve performance and drive shareholder value. The actions include:

1.	Focusing on two distinct businesses, Campbell Snacks and Campbell Meals and Beverages, in our core North American market;
2.	Pursuing the divestitures of non-core businesses to focus and improve our portfolio, with proceeds being used to significantly reduce debt; and
3.	Increasing our cost savings target to $945 million by fiscal 2022, which includes the expected Snyder’s-Lance savings.

Guided by our purpose – Real food that matters for life’s moments - our vision is to be a leading snacks and simple meals company, with a portfolio of best-in-class products and brands in our core North American market that we believe will generate sustainable value for our shareholders, customers and consumers.

FISCAL 2018 PERFORMANCE

In fiscal 2018, Campbell delivered the following results:

Financial Results	Total Returned to Shareholders

■	We encourage you to review our Annual Report to Shareholders that will accompany this proxy statement for more complete financial information.
*	Please see Appendix B for a reconciliation of the measures not shown in accordance with generally accepted accounting principles (“GAAP”), to their most comparable GAAP measures.

In fiscal 2018, we returned approximately $426 million to shareholders through the payment of dividends. Since fiscal 2016, we have returned over $1.2 billion to our shareholders through the payment of dividends.

Campbell Soup Company   |   2018 Proxy Statement   05

ITEM 1	ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Your Board recommends a vote FOR all of the nominees listed below:

06   www.campbellsoupcompany.com

You are being asked to vote on the election of the 12 director nominees listed below. Additional information about each nominee’s background and experience can be found beginning on page [__].

Your vote is extremely important. Your Board unanimously recommends a vote FOR the election of the 12 nominees listed below. The Board does not endorse any of the Third Point nominees and urges you NOT to sign or return the white proxy card sent to you by Third Point.

				Board Committee Composition
Name	Director Since	Independent	Primary Position	Audit	Comp. & Org.	Finance & Corp. Dev.	Governance
Fabiola R. Arredondo	2017	✓	Managing Partner		✓		✓
			Siempre Holdings
Howard M. Averill	2017	✓	Former Chief Financial	✓		✓
(Audit Committee			Officer, Time Warner Inc.
Financial Expert)
Bennett Dorrance	1989	✓	Managing Director, DMB		✓		✓ (C)
			Associates
Maria Teresa Hilado (Audit Committee Financial Expert)	2018	✓	Former Chief Financial Officer, Allergan plc	✓		✓
Randall W. Larrimore	2002	✓	Former President/CEO,		✓		✓ (C)
			United Stationers Inc.
Marc B. Lautenbach	2014	✓	CEO, Pitney Bowes Inc.	✓	✓
Mary Alice D. Malone	1990	✓	President, Iron Spring			✓	✓
			Farm, Inc.
Sara Mathew	2005	✓	Former CEO/Chairman,	✓ (C)		✓
(Audit Committee			The Dun & Bradstreet
Financial Expert)			Corporation
Keith R. McLoughlin	2016		Interim President/CEO, Campbell Soup Company
Nick Shreiber	2009	✓	Former President/CEO,		✓ (C)		✓
			Tetra Pak Group
Archbold D. van Beuren	2009	✓	Former Senior Vice	✓		✓ (C)
			President, Campbell Soup
			Company
Les C. Vinney	2003	✓	Former President/CEO,
Chairman of the Board			STERIS Corporation

Committee composition is as of the date of this proxy statement. Current committee assignments are indicated by a (✓), and committee chairs (or co-chairs, in the case of the Governance Committee) are indicated by (C).

Campbell Soup Company   |   2018 Proxy Statement   07

COMPOSITION OF THE CAMPBELL SOUP COMPANY BOARD

Gender Diversity	Independence	Tenure of Director Nominees	Age of Directors

We have a diverse, independent Board. 4 of our 12 Director nominees are women, and 11 of our 12 Director nominees are independent, including our Chairman. All members of the Audit, Compensation and Organization, Finance and Corporate Development and Governance Committees are independent.

The Board is composed of Directors who bring a mix of fresh perspectives and deeper experience, and includes three long-term, significant shareholders who are descendants of our founder. The average tenure of our director nominees is approximately 10.7 years. All Directors are committed to the Company’s long-term success and creating value for all shareholders.

Skills and Experience

As a group, our Directors possess a broad range of experience and skills including:

See Director biographies beginning on page [__] for further detail.

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Corporate Governance Highlights

Director and Committee Independence	■11 of 12 director nominees are independent ■4 fully independent Board committees: Audit, Compensation and Organization, Finance and Corporate Development and Governance
Board Accountability	■Annual election of directors ■Simple majority voting standard in uncontested elections ■Shareholder ability to act by written consent and call special meeting
Board Leadership	■Independent Board Chairman
Board Evaluation and Effectiveness	■Annual Board and Committee self-assessments ■Annual director evaluations ■Annual independent director evaluation of the Chairman of the Board and the CEO
Board Refreshment and Diversity	■Balance of new and experienced directors, with tenure of current directors averaging 10.7 years ■Added 4 new directors since 2016 ■4 of 12 directors are women ■Average age of directors is 62.6 years
Director Engagement
■Directors attended at least 87% of Board and Committee meetings in fiscal 2018
■Corporate Governance Standards limit director membership on other public company boards
■Shareholder ability to contact directors (as described on page [__])

Director Access
■Significant interaction with senior business leaders through regular business reviews and board presentations
■Directors have access to senior management and other employees
■Directors have the ability to hire outside experts and consultants as they deem necessary

Clawback and Anti- Hedging Policies
■Clawback policy permits the Company to recoup incentive compensation upon a material financial restatement resulting from fraud or intentional misconduct
■Insider Trading Policy prohibits directors and executive officers from engaging in any short sales or hedging investments involving Campbell stock

Share Ownership	■Robust stock ownership guidelines for directors and executive officers

○CEO required to hold shares equivalent to 6x salary
○Other named executive officers are required to hold shares equivalent to 3.5x salary
○Directors required to hold shares equivalent to 5x the cash portion of their annual retainer within five years of first joining the Board

Campbell Soup Company   |   2018 Proxy Statement   09

ITEM 2	RATIFICATION OF AUDITORS
Based on the Audit Committee’s assessment of PricewaterhouseCoopers LLP’s performance, qualifications and independence, it believes their re-appointment for fiscal 2019 is in the best interests of Campbell and our shareholders. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey or our Certificate of Incorporation or By-Laws, but as a matter of good corporate governance, the Board is submitting this proposal to shareholders. Even if the appointment is ratified, the Audit Committee may select a different audit firm at any time during the year if it determines that this would be in the best interests of Campbell and our shareholders.

ITEM 3	ADVISORY VOTE ON FISCAL 2018 EXECUTIVE COMPENSATION

We offer a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition. Our compensation program is designed to link pay to Company, division and individual performance.

The objectives of our executive compensation program are to:

Align the financial interests of our named executive officers (“NEOs”) with those of our shareholders, in both the short and long term	Provide incentives for achieving and exceeding our short- and long-term goals

Attract, motivate and retain key executives by providing total compensation that is competitive with compensation paid at other companies in the food, beverage and consumer products industries	Differentiate the level of compensation based on individual and business unit performance, leadership potential and level of responsibility within the organization

Our executive compensation program reflects the following best practices:

WE DO	WE DO NOT
✓Maintain a strong alignment between corporate performance and compensation	✗Have an employment agreement with our Chief Executive Officer
✓Annually review the risk profile of our compensation programs and maintain risk mitigators	✗Pay dividends or dividend equivalents to NEOs on unearned equity awards
✓Use an independent compensation consultant retained directly by the Compensation and Organization Committee	✗Reprice stock options without the approval of Campbell shareholders
✓Use “double-trigger” change in control provisions in all change in control agreements	✗Provide tax-gross ups in any change in control agreement entered into after January 1, 2011
✓Have a policy that allows for the clawback of incentive compensation upon a material financial restatement resulting from fraud or intentional misconduct	✗Allow executive officers to hedge or pledge Campbell common stock
✓Maintain robust stock ownership guidelines for all executive officers

Our compensation program is designed to link pay to Company, division and individual performance. In fiscal 2018, the Company’s performance fell well short of expectations. As a result, we did not make any cash awards under our Annual Incentive Plan for fiscal 2018 performance, and the TSR performance-restricted share units with a performance period that ended in fiscal 2018 did not vest.

Please see the Compensation Discussion and Analysis, beginning on page [___], for a more detailed discussion of our executive compensation program.

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2018 ANNUAL MEETING INFORMATION

2018 Proxy Materials

Why am I receiving these proxy materials?

You received printed versions of these materials because you owned shares of Campbell common stock on [          ], 2018, the record date, and that entitles you to notice of, and to vote at, the 2018 Annual Meeting. This proxy statement describes the matters to be voted on at the meeting and provides information on those matters. The proxy materials (which include our annual report to shareholders for the fiscal year ended July 29, 2018) provide certain information about the Company that we must disclose to you when the Board of Directors solicits your proxy.

What should I do if I receive a proxy card from Third Point?

The Board strongly urges you NOT to sign or return any proxy card sent to you by Third Point. If you previously submitted a proxy card sent to you by Third Point, you can revoke it and vote “FOR” the director nominees recommended by the Board by using the enclosed GOLD proxy card. Only the latest validly executed proxy that you submit will be counted and any proxy may be revoked at any time prior to its exercise at the 2018 Annual Meeting. If you attend the meeting and desire to vote in person, your proxy will not be used.

Voting Procedures

Who may vote at the 2018 Annual Meeting?

Only shareholders of record at the close of business on [          ], 2018, the record date for the meeting, are entitled to notice of, and to vote at, the 2018 Annual Meeting and any adjournment or postponement thereof.

How do I vote?

Whether you are a shareholder of record or a beneficial owner whose shares are held in street name, you can vote any one of four ways:

●	Via the Internet. You may vote by visiting the website and entering the control number found in the Notice, GOLD proxy card or voting instruction form.
●	By Telephone. You may vote by calling the toll-free number found in the Notice, GOLD proxy card or voting instruction form.
●	By Mail. You may vote by mail by filling out the enclosed GOLD proxy card (if you are a shareholder of record) or GOLD voting instruction form (if you are a beneficial owner) and sending it back in the postage-paid envelope provided.
●	In Person. If you are a shareholder of record and you plan to attend the 2018 Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote in person at the 2018 Annual Meeting. Bring your printed GOLD proxy card if you received one by mail. Otherwise, the Company will give shareholders of record a ballot at the 2018 Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from the organization that holds your shares if you wish to attend the 2018 Annual Meeting and vote in person.

What constitutes a quorum at the 2018 Annual Meeting?

A majority of all outstanding shares entitled to vote at the 2018 Annual Meeting will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the meeting to transact business. Votes “for” and “against” and “abstentions” will all be counted as present to determine whether a quorum has been established.

Given that we anticipate this will be a contested election, the rules of the NYSE governing brokers’ discretionary authority - which apply to brokers’ authority with respect to companies listed on the NYSE such as the Company - do not permit brokers licensed by the NYSE to exercise discretionary authority regarding any proposals to be voted on at the 2018 Annual Meeting, whether “routine” or not. As a result, we do not expect there to be any broker non-votes at the 2018 Annual Meeting, and thus broker non-votes will not be used to establish the presence of a quorum.

As of [          ], 2018, we had [          ] shares of common stock issued, outstanding and entitled to vote at the 2018 Annual Meeting. Once a share is counted as present at the meeting, it will be deemed present for quorum purposes for the entire meeting and for any adjournments of the meeting unless a new record date is set.

Campbell Soup Company   |   2018 Proxy Statement   11

What is the voting requirement to approve each of the proposals?

Plurality voting will apply to Item 1, because Third Point plans to nominate alternative directors for election to the Board, and there will be more nominees than available positions. The 12 nominees who receive the most votes of all votes cast for directors will be elected.

Assuming a quorum is present, the affirmative vote of a majority of the votes cast is required to approve Item 2 and Item 3.

Can I revoke my proxy or change my vote after I vote by proxy?

Yes, you may revoke your proxy or change your vote at any time prior to the 2018 Annual Meeting by:

●	voting again via the Internet or by telephone,
●	completing, signing, dating and returning a new proxy card or voting instruction card with a later date, or
●	notifying the Office of the Corporate Secretary in writing that you are revoking your vote and attending the Annual Meeting and voting in person.

You have the power to revoke a previously submitted proxy at any time before the polls close, even if you already submitted the white proxy card sent to you by Third Point, by submitting our GOLD proxy card. Thus, the Board urges you to submit the enclosed GOLD proxy card and vote “FOR” the Board’s director nominees.

How do abstentions, unmarked proxy cards and broker non-votes affect the voting results?

Abstentions: Abstentions will not count as votes cast “for” or “against” a matter, and therefore will not affect the voting results.

Unmarked proxy cards: If you sign and return a proxy card or voting instruction card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, in accordance with the Board’s recommendations.

Broker Non-Votes: If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide your broker with instructions as to how to vote such shares, your broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by NYSE rules. As explained under “What constitutes a quorum at the 2018 Annual Meeting” on page [__], we do not expect there to be any broker non-votes at the 2018 Annual Meeting given the contested nature of the election.

Please instruct your bank, broker or other holder of record how to vote your shares using the voting instruction form provided by your bank, broker or other holder of record by returning the completed GOLD proxy card or voting instruction form to your bank, broker or other holder of record or following the instructions provided by your bank, broker or other holder of record for voting your shares over the Internet or telephonically.

How do I vote my 401(k) Plan shares?

To vote your Campbell Soup Company 401(k) Retirement Plan shares, you must sign and return the proxy card or vote via the Internet or telephone as instructed in the proxy materials. If you do not provide voting instructions by [_________], 2018, the trustee will vote your shares in the same proportion as the shares of other participants for which the trustee has received proper voting instructions.

Where can I find the voting results of the 2018 Annual Meeting?

We expect to announce preliminary voting results at the 2018 Annual Meeting. We will also disclose the voting results on a Form 8-K filed with the SEC on or before [____] 2018.

How are proxies solicited and what is the cost?

This solicitation of proxies is authorized by, and made on behalf of, our Board of Directors, and we will bear the cost.

Proxy solicitation material will be distributed to shareholders, and our directors, officers and employees may communicate with shareholders to solicit their proxies. They will not receive any additional compensation for these activities. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward proxy solicitation material to beneficial owners and seek authority for execution of proxies, and we will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

As a result of the potential proxy solicitation by Third Point, we will incur additional costs in connection with our solicitation of proxies. We have hired Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $[_____]. Innisfree expects that approximately [_____] of its employees will assist in the solicitation. The total amount to be spent for the Company’s solicitation of proxies from shareholders for the 2018 Annual Meeting is estimated to be approximately $[_____] million, approximately $[_____] million of which has been incurred to date.

Attending the 2018 Annual Meeting

How can I attend the 2018 Annual Meeting in person?

The 2018 Annual Meeting will be held at [______________] on [______________], 2018. Directions to [_____________] can be found at [______________]. Doors to the meeting room will open at approximately [________].

Attendance at the 2018 Annual Meeting is limited to shareholders (or their authorized representatives) as of [______________], 2018, and members of their immediate family. All attendees must present proof of share ownership and a valid, government-issued photographic identification to enter the meeting. Cameras, audio and video recorders and similar electronic recording devices will not be allowed in the meeting room. We will also request that all cellular phones, smartphones, tablets, pagers and laptops be turned off.

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ITEM 1 — ELECTION OF DIRECTORS

Our Board has general oversight responsibility for the Company’s affairs pursuant to the New Jersey Business Corporation Act and the Company’s Restated Certificate of Incorporation and By-Laws. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

The Campbell By-Laws give the Board the authority to determine the number of directors. Our Board is currently comprised of 12 directors. All directors stand for election annually. Upon the recommendation of the Governance Committee, the Board has nominated the 12 incumbent directors identified on pages [__] to [__] for election at the 2018 Annual Meeting. Directors are to be elected to hold office until the next Annual Meeting of Shareholders, or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

We have received notice pursuant to Article II of our Bylaws that Third Point intends to nominate its own slate of nominees for election to the Board at the 2018 Annual Meeting. Third Point has indicated its intent to furnish a proxy statement to shareholders of the Company, together with a proxy card. We believe based on Third Point’s notice that the election of directors at the 2018 Annual Meeting will be a contested election. Our Bylaws provide that in a contested election, all directors are to be elected under a plurality voting standard. Under the plurality voting standard, the 12 persons who receive the greatest number of votes cast are the persons elected to the Board. “Withhold” votes will be counted as present for purposes of this vote but are not counted as votes cast. Abstentions will not be counted as votes cast on this proposal.

Your Board does not endorse any of the Third Point nominees and unanimously recommends that you disregard any proxy card or soliciting materials that may be sent to you by Third Point. Your Board affirmatively determined that each of its 12 nominees qualifies for election to the Board under the criteria for director candidates described under “Director Qualifications and Board Composition” on page [ ], and unanimously recommends that you vote on the GOLD proxy card and voting instruction form FOR the election of each of our nominees listed below.

Please note that voting to “Withhold” with respect to the Third Point nominees on Third Point’s proxy card is NOT the same as voting for our Board’s nominees because a vote to “Withhold” with respect to any of the Third Point nominees on Third Point’s proxy card will revoke any proxy you previously submitted. If you have already voted using Third Point’s proxy card, you have every right to change your vote by voting via the Internet or by telephone by following the instructions on the GOLD proxy card, or by completing and mailing the enclosed GOLD proxy card in the enclosed postage-paid envelope. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the 2018 Annual Meeting.

Campbell Soup Company   |   2018 Proxy Statement   13

BACKGROUND ON THE THIRD POINT SOLICITATION

Following a review, which took place prior to the release of the Company’s third-quarter results, the Board initiated a dialogue with Denise M. Morrison, the then-President and Chief Executive Officer of the Company, expressing its dissatisfaction with the performance and execution of the business. After further discussion with the Board, Ms. Morrison agreed with the Board that she would retire, effective as of May 18, 2018. On May 18, 2018, the Company announced Ms. Morrison’s retirement on its third-quarter earnings call and also announced that it would undertake a comprehensive strategic review of the Company. The Company also announced that Keith McLoughlin had been named Interim President and Chief Executive Officer to facilitate an orderly transition in management.

On June 29, 2018, pursuant to applicable U.S. antitrust laws, Third Point provided a letter to the Board stating its intention to file notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to enable certain funds affiliated with Third Point to acquire voting securities of the Company. On July 30, 2018, the waiting periods applicable under the HSR Act with respect to those notifications expired.

On July 6, 2018, Daniel Loeb, Chief Executive Officer and founder of Third Point, and Munib Islam, Partner and the Head of Equities at Third Point, called Mr. McLoughlin and Adam G. Ciongoli, the Company’s Senior Vice President and General Counsel. Mr. Loeb identified Third Point as a shareholder and expressed his views of the Board’s and the Company’s performance. Mr. Loeb asked about the Company’s chief executive officer search as well as the Company’s strategy and portfolio review.

On July 9, 2018, Mr. Loeb called Mr. McLoughlin to suggest that Mr. McLoughlin make another public statement about the Company’s strategic review reiterating that all options were on the table and that the Company set up a data room and sign non-disclosure agreements with potential acquirers.

On August 9, 2018, Third Point filed a Schedule 13D disclosing beneficial ownership of 17,000,000 shares of the Company’s common stock by certain of its funds, representing beneficial ownership of 5.65% of the outstanding shares of the Company’s common stock. On the same date, George Strawbridge, Jr. filed a Schedule 13D disclosing beneficial ownership of 8,323,669 shares of the Company’s common stock, representing beneficial ownership of 2.8% of the outstanding shares of the Company’s common stock. Third Point and Mr. Strawbridge also disclosed that they had entered into an agreement to act together as a group (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) to pursue change at the Company.

On August 22, 2018, Mr. Loeb sent a letter to the Chairman of the Board expressing his view that the Company should be merged or sold.

On August 30, 2018, the Company announced the results of its strategic review process to maximize shareholder value. The Company stated it would refocus its portfolio on core brands in its North American market. The Company also announced it would pursue the divestitures of certain non-core businesses and use the proceeds to reduce debt. The Company’s announcement also noted that the Board had concluded that this was the best path forward at the time, and that the Board remained open and committed to evaluating all strategic options to enhance value in the future.

On September 2, 2018, Mr. McLoughlin reached out to Mr. Loeb and offered to discuss the results of the Company’s strategic review in the event Third Point had any questions.

On September 3, 2018, Mr. Loeb responded to Mr. McLoughlin’s offer, stating that he would get back to Mr. McLoughlin in the coming weeks.

On September 5, 2018, representatives of the Company, including Mr. McLoughlin and Anthony P. DiSilvestro, Senior Vice President and Chief Financial Officer of the Company, met with a stock analyst from Third Point at the Barclays Global Consumer Staples Conference to discuss the Company’s recently released fourth-quarter and full-year earnings, fiscal 2019 guidance and strategy and portfolio review.

On September 7, 2018, the Chairman of the Board received correspondence from Third Point nominating 12 candidates — Franci Blassberg, Matthew Cohen, Sarah Hofstetter, Munib Islam, Lawrence Karlson, Bozoma Saint John, Kurt Schmidt, Raymond Silcock, David Silverman, Michael Silverstein, Mr. Strawbridge and William Toler — for election to the Board at the 2018 Annual Meeting.

Also on September 7, 2018, Third Point and Mr. Strawbridge each filed amendments to their respective Schedule 13Ds disclosing Third Point’s director nominations.

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DIRECTOR QUALIFICATIONS AND BOARD COMPOSITION

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election by shareholders.

Campbell is a manufacturer and marketer of high-quality, branded food and beverage products. A company of our size must have strong governance, as well as leaders who understand our diverse consumers and business needs. The Governance Committee strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. The Governance Committee works with the Board to determine the composition of the Board as a whole, and believes that the current composition of the Board reflects an appropriate mix of skill sets, experience, and qualifications that are relevant to the business and governance of the Company.

The Governance Committee believes that all directors should be persons of the highest personal and professional ethics, integrity and values who abide by exemplary standards of business and professional conduct and demonstrate commitment to representing the long-term interests of the Company’s shareholders. Directors should bring an inquisitive and objective perspective, practical wisdom and mature judgment to the Board and be committed to devoting the time and attention necessary to fulfill their duties and responsibilities. In furtherance of these objectives, the Governance Committee considers a wide range of factors when nominating candidates for election to the Board, including:

■Skills, leadership experience and professional expertise. The Governance Committee is committed to ensuring we have an experienced, qualified Board that has the collective skills, leadership experience and professional expertise gained through work experience and service on other boards, in areas relevant to Campbell, such as:

○Senior Leadership – Is or has been the Chief Executive Officer, Chief Operating Officer or other C-suite officer of a large public or private corporation.

○Rationale: Directors with significant leadership experience over an extended period, including current and former C-suite executives, provide the Company with special insights. These individuals possess exceptional leadership qualities and demonstrate a practical understanding of how large organizations operate, including the importance of talent management and how employee and executive compensation are set. They understand strategy and risk management, and how these factors impact the Company’s operations and controls. They possess recognized leadership qualities and are able to identify and develop leadership qualities in others.

○Industry - Has experience in the food or consumer products industry, or other complementary field, such as retail.

○Rationale: Directors with experience in dealing with consumers, particularly in the areas of producing and selling products or services to consumers, provide valuable insights to the Company. These directors have experience with consumer engagement and can provide valuable market and consumer insights, as well as contribute a broad understanding of industry trends. They understand consumer needs, recognize products that might resonate with consumers, and identify potential changes in consumer trends and buying habits. Directors with experience in complementary industries, such as the retail industry, also bring important perspectives and knowledge to the Board, including insights with respect to customers and new models of commerce. Given the continuously evolving retail landscape, directors with consumer and retail experience are essential.

○Marketing – Has experience in marketing, brand management, or marketing strategy.

○Rationale: Directors with experience identifying, developing and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results, including by helping the Company understand and anticipate evolving marketing practices.

○Strategic Transactions; Mergers & Acquisitions – Has experience with complex strategic transactions, including mergers, acquisitions and divestitures, as well as the successful integration of acquired businesses.

○Rationale: Our strategy calls for Campbell to be a leading snacks and simple meals company, focused on our core North American market. To achieve this, we recently announced our plans to pursue the divestiture of our Campbell Fresh and Campbell International businesses. Our strategy is also highly dependent on our ability to successfully integrate Snyder’s-Lance and Pacific Foods. Directors who have experience leading organizations through significant strategic transactions, including acquisitions, divestitures and integration, will provide guidance and oversight as the Company implements its strategy. Also, as the Board is committed to evaluating all strategic options to enhance shareholder value, directors

Campbell Soup Company   |   2018 Proxy Statement   15

   with strategic transaction experience will provide valuable leadership to the Board’s consideration of these matters.

○Capital Allocation – Has experience allocating capital resources across a large enterprise.

○Rationale: Directors with experience allocating capital for large enterprises will provide valuable insights as the Company continues to reduce costs, optimize its manufacturing network and efficiently allocate capital among its brands in accordance with each brand’s assigned portfolio role. Having directors who can advise on appropriate areas for capital investment is important to achieving our strategic and financial objectives.

○Financial Expertise – Has experience in and an understanding of financial reporting and accounting processes and complex financial transactions.

○Rationale: Directors with an understanding of financial reporting and accounting processes, particularly in large, global businesses, provide an important oversight role. The Company employs a number of financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

○Information Technologies – Has experience with information technology and security, digital marketing or e-commerce.

○Rationale: The Company is focused on driving growth in e-commerce and using digital marketing as a way of reaching today’s consumers. Directors with experience in those fields are therefore able to provide insights that help the Company advance its strategies in the rapidly changing digital and e-commerce landscapes. In addition, directors with expertise in information technology and security provide helpful oversight with respect to cybersecurity matters and the use of technology to enhance efficiency of operations.

○Long-Term, Significant Shareholder – Has the perspective of an investor who is interested in the long-term prospects of the Company.

○Rationale: A director who is also a long-term, significant shareholder of the Company is aligned with our shareholders by being focused on the long-term health and vitality of the Company, and establishing a solid foundation for future growth and profitability.

○Corporate Governance Experience – Has experience in the corporate governance of sophisticated public or private entities.

○Rationale: Good corporate governance accompanies and greatly aids the Company’s long-term business success and furthers the goals of greater transparency and accountability.

○Public Company Board Experience – Has sufficient applicable experience to understand fully the legal and other responsibilities of an independent director of a U.S.-based public company.

○Rationale: Having directors with experience serving as directors of other U.S. public companies helps ensure the Board deeply understands its duties.

■Enhancing the Board’s diversity. Although the Board does not have a specific diversity policy, the Governance Committee takes into account a nominee’s ability to contribute to the diversity of skills, backgrounds and experience of the Board. It considers the race, ethnicity, gender, age, cultural background and professional experience of each nominee and of the Board as a whole. For this year’s election, the Board has nominated 12 individuals who bring valuable diversity to the Board. Their collective experience covers a wide range of countries, geographies and industries. We have a number of directors who have lived, worked and been educated outside of the United States. The Board’s 12 director nominees range in age from 51 to 72. Four of these director nominees, or 33% of our current Board, are women.

■Ensuring a balanced mix of tenures. The Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of our business and others who bring a fresh perspective. We expect our average director tenure to continue to evolve over the next several years as current directors approach retirement and new members are recruited. We have added four new directors to our Board since 2016. The average tenure of our director nominees is approximately 10.7 years.

■Complying with applicable independence standards and policies on conflicts. The Governance Committee considers potential competitive restrictions, other positions the director has held or holds (including other board memberships) and director independence. It believes that any nominee for election to the Board should be willing and able to devote the proper time and attention to fulfill the responsibilities of a director and have no conflicts of interest arising from other relationships or obligations.

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The Board has carefully considered whether the slate of director nominees, taken as a whole, fulfills the objectives for Board composition noted above. The director nominees collectively have a mix of various skills and qualifications, as set forth in the skills matrix below. These collective attributes enable the Board to provide insightful leadership as it strives to advance our strategies and deliver returns to shareholders.

See Director biographies beginning on page [__] for further detail.

DIRECTOR NOMINEES RECOMMENDED BY THE BOARD

The Board has nominated the 12 individuals appearing below for election by shareholders at the 2018 Annual Meeting. All director nominees listed in this proxy statement, other than Maria Teresa Hilado, were also nominated by the Board and elected by the shareholders at the 2017 Annual Meeting of Shareholders. Ms. Hilado was unanimously elected by the directors to the Board on March 21, 2018. Ms. Hilado was identified and presented to the Governance Committee for consideration by a third-party search firm. See pages [__] and [__] for more information on the director nomination process.

Each year, prior to recommending a slate of directors to the Board for nomination, the Governance Committee conducts an assessment of incumbent directors to review their qualifications and contributions to the Board. In fiscal 2018, the director review process was strengthened by having an independent third-party corporate governance consulting firm conduct an individual review of each incumbent director. The third-party firm provided the results of its review to the Governance Committee, and also provided feedback directly to each incumbent director on how he or she could better contribute to our Board. After reviewing the qualifications and performance of each director, the Governance Committee recommended each incumbent director as a nominee for election at the 2018 Annual Meeting.

As described in our Corporate Governance Standards, it is the policy of the Board that no person may stand for election to the Board after reaching age 72. However, upon recommendation of the Governance Committee, the Board may waive this policy if it determines that because of the individual’s unique capabilities and/or due to special circumstances, such re-nomination is in the best interests of the Company and its shareholders. This year, when conducting its annual assessment of incumbent directors in advance of its recommendation of a slate of nominees for approval by the Board, the Governance Committee took into account that Bennett Dorrance had reached age 72. The Governance Committee determined that Mr. Dorrance’s status as a descendent of the Company’s founder and a significant shareholder give Mr. Dorrance unique capabilities as a director. As a result, the Governance Committee recommended to the Board that it waive the retirement age policy to permit Mr. Dorrance to stand for re-election at the 2018 Annual Meeting. The Board concurred with the Governance Committee’s recommendation, and all members of the Board approved Mr. Dorrance’s re-nomination. Mr. Dorrance and Ms. Malone recused themselves from all Committee and Board discussions of the waiver, and abstained from both votes.

All of the nominees are independent directors, except Mr. McLoughlin. If a nominee becomes unable or unwilling to serve, proxies will be voted for the election of such person as shall be designated by the Board to replace such nominee, or, in lieu thereof, the Board may reduce its size. The Board knows of no reason why any nominee would be unable or unwilling to serve. Except as otherwise specified on your proxy card, proxies will be voted for election of the nominees named on pages [__] through [__].

Biographical information, including the specific experience, qualifications and skills of each of the director nominees is included below.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES

Campbell Soup Company   |   2018 Proxy Statement   17

Independent Director Since: 2017 Age: 51 Committee Memberships: ●Compensation and Organization ●Governance

FABIOLA R. ARREDONDO

Biography
Fabiola R. Arredondo has been the Managing Partner of Siempre Holdings, a private, single family investment office based in Greenwich, Connecticut, since 2001. Ms. Arredondo previously held senior operating roles at Yahoo! Inc., the British Broadcasting Corporation (BBC) and Bertelsmann SE & Co. KGaA. Ms. Arredondo received a bachelor’s degree in political science from Stanford University, and a master of business administration from Harvard Business School.

Skills and Qualifications
Ms. Arredondo brings a wealth of operational and board experience across the digital ecosystem, including business model transformations and developing e-commerce distribution networks in response to the shifting consumer landscape.

Other Public Company Boards Burberry plc, 2015 – present Experian plc, 2007 – 2016 Saks Inc., 2012 – 2013

Independent Director Since: 2017 Age: 55 Committee Memberships: ●Audit ●Finance and Corporate Development

HOWARD M. AVERILL

Biography
Howard M. Averill served as Executive Vice President and Chief Financial Officer of Time Warner Inc., a global media and entertainment company, from January 2014 until June 2018. Mr. Averill previously served as Executive Vice President, Chief Financial Officer of Time Inc. from 2007 through the end of 2013. Prior to joining Time Inc., Mr. Averill spent 10 years at NBC Universal in a variety of financial roles. Earlier in his career, Mr. Averill worked in strategic planning for PepsiCo, Inc. Mr. Averill received a bachelor’s degree in economics from the University of Vermont, and a master of business administration with a concentration in finance from the Kenan-Flagler Business School at the University of North Carolina – Chapel Hill.

Skills and Qualifications
Mr. Averill has significant executive leadership experience, particularly in the areas of finance, accounting, mergers and acquisitions, and strategic planning. As a result of his executive position with a leading media and entertainment company, Mr. Averill also brings digital media expertise and knowledge of information technology and security to the Campbell Board.

Other Public Company Boards None in the past 5 years

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Independent Director Since: 1989 Age: 72 Committee Memberships: ●Compensation and Organization ●Governance (Co-Chair)

BENNETT DORRANCE

Biography
Bennett Dorrance is Managing Director of DMB Associates, a real estate development firm headquartered in Phoenix, Arizona that he co-founded in 1984, which specializes in large, master-planned communities. Mr. Dorrance received a bachelor’s degree in liberal arts, with a minor in economics, from the University of Arizona.

Skills and Qualifications
Mr. Dorrance brings expertise in real estate development, entrepreneurship and operational management to the Campbell Board. In addition, as a descendent of Campbell Soup Company’s founder and a significant shareholder, Mr. Dorrance has extensive knowledge of Campbell’s history, organization and culture, and adds the perspective of a long-term, highly committed director and shareholder to the deliberations and decisions of the Board.

Other Public Company Boards Insight Enterprises, Inc., 2004 – May, 2018

Independent Director Since: 2018 Age: 54 Committee Memberships: ●Audit ●Finance and Corporate Development

MARIA TERESA (TESSA) HILADO

Biography
Maria Teresa (Tessa) Hilado was Executive Vice President and Chief Financial Officer of Allergan plc, a global pharmaceutical company, from December 2014 until February 2018. Prior to joining Allergan, Ms. Hilado served as senior vice president, finance and treasurer of PepsiCo, Inc. from 2009 until 2014. She previously served as vice president and treasurer for Schering-Plough Corp. from 2008 to 2009 and spent more than 17 years with General Motors Co. in leadership roles of increasing responsibility, including assistant treasurer and CFO, GMAC Commercial Finance. Ms. Hilado received a bachelor’s degree in management engineering from Ateneo de Manila University in the Philippines, and a master of business administration from the Darden School of Business at the University of Virginia.

Skills and Qualifications
Ms. Hilado has more than three decades of demonstrated financial expertise in leading roles at several large, global corporations. She has extensive experience in global finance, treasury, mergers and acquisitions and business development, as well as experience in the automotive, consumer packaged goods and health care industries.

Other Public Company Boards Zimmer Biomet Holdings, Inc., August, 2018 – present H.B. Fuller Company, 2013 – present Bausch + Lomb, 2013

Campbell Soup Company   |   2018 Proxy Statement   19

Independent Director Since: 2002 Age: 71 Committee Memberships: ●Compensation and Organization ●Governance (Co-Chair)

RANDALL W. LARRIMORE

Biography
Randall W. Larrimore served as President and Chief Executive Officer of United Stationers Inc., a wholesaler and distributor of office products, from 1997 until his retirement in 2002. Prior to joining United Stationers (now known as Essendant), he was President and Chief Executive Officer of MasterBrand Industries, Inc. (now known as Fortune Brands Home and Security), Chairman and Chief Executive Officer of Master Lock Company, and Chairman of Moen Incorporated. Mr. Larrimore also served as President of Beatrice Home Specialties, and held executive positions at PepsiCo, including the position of President of Pepsi-Cola Italy. Earlier in his career, Mr. Larrimore was a senior consultant with McKinsey & Company in their consumer packaged goods practice, and worked in brand management with Richardson-Vicks (now part of Procter & Gamble). Mr. Larrimore was also a Captain in the U.S. Army Reserves. Mr. Larrimore received a bachelor’s degree from Swarthmore College with a major in economics, and a master of business administration from Harvard Business School.

Skills and Qualifications
Mr. Larrimore has extensive executive leadership and board experience, business acumen and considerable knowledge of the packaged goods industry. He also brings expertise in marketing, sales, strategic planning and mergers and acquisitions to the Campbell Board.

Other Public Company Boards Olin Corporation, 1998 – present

Independent Director Since: 2014 Age: 57 Committee Memberships: ●Audit ●Compensation and Organization

MARC B. LAUTENBACH

Biography
Marc B. Lautenbach has served as President and Chief Executive Officer at Pitney Bowes Inc., a global technology company, since 2012. Before joining Pitney Bowes, Mr. Lautenbach spent 27 years in senior leadership roles at International Business Machines Corporation (IBM), a global technology services company, most recently serving as Managing Partner, North America, IBM Global Business Services. Mr. Lautenbach received a bachelor’s degree from Denison University, where he graduated Magna Cum Laude and was inducted into Phi Beta Kappa. He received a master of business administration with a concentration in finance from the Kellogg Graduate School of Management at Northwestern University.

Skills and Qualifications
As a sitting chief executive officer, Mr. Lautenbach brings executive leadership experience to the Campbell Board. He possesses substantial operational experience in the technology field, as well as marketing, sales and product development experience. Mr. Lautenbach has worked with a broad range of customers and clients, and has significant international experience.

Other Public Company Boards Pitney Bowes Inc., 2012 – present

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Independent Director Since: 1990 Age: 68 Committee Memberships: ●Finance and Corporate Development ●Governance

MARY ALICE DORRANCE MALONE

Biography
Mary Alice Dorrance Malone is President of Iron Spring Farm horse breeding and performance centers in Pennsylvania and Florida, which she founded in 1976. She has served for many years on the boards of several non-profit organizations and actively participates in various philanthropic organizations. Ms. Malone received a bachelor’s degree from the University of Arizona.

Skills and Qualifications
Ms. Malone is an entrepreneur, a private investor and an officer of several private companies. She has a keen interest in health and wellness matters and brings valuable insights to the Campbell Board in this area. As a descendent of Campbell Soup Company’s founder and a significant shareholder, she possesses extensive knowledge of Campbell’s history, organization and culture, and the strategic perspective of a long-term, highly committed director and shareholder.

Other Public Company Boards None in the past 5 years

Independent Director Since: 2005 Age: 63 Committee Memberships: ●Audit (Chair) ●Finance and Corporate Development

SARA MATHEW

Biography
Sara Mathew was Chairman of the Board and Chief Executive Officer of The Dun & Bradstreet Corporation, a leading source of commercial data, analytics and insights on business, from July 2010 until her retirement in October 2013. Before assuming the combined role of chief executive officer and chairman, she held a number of other leadership positions at Dun & Bradstreet, including President and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer. In her preceding 18-year career at Procter & Gamble (P&G), a global provider of consumer packaged goods, she held a number of executive positions, including Vice President of Finance with responsibility for Australia, Asia and India, and Comptroller and Chief Financial Officer of the Global Baby Care business unit. She also held positions at P&G in finance, brand management and sales. Ms. Mathew received a bachelor’s degree in chemistry and mathematics from the University of Madras India, and a master of business administration with a concentration in finance and marketing from Xavier University. Ms. Mathew also holds a degree in cost and works accountancy (CWA) from India.

Skills and Qualifications
As a former chairman, chief executive officer and chief financial officer of a global public company, Ms. Mathew brings valuable knowledge and insights in global business and financial matters to the Campbell Board. She also has significant operational management and consumer products experience, as well as extensive experience as a public company director.

Other Public Company Boards State Street Corp., March 2018 – present Freddie Mac, 2013 – present Shire plc, 2015 – present Avon Products, Inc., 2014 – 2016 The Dun & Bradstreet Corporation, 2008 – 2013

Campbell Soup Company   |   2018 Proxy Statement   21

Director Since: 2016 Age: 62

KEITH R. MCLOUGHLIN
Interim President and Chief Executive Officer of Campbell Soup Company

Biography
Keith R. McLoughlin was named interim President and Chief Executive Officer of Campbell Soup Company on May 18, 2018. He has served as a director of Campbell since March 2016. Previously, Mr. McLoughlin was President and Chief Executive Officer of AB Electrolux, a global manufacturer of major household appliances, from 2011 until February 2016. Mr. McLoughlin joined Electrolux in 2003, where he was the President of the Electrolux Home Products North America, Head of Major Appliances in North America and Latin America, Executive Vice President and Head of Global Operations prior to being appointed President and Chief Executive Officer. Before joining Electrolux, Mr. McLoughlin spent 22 years in senior leadership roles at E.I. DuPont de Nemours and Company, leading several consumer brand businesses. Mr. McLoughlin graduated from the United States Military Academy at West Point with a bachelor’s degree in engineering.

Skills and Qualifications
As a present and former chief executive officer for a global enterprise, Mr. McLoughlin possesses significant executive leadership experience and expertise in international business and operations. His additional experience in retail sales, marketing, innovation, strategic planning, and organizational and human resource matters provide valuable insights to the deliberations of the Campbell Board.

Other Public Company Boards Briggs & Stratton Corp., 2007 – present

Independent Director Since: 2009 Age: 69 Committee Memberships: ●Compensation and Organization (Chair) ●Governance

NICK SHREIBER

Biography
Nick Shreiber served as President and Chief Executive Officer of Tetra Pak Group, a global provider of packaging and processing solutions for food, from 2000 until his retirement in 2005. He spent 18 years at Tetra Pak and held a variety of international executive positions, including responsibility for North and South America. Prior to Tetra Pak, Mr. Shreiber was a partner with McKinsey & Co., where he spent eight years with engagement responsibility for major clients in Europe and Latin America, in diverse industrial and service sectors. Mr. Shreiber attended the Instituto Teconologico de Buenos Aires in Argentina, where he graduated Summa Cum Laude with a degree in industrial engineering. He also holds a master of business administration with a concentration in marketing and finance from the International Institute for Management Development (IMD) in Switzerland.

Skills and Qualifications
Mr. Shreiber is an international executive with more than 30 years of senior leadership experience in both line management and management consulting. He has extensive experience in the food industry from the perspective of the value chain and packaging. He also brings valuable expertise on issues relating to leadership, organization and strategy to the Campbell Board.

Other Public Company Boards None in the past 5 years

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Independent Director Since: 2009 Age: 61 Committee Memberships: ●Audit ●Finance and Corporate Development (Chair)

ARCHBOLD D. VAN BEUREN

Biography
Archbold D. van Beuren is Vice Chairman of Brandywine Trust Group, a privately owned trust company providing fiduciary and investment services. Mr. van Beuren served as Senior Vice President and President-Global Sales and Chief Customer Officer for Campbell Soup Company, from 2007 until his retirement in October 2009. Mr. van Beuren joined Campbell in 1983 as an Associate Marketing Manager and served in various positions of increasing responsibility, including President of Godiva Chocolatier and President of a division responsible for the North America Foodservice business and the Company’s Canadian, Mexican and Latin American businesses. Mr. van Beuren received a bachelor of arts degree from Yale University, and a master of business administration with a concentration in finance from Columbia University Business School.

Skills and Qualifications
Mr. van Beuren brings wide-ranging skills in operational and financial management and extensive knowledge of Campbell, its customers, its products and the food industry to the Board. He is also a descendant of the founder of Campbell Soup Company and adds the perspective of a long-term, highly committed shareholder to the Board’s discussions.

Other Public Company Boards None in the past 5 years

Independent Director Since: 2003 Age: 68 CHAIRMAN OF THE BOARD

LES C. VINNEY

Biography
Les C. Vinney has served as non-executive Chairman of the Board of Campbell Soup Company since November 1, 2015. Mr. Vinney served as President and CEO of STERIS Corporation, a provider of infection prevention and surgical products and services, from 2000 until 2007, and served as Senior Advisor to STERIS until his retirement in 2009. Prior to becoming President and Chief Executive Officer, he was Senior Vice President and Chief Financial Officer of STERIS. Mr. Vinney received a bachelor’s degree in political science and economics from Cornell University, and a master’s degree in business, with distinction, with concentrations in accounting and finance from Cornell University. Mr. Vinney is also a former CPA.

Skills and Qualifications
Mr. Vinney brings executive leadership and management experience to the Campbell Board. His experience in the healthcare industry is especially valuable to Campbell’s strategic objectives. Mr. Vinney also has significant expertise in the areas of accounting, finance and strategic planning.

Other Public Company Boards Patterson Companies, Inc., 2008 – September, 2018

In addition to the information above, Appendix A sets forth information relating to our Directors, nominees for Directors, and certain of our officers and employees who may be considered “participants” in our solicitation under the applicable Securities and Exchange Commission’s (“SEC”) rules by reason of their position as Directors of the Company or as nominees for Directors or because they may be soliciting proxies on our behalf.

Your vote is extremely important. The Board of Directors unanimously recommends a vote FOR the election of the above 12 director nominees. The Board does not endorse any of the Third Point nominees and urges you NOT to sign or return the white proxy card sent to you by Third Point.

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CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Board of Directors is responsible for overseeing our business, and the competence and integrity of our management, to serve the long-term interests of our shareholders. The Board believes that sound corporate governance is essential to effective fulfillment of its oversight responsibilities. The Board has adopted Corporate Governance Standards, which are reviewed at least annually and updated as needed. The Corporate Governance Standards provide a framework for effective corporate governance of the Company. You can find a copy of our Corporate Governance Standards, along with the charters of the four standing Board committees, our Certificate of Incorporation and Bylaws, and our Policy Concerning Transactions with Related Persons, in the corporate governance section of our website at www.campbellsoupcompany.com. Some highlights of our corporate governance include:

■	Eleven (11) out of twelve (12) directors are independent
■	Annual election of directors
■	Majority voting standard in uncontested elections with resignation policy (plurality standard applies in contested elections)
■	Independent Board Chairman
■	Independent directors regularly meet in executive session
■	Audit, Compensation and Organization, Finance and Corporate Development and Governance Committees composed entirely of independent directors
■	“Overboarding” limits
■	Diverse Board in terms of gender, ethnicity, and specific skills and qualifications
■	Robust stock ownership guidelines for directors and executive officers
■	Clawback policy for incentive compensation
■	Shareholder ability to act by written consent and call a special meeting
■	Annual shareholder ratification of independent auditors
■	Board orientation and director education program
■	Annual Board and committee self-evaluations, and individual director evaluations
■	Policy against hedging and pledging (subject to grandfathering) applicable to all directors and executive officers
■	No shareholder rights plan or “poison pill”

BOARD LEADERSHIP STRUCTURE

We have a long-standing tradition of separating the roles of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this is the most appropriate leadership structure for us. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

DIRECTOR INDEPENDENCE

A statement of standards that the Board has adopted to assist it in evaluating the independence of the Campbell Board appears in the Corporate Governance Standards, which can be found in the corporate governance section of our website at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Independence Standards”) describe various types of relationships that could potentially exist between a director and Campbell, and define the thresholds at which such relationships would be deemed material under the New York Stock Exchange (“NYSE”) Corporate Governance Standards. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in the Independence Standards, and (ii) the Board has determined, based on all relevant facts and circumstances, that any other relationship between the director and Campbell, not covered by the Independence Standards, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that each director and director nominee, other than Mr. McLoughlin, is independent under the NYSE Corporate Governance Standards and the Independence Standards.

Each member of the Audit, Compensation and Organization, Finance and Corporate Development, and Governance Committees is an independent director pursuant to all applicable NYSE Corporate Governance Standards and the Independence Standards. In addition, each member of the Audit Committee also meets the additional independence standards for audit committee members established by the SEC, and each member of the Compensation and Organization Committee also qualifies as a “Non-Employee Director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”).

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MAJORITY VOTING

We have a majority vote standard in uncontested director elections. Under our By-Laws, in an uncontested election, each director shall be elected by an affirmative majority of the votes cast to hold office until the next annual meeting and until his or her successor is elected and has qualified. In contested elections, including the election of directors at our 2018 Annual Meeting, a plurality vote standard shall apply. Shareholders may vote “for” or “against” each nominee, or they may “abstain” from voting on a nominee; however, abstentions will have no effect in determining whether the required majority vote has been obtained.

In the event an incumbent director fails to receive an affirmative majority of the votes cast in an uncontested election, the Corporate Governance Standards provide that the director shall tender his or her resignation. The Governance Committee and the Board will then consider and take appropriate action on such offer of resignation in accordance with the Corporate Governance Standards. The resignation policy set forth in the Corporate Governance Standards does not apply to contested elections.

PROCESS FOR NOMINATION AND EVALUATION OF DIRECTOR CANDIDATES

The Governance Committee is responsible for evaluating the qualifications of director candidates and recommending director nominees for approval by the Board and nomination for election at the annual meeting of shareholders.

Re-Nomination of Incumbent Directors. Our Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the annual meeting. The Governance Committee conducts its assessment annually in advance of its recommendation of a slate of director nominees for approval by the Board. In fiscal 2018, each incumbent director was evaluated in light of the criteria in the Corporate Governance Standards and the factors described on page [__] with respect to the qualification of directors and the composition of the Board. In fiscal 2018, the director review process was strengthened by having an independent third-party corporate governance consulting firm conduct an individual review of each incumbent director. The third-party firm then provided feedback directly to each incumbent director on how he or she could better contribute to the Board. In addition, the Co-Chairs of the Governance Committee solicit an assessment of each director from the Chairman of the Board and the Chief Executive Officer.

Evaluation of New Nominees. When identifying potential director candidates — whether to replace a director who has retired or resigned or to expand the Board to gain additional capabilities — the Governance Committee determines the skills, experience and other characteristics that a potential nominee should possess in light of the composition and needs of the Board and its committees. The Governance Committee also considers whether or not the nominee would be considered independent under the NYSE Corporate Governance Standards and the Independence Standards.

All candidates considered by the Governance Committee for recommendation to the Board as director nominees are evaluated in light of the criteria in the Corporate Governance Standards and the factors and objectives described on page [__]. The Governance Committee will also consider the assessment of any search firm it has retained and the background information such firm provides on any person it recommends for consideration. The Chairman of the Board, the Co-Chairs of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors may also interview these candidates.

The Governance Committee has engaged a search firm to provide and to help vet candidates for vacant Board seats, as well as to develop an ongoing list of potential candidates.

Although not required to do so, the Committee may consider candidates proposed by our directors or our management and may also retain an outside firm to help identify and evaluate potential nominees. The Committee will also consider nominations from shareholders. The nominee evaluation process is the same whether the nomination comes from a Board member, management, a search firm or a shareholder. If the Committee recommends a candidate to the Board, the Board may – as with any nominee – either accept or reject the recommendation.

Shareholder Recommendations. Shareholders who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103. The recommendation must include the following information:

1.	The candidate’s name and business address;
2.	A resume or curriculum vitae, which describes the candidate’s background and demonstrates that he or she meets the qualifications set forth on page [__];
3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved during the last ten years; and
4.	A statement from the shareholder recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareholder is the beneficial owner of such shares.

Shareholders who wish to propose a director nominee at an annual meeting must follow the advance notice procedures contained in our By-Laws, which include notifying the Corporate Secretary at least 60 but not more than 90 days before the first anniversary of the prior year’s annual meeting. Based on this year’s annual meeting date of [________], 2018, a notice will be considered timely for the 2019 Annual Meeting of Shareholders if our Corporate Secretary receives it no earlier than [________], 2019, and no later than [________], 2019. Please see “Submission of Shareholder Proposals for 2019 Annual Meeting” on page [__] for additional information.

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EVALUATIONS OF BOARD PERFORMANCE

The Governance Committee leads annual evaluations of Board and committee performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In fiscal 2018, the Governance Committee engaged an independent third-party corporate governance consulting firm to conduct an assessment of the Board as a whole, as well as each individual director as discussed above. The third party’s evaluation process included reviewing public filings, board and committee materials and processes and prior board evaluations, as well as engaging each Board member with tailored written questions and oral interviews. The results of the Board evaluation were provided to, and discussed with, the full Board. Individual director feedback was discussed in detail with each director by the third-party firm. Also in fiscal 2018, each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter, and reported on the results of its evaluation to the Board.

TRANSACTIONS WITH RELATED PERSONS

Under our written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which Campbell was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000 and any related person had or will have a direct or indirect material interest, as well as any material amendment to or modification of such a transaction, unless the transaction falls into one of the categories deemed to have been approved in advance.

In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest. The Co-Chairs of the Governance Committee (or, if a transaction involves one of the Committee Co-Chairs, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved or ratified by the Co-Chairs or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

During the period from July 31, 2017 through the date of this proxy statement, the transactions described below, in which Campbell was a participant, the amount involved exceeded $120,000, and a related person had or will have a direct or indirect material interest, occurred.

In fiscal 2018, the Company entered into a severance agreement with Bethmara Kessler, former Senior Vice President – Integrated Global Services. The agreement provides for 104 weeks of base salary and certain other benefits under the Campbell Soup Company Severance Pay Plan for Salaried Employees, as further described on page [__]. In addition, Ms. Kessler received an additional 22 weeks of salary and benefits, with a value of $221,949.

BOARD OVERSIGHT OF ENTERPRISE RISK

Enterprise risk management (“ERM”) is an integral part of our business processes. Senior management is primarily responsible for establishing policies and procedures designed to identify, assess and manage the Company’s significant risks. We have an ERM steering committee, comprised of the members of our Campbell Leadership Team and supported by other executives with subject-matter expertise, that provides oversight of enterprise risks and our processes to identify, measure, monitor and manage these risks.

The Board oversees the ERM process, including reviews of the most significant risks the Company faces and the manner in which our executives manage these risks. In accordance with NYSE Corporate Governance Standards, the Audit Committee charter assigns to that committee the responsibility to review our policies and procedures with respect to risk assessment and risk management. At the Audit Committee’s recommendation, the Board adopted a framework pursuant to which it delegated oversight for certain categories of enterprise risks to each of its standing committees, as shown below. Each committee provides periodic reports to the Board regarding its oversight of these enterprise risks. This structure enables the Board and its Committees to coordinate the risk oversight role. We believe that the separation of the Chairman and CEO roles further supports the Board’s risk oversight role.

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Responsibility for Risk Oversight – Campbell Board and Committees

Full Board	Audit Committee	Compensation and Organization Committee	Finance and Corporate Development Committee	Governance Committee
●Strategy	●ERM policies and procedures	●Compensation policies and practices	●Capital management and structure	●Governance risks
●Operations	●Financial statements and financial reporting processes	●Executive incentive compensation and stock ownership	●Liquidity and credit matters	●Director compensation
●Market dynamics, including competition and consumer/customer trends	●Accounting and audit matters	●Executive retention and succession planning	●Investment policies, strategies and guidelines	●Review of transactions with related persons
●Significant portfolio transactions (e.g., acquisitions, divestitures, restructurings, joint ventures)	●Information technology and security	●Risk assessment of incentive compensation programs	●Financial plan
●Regulatory	●Legal and compliance matters

CORPORATE RESPONSIBILITY

At Campbell, we are guided by our purpose – Real food that matters for life’s moments. Our consumers trust us to govern ourselves in a way that is conscious of our impact on the planet, our people and society as a whole. For this reason, we put corporate responsibility and sustainability at the heart of our purpose and core business strategies. At Campbell, we define corporate responsibility and sustainability around four key pillars of grown, sourced, produced and shared, which reflect our efforts across our value chain, from the farm to the family. This work is focused on protecting natural resources on farms, ensuring an ethical and traceable supply chain, promoting stewardship of natural resources in our own operations and advancing nutrition and well-being globally. We publish an annual report that describes our corporate responsibility and sustainability initiatives and our progress in these areas.

At Campbell, our governance structure helps us to successfully integrate corporate responsibility and sustainability into our everyday operations. This structure begins with the support of our executive team and oversight by the Board of Directors. Annual updates on corporate responsibility and sustainability are provided to the Audit Committee, and progress against defined corporate responsibility metrics is a component of our annual incentive compensation program.

Learn More About Corporate Responsibility at Campbell
We invite you to view our 2018 Corporate Responsibility Report at www.campbellcsr.com

THE BOARD’S ROLE IN TALENT DEVELOPMENT

The Board believes that effective talent development and human capital management are important to Campbell’s continued success. The Board is involved in leadership development and oversees succession planning. The Board appointed Mr. McLoughlin Interim President and Chief Executive Officer effective May 18, 2018, and the Board is undertaking a thorough process to identify, evaluate and select a permanent President and Chief Executive Officer to execute Campbell’s strategy.

The Board conducts at least one meeting each year at which the Board reviews the Company’s talent strategies, leadership pipeline and succession plans for key executive positions. The Compensation and Organization Committee oversees the process of succession planning and implements programs to retain and motivate key talent.

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DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors participate in the Company’s director orientation program. This orientation program is designed to familiarize new directors, through a review of background material, meetings with senior management and plant and facility tours. The orientation allows new directors to become familiar with the Company’s business and strategic plans; significant financial matters; core values, including ethics, compliance programs and corporate governance practices; and other key policies and practices.

We maintain a formal program of continuing education for directors. The Governance Committee is responsible for the administration of the program, which expects each Director to complete a total of 16 hours of director continuing education over the course of two years. Directors may meet this expectation through a combination of Company-sponsored courses or events, in-person or online director education programs sponsored by outside parties, online training courses offered as part of our compliance training program for employees, and certain other educational experiences as may be approved by the Governance Committee from time to time.

DIRECTOR SERVICE ON OTHER PUBLIC COMPANY BOARDS

The Board recognizes that service on other public company boards provides valuable governance and leadership experience that benefits Campbell. The Board also believes, however, that it is critical that directors dedicate sufficient time to their service on the Company’s Board. Directors are expected to advise the Chair of the Governance Committee in advance of accepting an invitation to serve on another board of directors or become affiliated with another entity. The Governance Committee or its designee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on another board or affiliation with another entity may impede the director’s ability to fulfill his or her responsibilities to Campbell.

Our Corporate Governance Standards provide that:

●	A director who also serves as a CEO or equivalent position may not serve on more than one other public company board;
●	Other directors may not serve on more than four other public company boards; and
●	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

All directors are in compliance with this policy.

CODE OF ETHICS

The Company has a Code of Ethics and Business Conduct (“Code”) for its directors, officers, and employees. The Code is reviewed regularly for appropriate updates, and employees, officers, and directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.campbellsoupcompany.com. The Code can be found on the Company’s website at www.campbellsoupcompany.com.

COMMUNICATING WITH THE BOARD

Interested persons may communicate with the full Board of Directors or the non-management directors by writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Our Corporate Secretary receives and processes all communications and will refer relevant and appropriate communications to the Chairman. Depending upon the nature of the concern, it may be referred to the Company’s Corporate Audit Department, Legal Department or Finance Department, or other appropriate departments.

Any concerns about Campbell’s governance, corporate conduct, business ethics or financial practices may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries where we have operations, please see the instructions listed in the corporate governance section of our website at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

Campbell policy prohibits the Company and any of our employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it.

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BOARD MEETINGS AND COMMITTEES

Director Attendance

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2018, the Board of Directors held six regular meetings and four special meetings. All directors attended at least 87% of scheduled Board meetings and meetings held by committees of which they were members.

All incumbent directors are expected to attend the 2018 Annual Meeting. All of the directors who were standing for re-election attended the 2017 Annual Meeting of Shareholders.

Board Committee Structure

The Board has established four standing committees as of the record date: the Audit Committee; the Compensation and Organization Committee; the Finance and Corporate Development Committee; and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are approved by the Board. The committee charters are available in the corporate governance section of the Company’s website at www.campbellsoupcompany.com. Actions taken by any of the standing committees are reported to the Board. All members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

Information regarding membership in the standing committees as of the date of this proxy, the number of meetings held by each committee in fiscal 2018, the principal responsibilities of the standing committees, and other relevant information are described in the tables that follow.

AUDIT COMMITTEE Meetings in fiscal 2018: 14 Committee Members: Sara Mathew (Chair) Howard M. Averill Maria Teresa Hilado Marc B. Lautenbach Archbold D. van Beuren

Primary Responsibilities

●Evaluates the performance of and appoints the independent registered public accounting firm;
●Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;
●Reviews the effectiveness of the Company’s systems of internal control over financial reporting;
●Reviews the performance and resources of the internal audit function, which reports directly to the Audit Committee;
●Reviews the Company’s policies and practices with respect to risk assessment and risk management;
●Reviews any material breaches of information technology security;
●Reviews the financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;
●Reviews the quarterly financial results and related disclosures;
●Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships that the independent registered public accounting firm has with Campbell; and
●Reviews the legal compliance and ethics program and Code of Business Conduct and Ethics.

Financial Expertise and Financial Literacy

The Board has determined that Sara Mathew, Howard Averill and Maria Teresa Hilado are audit committee financial experts, as defined by the SEC rules, and that all members of the Audit Committee are financially literate within the meaning of the NYSE Corporate Governance Standards.

Report

The Audit Committee report begins on page [__] of this proxy statement.

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COMPENSATION AND ORGANIZATION COMMITTEE Meetings in fiscal 2018: 9 Committee Members: Nick Shreiber (Chair) Fabiola R. Arredondo Bennett Dorrance Randall W. Larrimore Marc B. Lautenbach

Primary Responsibilities

●Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;
●Reviews and approves the salaries and incentive compensation for senior executives, including the Chief Executive Officer, and total incentive compensation to be allocated annually to employees;
●Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;
●Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;
●Reviews major organizational changes and executive organization and principal programs for executive development;
●Reviews and recommends to the Board significant changes in the design of employee benefit plans; and
●Conducts an annual assessment of the independence of any outside advisor it chooses to retain.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks. No member of the Committee has ever been an officer or employee of Campbell, and none of the members has any relationship required to be disclosed under this caption under the rules of the SEC. In addition, no executive officer of Campbell served on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.

Report

The Compensation and Organization Committee report is on page [__] of this proxy statement.

FINANCE AND CORPORATE DEVELOPMENT COMMITTEE Meetings in fiscal 2018: 6 Committee Members: Archbold D. van Beuren (Chair) Howard M. Averill Maria Teresa Hilado Mary Alice D. Malone Sara Mathew

Primary Responsibilities

●Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;
●Reviews and recommends changes to our capital structure;
●Reviews and recommends the financing plan, dividend policy and capital budget;
●Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests; and
●Reviews financial risks and the principal policies, procedures and controls with respect to investment and derivatives, foreign exchanges and hedging transactions.

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GOVERNANCE COMMITTEE Meetings in fiscal 2018: 5 Committee Members: Bennett Dorrance (Co-Chair) Randall W. Larrimore (Co-Chair) Fabiola R. Arredondo Mary Alice D. Malone Nick Shreiber

Primary Responsibilities

Review and make recommendations to the Board regarding:

●The organization and structure of the Board;
●Qualifications for director candidates;
●Candidates for election to the Board;
●Committee chairs and Board Committee assignments;
●Candidates for the position of Chairman of the Board;
●Evaluation of the Chairman’s performance; and
●Amount and design of compensation for non-employee directors, including stock ownership guidelines.

The Governance Committee oversees the annual Board, committee and individual director evaluation processes and administers the director education program. The Committee also reviews any transaction with a related person in accordance with the Board’s policy concerning such transactions, as further described on page [__].

COMPENSATION OF DIRECTORS

We strive to recruit and retain highly qualified non-employee directors who will best represent our shareholders’ interests. Each year, the Governance Committee reviews the amount and design of the compensation program for non-employee directors to ensure that the compensation we offer supports our objectives and is consistent with non-employee director compensation within our Compensation Peer Group.

In fiscal 2018, the Governance Committee benchmarked our non-employee director compensation against our Compensation Peer Group and other large, public companies and assessed the appropriateness of the form and amount of our non-employee director compensation. Based on this review, the Governance Committee recommended to the Board and the Board approved holding the 2018 retainers at the 2017 levels. The Board concluded that maintaining the retainers was appropriate to support its director recruitment and retention objectives, while recognizing the Company’s ongoing cost-cutting efforts. The Board believes that continuing to pay a larger proportion of the annual retainer in Company stock serves to further align director compensation and shareholders’ interests.

Additionally, our 2015 Long-Term Incentive Plan, which was approved by our shareholders at the 2015 Annual Meeting of Shareholders, caps the maximum aggregate dollar value of equity awards that can be made to any individual non-employee director in a calendar year at $500,000. All stock grants made in fiscal 2018 to non-employee directors were significantly below this amount. See the “2018 Director Compensation” table below for specific values.

The table below sets forth the components of non-employee director compensation for 2018:

Annual Cash Retainer:	$119,000
Annual Stock Retainer:	$129,000
Committee Chair Retainers:	$25,000 for Audit Committee
$20,000 for Compensation and Organization Committee
$15,000 for Finance and Corporate Development Committee
$15,000 for Governance Committee
Audit Committee Member Retainer:	$7,500
Chairman’s Annual Retainer:	$350,000

All non-employee director compensation is paid in January. The retainers for Committee chairs, Audit Committee members and the Chairman of the Board are in addition to the annual cash and stock retainers paid to all non-employee directors. These additional retainers are delivered 50% in cash and 50% in shares of Campbell stock. Directors may elect to receive shares of Campbell stock in lieu of their cash retainers. There were no changes to these additional retainers in fiscal 2018.

We typically do not pay a Company employee who also serves as a director any additional compensation for serving as a director. Currently, Keith R. McLoughlin is the only director who is also a Company employee. Mr. McLoughlin received his full 2018 non-employee director compensation in January 2018, prior to becoming Interim President and Chief Executive Officer in May 2018. The amounts paid to Mr. McLoughlin as director compensation are included in the Summary Compensation Table, which appears on page [__]. As long as Mr. McLoughlin is serving as Interim President and Chief Executive Officer, he will not receive any additional compensation for serving as a director.

Directors do not receive individual meeting fees. We pay for, provide or reimburse directors for expenses incurred to attend Board and Committee meetings and director education programs. Directors do not have a retirement plan or receive any benefits such as life or medical insurance. Directors do receive business travel and accident insurance coverage.

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Stock Ownership Guidelines

Under our Corporate Governance Standards, each director is expected, within five years of first joining the Board, to own Campbell stock or hold deferred stock units that have a value equal to five times the annual cash retainer. As of the date of this proxy statement, each of our directors has met or is on track to meet this guideline.

Policy on Pledging

In September 2013, the Board adopted a policy that prohibits any director or executive officer from pledging any shares of Campbell common stock that he or she owns or controls, directly or indirectly, as security under any obligation on a prospective basis. Directors who had pledged shares as of September 25, 2013 are expected to reduce the number of shares pledged in a reasonable manner over time. See the footnotes following the Ownership of Directors and Executive Officers table on page [__] for additional information regarding shares subject to pledge obligations and reductions in the number of shares pledged.

Deferred Compensation Plans for Non-Employee Directors

Under our Supplemental Retirement Plan, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page [__] for a description of the material terms of the Deferred Compensation Plan and the Supplemental Retirement Plan.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Total ($)
Fabiola R. Arredondo	$119,000	$129,000		$248,000
Howard M. Averill	$122,750	$132,750	(2)	$255,500
Bennett Dorrance	$126,500	$136,500	(2)	$263,000
Maria Teresa Hilado	$92,063	$99,563		$191,626
Randall W. Larrimore	$126,500	$136,500	(2)	$263,000
Marc B. Lautenbach	$122,750	$132,750	(2)	$255,500
Mary Alice D. Malone	$119,000	$129,000		$248,000
Sara Mathew	$131,500	$141,500	(2)	$273,000
Nick Shreiber	$129,000	$139,000		$268,000
Archbold D. van Beuren	$130,250	$140,250		$270,500
Les C. Vinney	$294,000	$304,000		$598,000

(1)

Amounts reported represent the aggregate grant date fair value of shares issued to each director during fiscal 2018, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts will be included in Note 17 to the Consolidated Financial Statements in our 2018 Form 10-K. Directors are fully vested in stock awards at the time of grant, therefore, there were no unvested stock awards at July 29, 2018.

(2)

In 2018, Messrs. Averill, Dorrance, Larrimore and Lautenbach and Ms. Mathew elected to defer the value of their stock awards. This amount was credited to each individual’s notional account in the Supplemental Retirement Plan and invested in the Campbell Stock Fund, which is indexed to Campbell common stock.

The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

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ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The names of the directors serving on the Audit Committee appear on page [__], immediately below the Audit Committee Report.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for fiscal 2019. PwC or one of its predecessor firms has been retained as the Company’s independent registered public accounting firm continuously since we went public in 1954. Representatives of PwC will be at the 2018 Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from shareholders.

The Audit Committee evaluated PwC’s performance, qualifications and independence in making its determination to re-appoint PwC. The factors considered in the evaluation included:

■

PwC’s performance during fiscal 2018 and in previous fiscal years, including the results of a management survey measuring (i) the quality of PwC’s services, (ii) the sufficiency of PwC’s resources, (iii) PwC’s communication skills and (iv) PwC’s independence and objectivity;

■	PwC’s global reach, expertise and experience in the consumer packaged goods industry;
■	The experience, professional qualifications and education of the PwC engagement team;
■	A review of PwC’s independence program and the processes it uses to maintain independence;
■	The scope of PwC’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and PwC’s peers; and
■	The appropriateness of PwC’s fees for its professional services.

The Audit Committee has the sole authority to approve all engagement fees to be paid to PwC. The Audit Committee regularly meets with the lead audit partner without members of management present, and in executive session with only Audit Committee members present, which provides the opportunity for continuous assessment of the firm’s effectiveness and independence and for consideration of rotating audit firms. In accordance with SEC rules and PwC policies, the firm’s lead engagement partner rotates at least every five years. The Audit Committee and its Chair are involved in the selection of PwC’s lead engagement partner.

The Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm for fiscal 2019 is in the best interests of the Company and its shareholders. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey or our Articles or By-Laws, but as a matter of good corporate governance, the Board is submitting this proposal to shareholders. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. Abstentions will not be counted as votes cast on this proposal. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another audit firm. Even if the appointment is ratified, the Audit Committee may select a different audit firm at any time during the year if it determines that this would be in the best interests of Campbell and its shareholders.

Your Board of Directors Recommends a Vote “For” This Proposal

Campbell Soup Company   |   2018 Proxy Statement   33

Audit Firm Fees and Services

The aggregate fees, including expenses, billed by PwC, for professional services in fiscal 2018 and 2017 were as follows:

Services Rendered	Fiscal 2018	Fiscal 2017
Audit Fees	$6,639,000	$4,489,000
Audit-Related Fees	$26,000	$22,000
Tax Fees	$620,000	$1,353,000
All Other Fees	$5,000	$4,000

The audit fees for the years ended July 29, 2018 and July 30, 2017 include fees for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, quarterly reviews, statutory audits, SEC filings, and accounting consultations. Audit fees for fiscal 2018 also include the impact of the Snyder’s-Lance and Pacific Foods acquisitions and the Tax Cuts and Jobs Acts of 2017.

The audit-related fees for the years ended July 29, 2018 and July 30, 2017 include fees for services related to a pension plan audit.

Tax fees for the years ended July 29, 2018 and July 30, 2017 include fees for services related to tax compliance, including the preparation of tax returns, tax assistance with tax audits, transfer pricing, and tax consulting.

Other fees for the years ended July 29, 2018 and July 30, 2017 include fees associated with the use of accounting, disclosure and technical research software.

All audit, audit-related, tax and other fees described above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled Audit Committee meeting, the Audit Committee has authority to delegate pre-approval authority to one of its members who must report on such pre-approval decisions at the Audit Committee’s next regular meeting. During fiscal 2018, the Audit Committee delegated authority to its Chair to pre-approve additional audit and non-audit services in an amount not to exceed $200,000.

Auditor Independence

PwC has advised us that neither it nor any member of its firm has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. We have made similar inquiries of our directors and executive officers, and we have identified no such direct or indirect interest in PwC.

Audit Committee Report

[TO BE ADDED]

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ITEM 3 — ADVISORY VOTE ON FISCAL 2018 EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that shareholders be given the opportunity to cast an advisory (non-binding) vote on executive compensation. This vote, commonly known as a “Say on Pay” vote, gives shareholders the opportunity to vote for or against named executive officer (“NEO”) compensation during a given fiscal year. Shareholders’ votes are not intended to address any specific item of the compensation program, but rather to address our overall approach to executive compensation as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis beginning on page [__], our compensation program is designed to link pay to Company, division and individual performance, and reward achievements in those areas accordingly. The objectives of the executive compensation program are to:

■	Align the financial interests of our NEOs with those of our shareholders, in both the short and long term;
■	Provide incentives for achieving and exceeding our short- and long-term goals;
■

Attract, motivate and retain key executives by providing total compensation opportunities that are competitive with opportunities offered by other companies in the food, beverage and consumer products industries; and

■	Differentiate the level of compensation based on individual and business unit performance, leadership potential and level of responsibility within the organization.

The Compensation and Organization Committee (“Committee”) of the Board of Directors annually reviews our compensation structure, including the apportionment of pay between fixed and at-risk compensation elements and the design of the incentive compensation programs, and reviews and approves the applicable performance metrics by which such at-risk compensation is paid. The Committee believes that our executive compensation program effectively implements our compensation principles and policies, achieves our compensation objectives and aligns the interests of the NEOs and shareholders. Please read the entire Compensation Discussion and Analysis beginning on page [__] for additional details about our executive compensation programs, including detailed information about fiscal year 2018 compensation of the NEOs.

The Board of Directors is asking shareholders to support our fiscal 2018 executive compensation program, as disclosed in this proxy statement. The vote required for approval of this proposal is a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast on this proposal. This vote on executive compensation is advisory, and therefore, will not be binding on Campbell Soup Company, the Committee or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.

Your Board of Directors Recommends a Vote “For” This Proposal and “For” the Following Resolution:

“RESOLVED, that the shareholders of Campbell Soup Company approve, on an advisory basis, the compensation paid to Campbell Soup Company’s named executive officers, as disclosed in the 2018 Proxy Statement pursuant to the Security and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2018 executive compensation tables and related narrative discussion.”

Campbell Soup Company   |   2018 Proxy Statement   35

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This CD&A describes our executive compensation program for the Interim Chief Executive Officer (“CEO”), the former Chief Executive Officer (“former CEO”), the Chief Financial Officer (“CFO”), the three other most highly compensated executive officers who were serving as executive officers at fiscal year end (July 29, 2018), and one former executive officer who would have been one of the three most highly compensation executive officers at fiscal year end if he had been serving as an executive officer at fiscal year end (collectively with the CEO, former CEO and CFO, “named executive officers” or “NEOs”). The Compensation and Organization Committee (“Committee”) of the Board of Directors oversees all aspects of NEO compensation, including annual incentive compensation under our Annual Incentive Plan (“AIP”) and other applicable plans, and long-term incentive compensation under our Long-Term Incentive Program (“LTI Program”). The fiscal 2018 NEOs are:

■ Keith R. McLoughlin	Interim President and Chief Executive Officer
■ Denise M. Morrison	Former President and Chief Executive Officer
■ Anthony P. DiSilvestro	Senior Vice President and Chief Financial Officer
■ Mark R. Alexander	Former President, Americas Simple Meals and Beverages
■ Adam G. Ciongoli	Senior Vice President and General Counsel
■ Luca Mignini	Senior Vice President and Chief Operating Officer
■ Robert W. Morrissey	Former Senior Vice President and Chief Human Resources Officer

37	WHAT HAPPENED IN 2018?
37	2018 Financial Results
37	2018 Executive Compensation Highlights
37	CEO Transition

37	WHAT ARE OUR COMPENSATION PRACTICES?
37	Compensation Objectives
38	Compensation Principles and Policies
38	Compensation Governance
38	Results of 2017 Say on Pay Vote

39	HOW ARE COMPENSATION DECISIONS MADE?
39	Role of the Compensation and Organization Committee
39	Role of Management
39	Role of Independent Compensation Consultant
40	Peer Groups

41	HOW DO WE COMPENSATE OUR NEOs?
41	Compensation Elements
42	Base Salary
42	Annual Incentive Compensation
44	Special Cash Incentives for the Snyder’s-Lance Acquisition
44	Long-Term Incentive Compensation
45	Fiscal 2018 Long-Term Incentive Program
47	Awards with Performance Periods Ending in Fiscal 2018
47	Retirement Plans and Other Benefits

49	HOW DO WE MANAGE RISKS RELATED TO OUR COMPENSATION PROGRAM?
49	Risk Assessment — Incentive Compensation Programs
49	Executive Stock Ownership
49	Tax Implications
50	Policies Prohibiting Hedging or Pledging Company Securities
50	Incentive Compensation Clawback Policy

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WHAT HAPPENED IN 2018?

2018 Financial Results

Our fiscal 2018 financial results included:

●	Net sales of $8.685 billion, reflecting the benefit of the recent acquisitions of Snyder’s-Lance and Pacific Foods
●	Earnings before interest and taxes (“EBIT”) of $469 million
●	Adjusted EBIT of $1.408 billion
●	Earnings per share (“EPS”) of $0.86
●	Adjusted EPS of $2.87
●	Cash flows from operations of $1.305 billion

In fiscal 2018, we completed the largest acquisition in Campbell’s history with the acquisition of Snyder’s-Lance, and also acquired Pacific Foods, a leader in organic broth and soup. Through fiscal 2018, we have achieved $455 million of the expected $945 million in cost savings that we expect to achieve by the end of fiscal 2022 under our previously-announced multi-year cost-savings initiatives.

More information on our business performance in fiscal 2018 will be available in our 2018 Form 10-K, which will be included in the 2018 Annual Report to Shareholders that will accompany this proxy statement. Information on items impacting comparability is available in Appendix B, which also provides a reconciliation of adjusted EBIT and adjusted EPS, which are non-GAAP measures, to their most comparable GAAP measures.

2018 Executive Compensation Highlights

●	As a result of our disappointing net sales, EBIT and EPS performance, and our failure to achieve the other fiscal 2018 AIP scorecard goals described on page [__], the Committee funded the AIP pool at 0%. No payments were made to any NEO under the AIP for fiscal 2018.
●	TSR performance-restricted share units for the three-year performance period ending in fiscal 2018 vested at 0% of target based on our TSR performance relative to peers. See page [__] for additional information.

CEO Transition

In conjunction with the release of our third-quarter earnings, Denise M. Morrison, who had served as our President and Chief Executive Officer since 2011, retired effective May 18, 2018. Our Board appointed Keith R. McLoughlin as Interim President and Chief Executive Officer. It is anticipated that Mr. McLoughlin will serve in such position until the appointment by the Board of a permanent president and chief executive officer.

As discussed further below, Mr. McLoughlin’s compensation is not structured in the same manner as Ms. Morrison’s or the other NEO’s compensation, but is tailored for the interim nature of his role. The Committee recommended Mr. McLoughlin’s compensation to the Board after benchmarking with its independent consultant, FW Cook. Mr. McLoughlin will not receive any compensation as a director during his tenure as Interim President and Chief Executive Officer.

In connection with her departure, Ms. Morrison and the Company entered into a retirement agreement (the “Agreement”), which provides Ms. Morrison will receive, in addition to any accrued but unpaid benefits or obligations: (i) two years continued payment of base salary; (ii) two years of continued insurance benefits (life and medical) at active employee rates, or until Ms. Morrison is eligible for coverage from another employer; and (iii) reimbursement for up to $30,000 of certain legal fees. The benefits received by Ms. Morrison under the Agreement are consistent with the benefits provided under the Campbell Soup Company Severance Pay Plan for Salaried Employees, which is further described on page [__]. The Agreement contains confidentiality, non-competition, non-solicitation and non-disparagement provisions, as well as a release by Ms. Morrison of certain employment claims against the Company. The Agreement will be filed as an exhibit to our 2018 Form 10-K.

The compensation arrangements for Mr. McLoughlin and Ms. Morrison are further described throughout this CD&A.

WHAT ARE OUR COMPENSATION PRACTICES?

Compensation Objectives

The objectives of our executive compensation program are to:

●	Align the financial interests of the NEOs with those of our shareholders, in both the short and long term;
●	Provide incentives for achieving and exceeding our short-term and long-term goals;
●	Attract, motivate and retain our key executives by providing total compensation opportunities that are competitive with opportunities offered by other companies in the food, beverage and consumer products industries; and

Campbell Soup Company   |   2018 Proxy Statement   37

●	Differentiate the level of compensation based on individual and business unit performance, leadership potential and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

Compensation Principles and Policies

The Committee annually reviews and recommends, and the Board approves, the principles and policies for executive compensation. The principles and policies are:

●	Campbell offers a total compensation package that is designed to link pay to Company, business unit and individual performance and attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition;
●	Compensation levels are set after comparing Campbell’s pay levels and practices to the practices of the Compensation Peer Group (see page [__]), which is reviewed annually by the Committee;
●	Campbell targets total annual cash compensation to the median of the Compensation Peer Group. Long-term incentives are targeted above the median. Total compensation, consisting of salary, annual incentives and long-term incentives, is targeted at 5% to 10% above the median, in the aggregate, in order to enable the Company to recruit and retain executive talent. A regression analysis is performed to adjust the compensation data for the top executive positions to take into account differences in the total revenue of various peer companies compared to our total revenue. Our competitive position is reviewed annually by the Committee;
●	Annual incentive payments are based on our performance compared to the goals established at the beginning of the fiscal year in designated measurement areas relating to our financial and enterprise priorities for that year. The Committee evaluates performance compared to the annual goals and uses its discretion to determine the funding percentage for the AIP pool;
●	Long-term incentive grants are delivered in a combination of performance-restricted share units, time-lapse restricted share units and stock options, with the mix varying by level of responsibility within the organization; and
●	Senior executives have a substantial portion of their compensation at risk, based upon the achievement of the performance goals for annual incentive payments and the performance goals for long-term incentives. To further align the interests of our senior executives with those of shareholders, a higher proportion of the incentive compensation delivered to senior executives is through performance-based long-term incentives that are paid out depending upon our financial performance (see pages [__] through [__] for a description of the LTI Program).

Compensation Governance

Our executive compensation program reflects the following best practices:

WE DO	WE DO NOT
✓Maintain a strong alignment between corporate performance and compensation	✗Have an employment agreement with our CEO
✓Annually review the risk profile of our compensation programs and maintain risk mitigators	✗Pay dividends or dividend equivalents to NEOs on unearned equity awards
✓Use an independent compensation consultant retained directly by the Compensation and Organization Committee	✗Reprice stock options without the approval of Campbell shareholders
✓Use “double-trigger” change in control provisions in all change in control agreements	✗Provide tax gross ups in any change in control agreement entered into after January 1, 2011
✓Have a policy that allows for the clawback of incentive compensation upon a material financial restatement resulting from fraud or intentional misconduct	✗Allow executive officers to hedge or pledge Campbell common stock
✓Maintain robust stock ownership guidelines for all executive officers

Results of 2017 Say on Pay Vote

At the 2017 Annual Meeting of Shareholders, we held our annual shareholder advisory vote on executive compensation, or “Say on Pay” vote. Approximately ninety-six percent (96%) of the votes cast were in favor of the “Say on Pay” proposal.

As the Committee evaluated our compensation principles and policies during fiscal 2018, it was mindful of this favorable outcome and our shareholders’ strong support of our compensation objectives and compensation programs. The Committee has maintained its general approach to executive compensation, and made no material changes in fiscal 2018 to the compensation principles and policies or the objectives of our compensation program. See “Item 3 – Advisory Vote on Fiscal 2018 Executive Compensation” on page [__] for additional information on the 2018 “Say on Pay” vote.

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HOW ARE COMPENSATION DECISIONS MADE?

Role of the Compensation and Organization Committee

The Committee has overall responsibility for our executive compensation program. The Committee annually reviews compensation strategy, principles and policies, including the apportionment of pay between fixed compensation and incentive compensation elements, and the design of incentive compensation programs. The Committee approves all compensation and benefits for our executive officers (7 individuals, including current executive officers who are NEOs), authorizes the aggregate amount of annual incentive awards for all eligible participants under the AIP and the LTI Program, and authorizes the CEO to allocate awards to other participants under the AIP and the LTI Program, up to an aggregate amount. Pursuant to the terms of its charter, the Committee is authorized to delegate any of its responsibilities to subcommittees as it deems appropriate, subject to the requirements of applicable laws, regulations and shareholder approved plans. The Committee has delegated to the Chair of the Committee the authority to approve compensation actions for executive officers between Committee meetings when necessary for business continuity purposes. The Chair of the Committee and the Chairman of the Board of Directors must jointly approve any equity grants made to executive officers between meetings.

Following the completion of the fiscal year, the Committee reviews the performance of the NEOs and approves each executive’s annual incentive payment for the just-completed fiscal year and certifies the vesting of long-term incentive awards for performance periods ending as of the just-completed fiscal year. The Committee also reviews and approves the base salary, annual incentive target and long-term incentive grant for the current fiscal year. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the target dollar amount of compensation that would be delivered by each element of compensation, assuming that the required performance goals are attained.

The Committee also reviews major organizational changes and reviews our succession planning and leadership development processes.

Role of Management

It is our customary practice for the CEO and the Senior Vice President and Chief Human Resources Officer to provide recommendations to the Committee on compensation actions for our executive officers (except for actions related to his or her own compensation) and on potential changes in the design of executive compensation programs, which the Committee then reviews with its independent compensation consultant. In September 2017, the CEO and the Senior Vice President and Chief Human Resources Officer recommended to the Committee compensation actions for the NEOs (other than their own positions), including AIP awards for fiscal 2017 and base salaries and LTI grants for fiscal 2018.

The Vice President and Corporate Secretary and the Senior Vice President and Chief Human Resources Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee, which are initially set prior to each fiscal year and updated as necessary. The list of agenda items is approved by the Committee.

Role of Independent Compensation Consultant

Pursuant to its charter, the Committee is authorized to engage an outside advisor to assist in the design and evaluation of our executive compensation program, as well as to approve the fees paid to such advisor and other terms of the engagement. Prior to the retention of an outside advisor, the Committee assesses the prospective advisor’s independence, taking into consideration all relevant factors, including those factors specified in the NYSE listing standards.

In fiscal 2018, the Committee engaged FW Cook as its compensation consultant. FW Cook does not provide us with any services other than advising the Committee on executive compensation and advising the Governance Committee on non-employee director compensation. The Committee did not engage any other advisor in fiscal 2018. At the direction of the Committee, FW Cook provided advice on CEO and former CEO compensation, compensation trends, governance issues and other matters of interest to the Committee during fiscal 2018. The Committee assessed FW Cook’s independence, taking into account a number of factors such as: (1) the provision of other services to Campbell by FW Cook; (2) the amount of fees received from Campbell by FW Cook as a percentage of the total revenue of FW Cook; (3) FW Cook’s policies and procedures to prevent conflicts of interest; (4) any business or personal relationship between FW Cook and the members of the Committee; (5) any ownership of Campbell stock by the individuals at FW Cook performing consulting services for the Committee; and (6) any business or personal relationship between FW Cook and any Campbell executive officer. FW Cook provided the Committee with appropriate assurances regarding its independence. Based on this analysis, the Committee has concluded that FW Cook has been independent throughout its service to the Committee and that there are no conflicts of interest.

Campbell Soup Company   |   2018 Proxy Statement   39

Peer Groups

The Committee identifies both a Compensation Peer Group and a Performance Peer Group (which is a subset of the Compensation Peer Group) in designing and determining executive compensation. The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure our relative TSR performance.

The Compensation Peer Group consists of companies in the food, beverage and consumer products industries with whom we primarily compete for executive talent. The Performance Peer Group consists of the companies in the Standard & Poor’s Packaged Foods Group, which are independently selected by Standard & Poor’s (“S&P”) based upon the similarities of the companies’ businesses in the packaged foods industry.

The composition of the Compensation Peer Group is approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant. In fiscal 2018, the Committee compared our target total compensation levels with levels at the companies in the Compensation Peer Group identified in the table below. Given our relatively small size in relation to many of the companies in the Compensation Peer Group, a regression analysis was performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to our total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage our businesses and operations successfully, because these are the primary companies with which we compete for senior executives. Use of this peer group also provides a broad database that allows Campbell to obtain accurate, representative survey information for a majority of its positions.

The Committee also reviewed the Performance Peer Group in fiscal 2018 and continues to believe that it is the appropriate group in Campbell’s industry against which to measure our TSR performance. TSR performance of the companies in the Compensation Peer Group that are not in the packaged foods industry is more likely to be affected by economic developments that do not affect the packaged foods industry. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to, or deleted from, the Performance Peer Group. The companies currently in the S&P Packaged Foods Group are noted in the table below; this list is also readily available through S&P.

Fiscal 2018 Compensation Peer Group & Performance Peer Group

■	Anheuser-Busch Companies, Inc.
■	The Clorox Company
■	The Coca-Cola Company
■	Colgate-Palmolive Company
■	ConAgra Foods, Inc.(1)
■	Dean Foods Company
■	Diageo North America, Inc.
■	Dr. Pepper Snapple Group, Inc.
■	General Mills, Inc.(1)
■	The Hershey Company(1)
■	Hormel, Inc.(1)
■	Johnson & Johnson Company
■	The J.M. Smucker Company(1)
■	Kellogg Company(1)
■	Kimberly-Clark Corporation
■	The Kraft Heinz Company(1)
■	Mars, Inc.
■	McCormick & Company, Inc.(1)
■	Mondelez International, Inc.(1)
■	Nestle USA, Inc.
■	PepsiCo, Inc.
■	The Procter & Gamble Company
■	Reynolds American Inc.(2)
■	S.C. Johnson & Son, Inc.
■	Tyson Foods, Inc.(1)
■	Unilever United States, Inc.

(1)	These companies, plus Campbell, constitute the entire S&P Packaged Foods Group, the Performance Peer Group used to measure TSR performance for calculation of the payout of TSR performance-restricted share units under the LTI Program.
(2)	Reynolds American Inc. was part of the Compensation Peer Group for purposes of determining fiscal 2018 compensation. As of July 2017, Reynolds American became a wholly-owned subsidiary of British American Tobacco. As a result of the acquisition, the Committee removed Reynolds American from the Compensation Peer Group for fiscal 2019.

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HOW DO WE COMPENSATE OUR NEOs?

Compensation Elements

The primary components of our executive compensation and benefits programs are summarized in the following table:

Element		Purpose/Objective		Additional Info
Fixed	Base Salary	●	Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position to attract the talent needed to successfully manage our business and execute our strategies	Page [__]
At Risk	Annual Cash Incentive	●	Motivate and reward the achievement of annual operating plan goals	Pages [__]
		●	Recognize individual contribution, measured by the impact on the performance of the Company, division, function or team

	Long-Term Equity Incentive	●	Motivate and reward executives based upon our success in delivering value to our shareholders	Pages [__]
		●	Retain the executive talent necessary to successfully manage our business and execute our strategies
		●	Align pay with performance metrics that impact long-term value creation
Benefits	Retirement Programs	●	Provide retirement benefits at competitive levels consistent with programs for our broad-based employee population	Pages [__]

	Post-Termination Compensation and Benefits	●	Provide market-competitive benefits to attract the talent needed to successfully manage our business and execute our strategies	Pages [__]
		●	Provide a reasonable measure of financial stability in the event of involuntary termination or change in control

	Benefits and Perquisites	●	Provide market-competitive benefits and perquisites to attract the talent needed to successfully manage our business and execute our strategies	Page [__]
The proportion of compensation delivered in each of these elements is designed to:

■

put more compensation at risk based upon Company or business unit and individual performance for NEOs, whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company as a whole;

■	align NEO compensation with shareholder value creation through long-term incentives based on relative stock performance and share price appreciation;
■	provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and
■	be competitive with the practices of the Compensation Peer Group in order to attract, motivate and retain key executives.
Approximately 79% of the average fiscal 2018 target total direct compensation of our NEOs (other than Mr. McLoughlin) is at risk:

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Base Salary

The Committee considers a number of factors in determining individual base salaries for the NEOs, including the scope of an individual’s job responsibilities, his or her individual contributions and experience, business performance, job market conditions, the salary budget guidelines, and the individual’s current base salary as compared with those of persons in similar positions at other companies in the Compensation Peer Group, as well as within the Company. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary.

Individual salaries for NEOs are reviewed each September by the Committee when it conducts its annual review of executive performance. Merit increases are generally based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance.

In September 2017, the Committee reviewed Ms. Morrison’s base salary compared to other CEOs in the Compensation Peer Group and increased her base salary to $1,152,000, an increase of 1.5%, effective October 1, 2017. The Committee provided this increase in recognition of Ms. Morrison’s individual performance and her leadership of initiatives around real food. The Committee also provided base salary merit increases for Messrs. Alexander, Ciongoli, DiSilvestro, Mignini and Morrissey of 1.5%, 1.5%, 3.0%, 2.0% and 4.0%, respectively. These merit increases were based on the recommendation of the CEO, took into account each individual’s performance and, in the cases of Messrs. Alexander, Ciongoli, DiSilvestro and Mignini, were less than or generally consistent with the average 2.8% base salary merit increases awarded to the general employee population. In the case of Mr. Morrissey, the additional merit increase was intended to better align Mr. Morrissey’s base salary to that of other executives with a comparable position within the Compensation Peer Group.

In April 2018, the Committee increased Mr. Mignini’s base salary to $800,000 in connection with his promotion to Chief Operating Officer. In May 2018, the Committee recommended and the Board approved a base salary of $1,100,000 for Mr. McLoughlin. In setting Mr. McLoughlin’s base salary, the Committee considered Mr. McLoughlin’s experience as a CEO and the strategic and portfolio review that he was being asked to lead.

The base salaries paid to NEOs in fiscal 2018 are presented in the 2018 Summary Compensation Table on page [__].

Annual Incentive Compensation

In fiscal 2018, all NEOs were eligible to receive an annual incentive under the Campbell Soup Company Annual Incentive Plan (“AIP”), other than Mr. McLoughlin. Awards to NEOs under the AIP are determined based on Company and/or division performance and individual performance, as illustrated in the table below. A narrative discussion of each component follows.

Annual Incentive Target	X	Total Company Performance Score*	Individual Award Determination	Final Award
The Committee sets a target percentage for each NEO based on competitive market data. The appropriate target percentage is applied to individual base salaries to calculate a target AIP award pool.		The score is determined by the Committee based on an assessment of the Company’s balanced scorecard results. The full range of possible scores is 0-175%.	This is determined by the Committee, in the case of the CEO, and the Committee with input from the CEO for the other NEOs

Together, these determine the total approved AIP Pool			This determines an individual NEO’s “share” of the approved pool	Capped at 200% of an individual’s AIP target

* AIP awards for NEOs who are division leaders are generally determined using a score that is weighted 60% on the assessment of total Company performance and 40% on the assessment of the division’s performance.

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Annual Incentive Target

At or prior to the beginning of fiscal 2018, the Committee established a competitive annual incentive target under the AIP, expressed as a percentage of base salary, for each NEO, other than Mr. McLoughlin. These percentages are at or near the size-adjusted median for similar executive positions at companies in the Compensation Peer Group. The sum of the individual incentive targets for all AIP participants (approximately 2,109 executives, managers and professionals) comprises the target AIP award pool. The Committee maintained the same AIP targets for fiscal 2018 that it used in fiscal 2017 for all NEOs other than Mr. Mignini. The Committee increased Mr. Mignini’s target from 80% to 125% in connection with his promotion to Chief Operating Officer in April 2018; Mr. Mignini’s fiscal 2018 target shown below is based on the portion of the fiscal year he spent in each role. The fiscal 2018 annual incentive targets for the NEOs were:

Name	Fiscal 2018 Annual Incentive Target (% of Base Salary)	Fiscal 2018 Annual Incentive Target ($)
Keith R. McLoughlin*	NA	NA
Denise M. Morrison	150%	$1,728,000
Anthony P. DiSilvestro	90%	$632,700
Mark R. Alexander	90%	$658,620
Adam G. Ciongoli	80%	$579,760
Luca Mignini	96%	$766,247
Robert W. Morrissey	70%	$356,160

* Mr. McLoughlin was not a participant in the AIP for fiscal 2018. See additional disclosure below.

Total Company Performance Score

In fiscal 2018, the Committee used a balanced scorecard approach for the AIP in which a number of quantitative and qualitative goals were established at the beginning of the fiscal year. These goals required effective execution of business plans and were designed to be challenging to attain. The goals set forth in the scorecard fell within four quadrants:

After the fiscal year has ended, the Committee assesses total Company performance in light of the scorecard goals for that year, and exercises its collective judgment in determining the total Company “score,” or percentage at which the AIP award pool will be funded that year. The AIP intentionally provides an opportunity for the Committee to exercise judgment and discretion in determining the overall Company score in order to enable the Committee to holistically consider various internal and external factors, including financial performance compared to peers. Extraordinary items, such as major restructuring and accounting changes (whether positive or negative), are considered by the Committee in determining the approved total AIP pool. The Committee’s determination of the funding of the AIP pool may range from 0% to 175%. For fiscal 2018, performance against the financial quadrant was the predominant factor in the Committee’s overall assessment, and net sales performance was the most important metric within the financial quadrant.

Fiscal 2018 AIP Scorecard, Company Performance Score and Payouts to the Former CEO and Other NEOs

The AIP scorecard for fiscal 2018 focused on performance goals related to the delivery of financial objectives, the achievement of various marketplace and operational objectives and the advancement of our strategic imperatives, and the Committee assessed our fiscal 2018 performance using this context. The table below summarizes the fiscal 2018 AIP scorecard and the performance goals included in each quadrant.

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FISCAL 2018 TOTAL COMPANY BALANCED SCORECARD

Financial	Operational	Marketplace	Strategic Imperatives

Financial objectives	Operational objectives	Marketplace objectives	Strategic Imperatives
relating to financial performance in the following areas: ●Net sales ●Adjusted EBIT ●Adjusted EPS	relating to: ●Innovation ●Customer performance ●Cost management and working capital ●Product quality and food safety	relating to consumer purchases of our products in core categories	relating to: ●Real food, transparency and sustainability ●New distribution models, including digital and e-commerce ●Health and well-being and snacking ●Culture, talent and capabilities

Based on the Company’s disappointing fiscal 2018 financial results, performance against the other balanced scorecard objectives and its qualitative assessment of various aspects of our performance, the Committee determined that the total Company performance score should be 0, resulting in the AIP pool being funded at 0%. The Committee believed this score was appropriate in light of the current business conditions and our fiscal 2018 operating performance and is consistent with its pay for performance philosophy. None of the NEOs who participated in the fiscal 2018 AIP, including the Former CEO, received any payout.

Annual Incentive Compensation for Mr. McLoughlin

Mr. McLoughlin did not participate in the fiscal 2018 AIP. Mr. McLoughlin has a target annual bonus of up to 200% of his base salary, payable at the discretion of the Board and subject to achievement of certain individual goals and objectives including: progress stabilizing the Company’s soup and shelf-stable beverage businesses; identifying an appropriate portfolio structure and preparing for appropriate divestitures; and creation of a path for a successor CEO. No amounts were paid to Mr. McLoughlin pursuant to this bonus arrangement during, or with respect to services performed during, fiscal 2018. Any payments pursuant to this bonus arrangement will be made following the designation of a successor CEO. Mr. McLoughlin’s compensation package was tailored for an interim CEO and does not include the typical incentives that were part of Ms. Morrison’s compensation or the compensation of the other NEOs. The Committee believes Mr. McLoughlin’s compensation is appropriate to incent him to accomplish the objectives established for him by the Board.

Special Cash Incentives for the Snyder’s-Lance Acquisition

On March 26, 2018, Campbell completed the acquisition of Snyder’s-Lance. Snyder’s-Lance represented a strategic and transformative acquisition for Campbell, and strengthened the Company’s position in the faster-growing snacks category. The $6.1 billion acquisition of Snyder’s-Lance was the largest acquisition in Campbell’s history and required a significant effort on the part of the management team, including certain of the NEOs. In recognition of their extraordinary efforts to successfully close this transformative acquisition, the Committee approved special one-time cash awards to a number of Campbell employees, including Messrs. Ciongoli, DiSilvestro and Mignini. Each of these individuals received a $50,000 discretionary cash award. The Committee believed this amount was appropriate in light of each individual’s contributions and leadership throughout the acquisition process, including the following:

●	Mr. Ciongoli led the legal review of the acquisition, including all aspects of legal and regulatory due diligence. Mr. Ciongoli was also instrumental in negotiating the merger agreement and obtaining necessary regulatory approvals.
●	Mr. DiSilvestro led the financial review of the acquisition, including the valuation and cost synergy work. Mr. DiSilvestro also secured $5.3 billion of funding though a public debt offering to finance the acquisition.
●	Mr. Mignini led the business review of the acquisition, including the analysis of the Snyder’s-Lance brands, categories and market positions and review of Snyder’s-Lance’s manufacturing operations. Mr. Mignini was also instrumental in developing the integration plan for Snyder’s-Lance.

Long-Term Incentive Compensation

Long-term incentives are typically equity awards, although cash-based awards may be made in limited circumstances. Equity grants are typically approved by the Committee each September, which is near the beginning of our fiscal year. Individual grants are based on the executive’s level of responsibility, possession of critical skills, individual performance and future leadership potential as assessed in our human resources organization planning process. The components of the LTI Program have evolved over time and are modified periodically to further the goals of the program. All shares paid out under our LTI Program are shares that were previously issued and outstanding or were reacquired by the Company.

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Fiscal 2018 Long-Term Incentive Program

Each NEO, other than Mr. McLoughlin, has a long-term incentive target that is expressed as a percentage of his or her base salary or a dollar amount. These targets are designed to deliver total direct compensation at 5% to 10% above the size-adjusted median of the Compensation Peer Group, in accordance with our Compensation Principles and Policies. The Committee reviews the LTI targets for each NEO annually. The Committee did not make any changes to the fiscal 2018 LTI targets for any of the NEOs. In April 2018, Mr. Mignini’s fiscal 2019 LTI target was increased from 220% to 400% in connection with his promotion to Chief Operating Officer. The fiscal 2018 long-term incentive targets for our NEOs are set forth in the table below:

Name	Fiscal 2018 LTI Target* (% of Base Salary)	Fiscal 2018 LTI Target* ($)
Keith R. McLoughlin**	NA	NA
Denise M. Morrison	550%	$6,242,500
Anthony P. DiSilvestro	250%	$1,757,500
Mark R. Alexander	250%	$1,829,500
Adam G. Ciongoli	220%	$1,594,340
Luca Mignini	220%	$1,594,340
Robert W. Morrissey	195%	$992,160

* Target applicable to grants that were made on October 1, 2017, based on NEO base salaries as of August 1, 2017.

** Mr. McLoughlin was not a participant in the LTI Program for fiscal 2018. See additional disclosure below.

Awards granted under our long-term incentive program in fiscal 2018 to our NEOs consisted of a combination of performance-restricted share units and non-qualified stock options, as follows:

●	TSR performance-restricted share units, which are earned based upon our TSR performance over the performance period compared to the TSRs of the other companies in the Performance Peer Group;
●	EPS performance-restricted share units, which are earned based on the achievement of a threshold level of EPS during the performance period; and
●	Non-qualified stock options, which vest ratably over three years and have a ten-year exercise life from the date of the grant.

In fiscal 2018, each NEO who participated in the LTI Program received 50% of their performance-based long-term incentive opportunity in TSR performance-restricted share units, 25% in EPS performance-restricted share units, and 25% in non-qualified stock options. There is no payment of dividends on restricted share units during the restriction period; instead, accumulated dividend equivalents will be paid in cash at the end of the restriction period on the units that ultimately vest. The performance-based long-term incentive awards that were granted to our NEOs during fiscal 2018 appear in the table below, and a description of each component that was granted in fiscal 2018 or that vested in whole or in part based on our fiscal 2018 performance appears in the narrative discussion following the table.

Name	TSR Performance- Restricted Share Units	EPS Performance- Restricted Share Units	Non- Qualified Stock Options	LTI Grant Value at October 1, 2017*	LTI Grant as % of Target
Denise M. Morrison	59,294	29,647	207,468	$6,242,500	100%
Anthony P. DiSilvestro	17,017	8,509	59,542	$1,791,563	105%
Mark R. Alexander	17,977	8,989	62,901	$1,892,625	105%
Adam G. Ciongoli	15,368	7,684	53,771	$1,617,924	103%
Luca Mignini	15,589	7,795	54,547	$1,641,255	105%
Robert W. Morrissey	9,508	4,754	33,268	$1,001,000	105%

*	Value is based on a stock price of $52.64 for the TSR and EPS performance-restricted share units, which was the average closing price of Campbell common stock over the final 20 trading days in August 2017, and approximately $7.52 for stock options, which is 1/7 of $52.64 (stock options were granted at a 7:1 ratio, compared to share units). The grant date fair value of share units and stock option awards, as shown in the 2018 Grants of Plan-Based Awards table on page [__], is different than the value in the table above because the grant date fair value is based on a Monte Carlo valuation in the case of the TSR performance-restricted share units, the share price on the date of the grant for EPS performance-restricted share units and the Black-Scholes value in the case of the stock options.

The fiscal 2018 long-term incentive award to Ms. Morrison was granted at target. Messrs. Alexander, Ciongoli, DiSilvestro, Mignini and Morrissey were granted awards in excess of their target amounts based on the Committee’s evaluation of each individual’s performance and potential.

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TSR Performance-Restricted Share Units

In fiscal 2018, the Committee granted 50% of the long-term incentive awards to the NEOs in the form of TSR performance-restricted share units. The Committee believed that it was appropriate to include an element that compared our performance to an external peer group, and that linking a significant portion of long-term compensation to our TSR performance aligns the interests of NEOs with those of our shareholders. TSR performance-restricted share units are paid out based upon our TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group over the same three-year period. At the time of payment, the Committee can exercise negative discretion in determining our ranking under the TSR performance-restricted share unit portion of the program in the event of extraordinary circumstances.

The grants made in fiscal 2018 have a fiscal 2018-2020 performance period. Based on the current composition of the Performance Peer Group, which has 11 companies, including Campbell, the percentage of target TSR units granted in fiscal 2018 that will be paid out at the end of the performance period based upon our TSR performance ranking is illustrated in the chart below:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11
Percentage Payout	200%	200%	175%	150%	125%	100%	75%	50%	0%	0%	0%

EPS Performance-Restricted Share Units

In fiscal 2018, the Committee granted 25% of the long-term incentive awards to the NEOs in the form of EPS performance-restricted share units. EPS performance-restricted share units are paid out two months following the end of each fiscal year in the three-year vesting period, provided that the adjusted EPS goal established at the time of grant is achieved. The payout of EPS performance-restricted share units is either 0 or 100%.

The EPS performance-restricted share units granted in fiscal 2018 vest in three equal installments on each of the first three anniversaries of the grant date, provided that fiscal 2018 adjusted EPS was at least $1.55, or 50% of the adjusted EPS goal approved by the Committee for the fiscal 2018 AIP and the holder meets the applicable service requirements. The EPS hurdle was applied to these share units to qualify them as performance-based compensation under IRC Section 162(m). Fiscal 2018 adjusted EPS was $2.87, which was greater than 50% of the goal; therefore, the performance goal for all of the EPS performance-restricted units that were granted in fiscal 2018 has been met. These units will vest and will be paid out to the NEOs in three equal installments; one-third of the shares vested and were paid out at the end of September 2018, and the other two-thirds will vest and be paid out in two equal installments following the end of fiscal 2019 and 2020, provided that the executive remains employed by the Company on the date of vesting (or otherwise as provided under the terms and conditions of the grant). Please see Appendix B for a reconciliation of adjusted EPS, a non-GAAP measure, to its most comparable GAAP measure.

Non-Qualified Stock Options

In fiscal 2018, the Committee granted 25% of the long-term incentive awards to the NEOs in the form of non-qualified stock options. The Committee believes that having stock options as a component of our LTI Program further links NEO compensation with shareholder interests and provides a compensation vehicle for NEOs that is linked to absolute share price performance. The stock options that were granted to NEO’s in fiscal 2018 will vest in equal installments on each of the first three anniversaries of the grant date, and have a 10-year exercise period. For more information on the stock options granted in fiscal 2018, see the 2018 Grants of Plan-Based Awards Table on page [__].

Time-Lapse Restricted Share Units

Time-lapse restricted share units are units that vest based on continued employment over the restriction period, which typically ranges from one to three years. The Committee grants time-lapse restricted share units to NEOs in limited circumstances, typically (1) at the start of their employment with us in recognition of their forfeiture of long-term incentive grants from their prior employer, (2) as additional compensation when an NEO is promoted into a new role or given additional responsibilities, or (3) as an additional retention tool.

Grant to Mr. Mignini

In fiscal 2018, Mr. Mignini was promoted to Chief Operating Officer and given expanded responsibilities for our Americas Simple Meals and Beverages segment and our Global Biscuits and Snacks segment. In recognition of his expanded responsibilities, the Committee granted 17,381 time-lapse restricted share units to Mr. Mignini. These units will vest on the third anniversary of the grant date. For more information on this award, see the 2018 Grants of Plan-Based Awards Table on page [__].

Grant to Mr. McLoughlin

In connection with his appointment as Interim President and Chief Executive Officer, on May 21, 2018, Mr. McLoughlin received a grant of 88,287 time-lapse restricted share units, which will vest in full upon the earlier of 12 months from the grant date or when a successor president and chief executive officer is appointed. The purpose of this grant was to further align Mr. McLoughlin’s interests with those of shareholders, and retain his services through the vesting period. Mr. McLoughlin did not receive a grant under our 2018 LTI Program. For more information on this award, see the 2018 Grants of Plan-Based Awards Table on page [__].

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Awards with Performance Periods Ending in Fiscal 2018

TSR Performance-Restricted Share Units

TSR Performance-Restricted Share Units were granted in October 2015 as part of the fiscal 2016 LTI Program. These units had a fiscal 2016-2018 performance period. For the fiscal 2016-2018 performance period, the percentage of target TSR performance-restricted share units that were paid out was based upon our TSR performance ranking as illustrated in the chart below.

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11
Percentage Payout	200%	200%	175%	150%	125%	100%	75%	50%	0%	0%	0%

●	Our cumulative three-year TSR of -8.1% ranked 9th versus the peer group.
●	Based on the above criteria and our TSR performance ranking, the payout for TSR performance-restricted share units for the fiscal 2016-2018 performance period was 0% of the target amount.

EPS Performance-Restricted Share Units

The fiscal 2018 LTI Program included EPS performance-restricted share units with a performance period that ended in fiscal 2018. The performance condition for these units was met based on fiscal 2018 EPS performance, and these units will vest in three equal installments on each of the first three anniversaries of the grant date, provided that the holder meets the applicable service requirements. See page [__] for additional information on the fiscal 2018 EPS performance-restricted share units.

Retirement Plans and Other Benefits

Pension Plans

Eligible NEOs participate in two defined benefit plans: (1) the Campbell Soup Company Retirement and Pension Plan (“Qualified Plan”); and (2) the Campbell Soup Company Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to applicable annual limits allowed under the IRC for full-time U.S. employees who commenced employment with us prior to January 1, 2011. The MCHP provides unfunded, nonqualified benefits to certain U.S.-based senior executives who were hired in the middle of their careers that attempt to replicate the pension benefits earned by similarly situated employees who instead worked their entire career at Campbell. In this regard, such executives typically forfeited future pension benefits that they would have earned if they remained with their prior employers. The MCHP also provides benefits in excess of the annual IRC limits applicable to the Qualified Plan. MCHP benefits are offset by benefits paid under the Qualified Plan and the plans prohibit duplication of benefits. Both plans were closed to new participants, effective December 31, 2010. The eligible NEOs in fiscal 2018 were Ms. Morrison and Messrs. DiSilvestro, Alexander and Morrissey.

Although closed to new participants, we maintain the Qualified Plan and the MCHP as a means to retain eligible employees and to provide them with a competitive level of pension benefits. The retirement plans provide eligible employees, including the eligible NEOs, the opportunity to plan for future financial needs during retirement. Under the Qualified Plan, the actual pension benefit is calculated on the same basis for all participants, and is based upon the eligible NEO’s:

●	length of service;
●	covered compensation (for example, base salary and annual incentive payments under the AIP); and
●	age at retirement.

Time-lapse restricted share units, performance-restricted share units and stock options, as well as any extraordinary remuneration, are not included in the calculation of the pension benefit under the Qualified Plan. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the 2018 Pension Benefits table and the accompanying narrative beginning on page [__].

NEOs who are not eligible to participate in the MCHP because they were hired or promoted into an eligible salary grade on or after January 1, 2011, may be eligible to receive an Executive Retirement Contribution. Messrs. McLoughlin, Ciongoli, and Mignini are eligible for the Executive Retirement Contribution. The Executive Retirement Contribution is a credit to the participant’s Supplemental Retirement Plan account. The amount of the Executive Retirement Contribution is calculated on the same basis for all participants using covered compensation (for example, base salary and annual incentive payments under the AIP) and is subject to vesting criteria. The Executive Retirement Contribution is consistent with our objective to attract and retain experienced senior executives to execute our strategies, and was adopted as a means to provide a competitive level of retirement benefits to executives hired following the closure of the MCHP to new participants. For a more detailed discussion of the Executive Retirement Contribution, see the narrative on page [__] following the 2018 Pension Benefits table and the 2018 Nonqualified Deferred Compensation table and accompanying narrative beginning on page [__].

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Deferred Compensation Plans

The Campbell Soup Company Deferred Compensation Plan and Supplemental Retirement Plan provide an opportunity for eligible U.S.-based participants, including the NEOs, to save for future financial needs. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the 2018 Nonqualified Deferred Compensation table and accompanying narrative beginning on page [__].

Perquisites

Our Personal Choice Program provides quarterly cash payments to certain NEOs in lieu of reimbursements for items such as tax or estate planning services or financial planning services. The Committee believes that these payments are appropriate to reimburse executives for financial and tax planning services or other purposes so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. We provide long-term disability protection to the NEOs that is in addition to the standard long-term disability coverage provided for other employees.

We also provided transportation benefits to our CEO and our former CEO, including use of a Company-owned vehicle and limited use of an aircraft leased by the Company through an arrangement with NetJets, Inc. (“NetJets”) for commuting and/or personal travel. With respect to Ms. Morrison, the Committee believed this was appropriate because of security concerns, to enhance productivity for both the CEO and the Company, and to allow the CEO a more convenient way to integrate work and life responsibilities. Mr. McLoughlin’s permanent residence is outside of the Camden, NJ area. Given the interim nature of his role, the Committee believed it was appropriate to pay for temporary housing, and allow Mr. McLoughlin the personal use of a Company-owned vehicle and the use of the Company’s NetJets arrangement to commute to and from his permanent residence.

We do not provide tax gross-ups on any perquisites provided to our NEOs. For additional information on all perquisites provided to the NEOs in fiscal 2018, please see the 2018 Summary Compensation Table and accompanying footnotes, which begin on page [__].

Severance Plans

Our NEOs are covered by the Campbell Soup Company Severance Pay Plan for Salaried Employees, under which payments are based on level of responsibility and length of service. For the NEOs, the maximum payment under the plan is two times base salary. The payment and benefit levels defined in our severance plan for eligible U.S.-based salaried employees have been determined primarily by reference to the amount of time customarily required for employees who are involuntarily terminated without cause to find other employment. We believe that, due to the relative scarcity of senior executive roles, employees at higher levels in the organization generally need more time to locate comparable positions elsewhere than employees at lower levels. Assurance of a reasonable measure of financial security in the event of involuntary termination is important to candidates for executive positions, and the extent of the severance benefits offered by Campbell in comparison with those available at other companies is sometimes a significant factor in their evaluations of the attractiveness of opportunities at Campbell.

Messrs. Alexander and Morrissey will receive severance benefits under the Campbell Soup Company Severance Pay Plan for Salaried Employees. Ms. Morrison has received and will continue to receive post-employment benefits under the terms of the Agreement. For a more detailed discussion of these severance and post-employment arrangements, see Potential Payments Upon Termination or Change in Control beginning on page [__].

Change in Control Benefits

We have entered into “double-trigger” Change in Control Severance Protection Agreements (“CIC Agreements”) with each of the NEOs, other than Mr. McLoughlin. The CIC Agreements provide for severance pay and continuation of certain benefits should an applicable termination of employment occur in connection with and within two years following a change in control. The Committee believes that the CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control.

The CIC Agreements’ double-trigger provisions require the occurrence of the following two events in order for an executive to receive payments and benefits: (1) a change in control; and (2) the executive’s employment must be terminated involuntarily and without cause (or terminated voluntarily for good reason) within two years following a change in control.

In March 2010, the Committee determined that provisions for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits (“Gross-Up Payments”) would be eliminated in any CIC Agreement entered into after January 1, 2011. The CIC Agreements with Messrs. Ciongoli and Mignini were entered into after January 1, 2011 and do not provide for such Gross-Up Payments; however, Mr. DiSilvestro entered into a CIC Agreement prior to January 1, 2011 that provides a Gross-Up Payment. The CIC Agreements with Ms. Morrison and Messrs. Alexander and Morrissey expired when these individuals ceased to be employed by the Company.

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The Gross-Up Payment is provided if the NEO’s aggregate amount of applicable change in control-related severance payments and benefits (“CIC Payments”) is equal to, or more than, 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G. However, if the NEO’s aggregate amount of CIC Payments is less than 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G, the NEO will not receive Gross-Up Payments and the CIC Payments will be reduced, if the reduction would result in the NEO retaining a greater net after-tax value of such CIC Payments. For a more detailed discussion of these CIC Agreements, see Potential Payments Upon Termination or Change in Control, beginning on page [__].

We also have change in control provisions in our AIP, our long-term incentive plans and our U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs.

HOW DO WE MANAGE RISKS RELATED TO OUR COMPENSATION PROGRAM?

Risk Assessment — Incentive Compensation Programs

Each year, the Committee reviews the risk profile of our compensation programs. Management completes, for review by the Committee, an assessment of our compensation programs on a global basis, with a focus on incentive compensation programs. The Committee believes that our compensation programs do not create risks that are likely to have a material adverse effect on the Company. The Committee’s assessment was based on several factors, including:

●	the compensation governance process that we have established;
●	the relative size of the potential payouts in the aggregate and for any individual;
●	the inclusion of a “cap” on the maximum payouts to any individual; and
●	the use of multiple metrics in the respective incentive programs.

Executive Stock Ownership

We require NEOs to own shares to further align their interests with those of shareholders. It is our policy that NEOs achieve an ownership stake that represents a significant multiple of their base salaries. Until the ownership level is achieved, NEOs must retain at least half of the after-tax value of each equity award in shares of Campbell stock upon the vesting of restricted share units or exercise of options. Due to the interim nature of his role, Mr. McLoughlin is not subject to our executive stock ownership requirements, but is subject to our director stock ownership requirements described on page [__]. All other NEOs that are currently employed by the Company are compliant with the retention requirements, and all have either met or are making meaningful progress toward their respective ownership standard. Progress toward a designated ownership standard is measured annually.

The share ownership requirements for NEOs are listed below. The ownership standard is expressed as a multiple of salary that is determined based on organization level or salary grade. Establishing ownership standards as a multiple of base salary links the program with pay actions (i.e., base salary increases), and ensures that ownership objectives remain competitive. The ownership multiples have been set at market median.

Stock Ownership Requirement as Multiple of Base Salary

Executives may count toward these requirements the value of shares beneficially owned and shares and share units that are deferred and fully vested in the 401(k) plan and other deferred compensation programs. Unvested restricted share units and unexercised stock options are not counted in calculating ownership.

Tax Implications

Until Congress amended IRC Section 162(m) under the Tax Cuts and Jobs Act of 2017 (“TCJA”), IRC Section 162(m) limited the deductibility of the compensation paid to an NEO (excluding the CFO) to $1 million, except to the extent the compensation was qualified performance-based compensation. It was the Committee’s policy to structure compensation such that it would be deductible under IRC Section 162(m), except where the Committee determined that it would not be in the best interests of the Company and our shareholders. For example, a tax deduction was not available under IRC Section 162(m) for the incremental amount of the base salary of an NEO (other than the CFO) that exceeds $1 million. In general, the Committee established performance goals for the AIP and LTI Program that were designed to qualify the annual and long-term incentives awarded to our NEOs as deductible under IRC Section 162(m).

Effective January 1, 2018, the TCJA made significant changes to IRC Section 162(m). IRC Section 162(m), as amended, limits our compensation deduction to $1.0 million annually for each NEO, regardless of whether the compensation qualifies as

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performance-based. Further, the deduction limit now extends to include our CFO regardless of compensation and applies to any individual who (1) was an NEO beginning January 1, 2017, and (2) whose compensation was once subject to IRC Section 162(m). As a result, compensation we pay to NEOs in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to compensation pursuant to certain arrangements in place as of November 2, 2017 that are not materially modified after that date.

We believe that the EPS performance-restricted share units awarded to NEOs as part of the fiscal 2018 LTI Program will qualify for such transition relief. The EPS performance-restricted share units will be paid out based upon our adjusted EPS performance during the fiscal 2018 performance period. However, there can be no guarantee that these awards will qualify for transition relief under the TCJA.

Now that the performance-based compensation exception is no longer available, the Company anticipates that it will no longer include IRC Section 162(m)-related limitations or provisions or request shareholder approval for this purpose and may not generally attempt to meet the requirements previously included in our plans related to the exception, however the Company intends to continue its pay for performance philosophy and will continue to provide that a significant portion of compensation paid to our NEOs is subject to performance criteria. Further, based on the changes to IRC Section 162(m) effective January 1, 2018, we anticipate that the after-tax cost of compensating our NEOs will increase.

Policies Prohibiting Hedging or Pledging Company Securities

Our policies prohibit directors and executive officers from hedging the economic risk associated with fully owned shares, restricted share units and unexercised stock options. We also have a policy that prohibits pledging of shares by directors and executive officers, with an exception for pledge arrangements that were established prior to September 25, 2013. No executive officers have any existing pledge agreements.

Incentive Compensation Clawback Policy

In September 2017, the Board approved the Campbell Soup Company Incentive Compensation Clawback Policy (“Clawback Policy”) to better align our compensation practices with our shareholders’ interests and ensure that incentive compensation is based upon accurate financial information. Our Clawback Policy, which covers all executive officers (including the NEOs), allows for recovery of cash and equity incentive compensation in the event the Company is required to prepare a material financial restatement due to fraud or intentional misconduct.

The Committee has sole discretion to determine whether and how to apply the Clawback Policy. In determining whether to recover compensation, the Committee will consider whether the executive officer received incentive compensation based on the original financial results that was in excess of the incentive compensation that should have been received based on the restated financial results. The Committee will also consider the accountability of the individual executive officer for the restatement, including whether the individual engaged in fraud or intentional misconduct.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee
Nick Shreiber, Chair
Fabiola R. Arredondo
Bennett Dorrance
Randall W. Larrimore
Marc B. Lautenbach

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EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following Summary Compensation Table provides information concerning the fiscal 2018 compensation of our Interim Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers who were serving as executive officers at fiscal year end (July 29, 2018), and one former executive officer who would have been one of the three most highly compensation executive officers at fiscal year end if he had been serving as an executive officer at fiscal year end (“named executive officers” or “NEOs”). Information is only included for Messrs. McLoughlin and Morrissey for those years within the last three fiscal years in which the individual was an NEO. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Keith R. McLoughlin Interim President and Chief Executive Officer	2018	$216,986	$0	$2,964,677	$0	$0	$0	$408,630	$3,590,293

Denise M. Morrison Former President and Chief Executive Officer	2018	$915,603	$0	$3,723,456	$1,384,081	$0	$307,740	$636,206	$6,967,086
	2017	$1,129,167	$0	$3,321,712	$1,305,812	$1,106,625	$1,634,018	$426,427	$8,923,761
	2016	$1,100,000	$0	$5,367,165	$1,683,813	$1,980,000	$2,380,998	$420,205	$12,932,181
Anthony P. DiSilvestro Senior Vice President and Chief Financial Officer	2018	$699,583	$50,000	$1,068,631	$397,223	$0	$267,938	$81,268	$2,564,643
	2017	$677,083	$0	$981,157	$385,702	$399,263	$805,609	$92,465	$3,341,279
	2016	$642,500	$0	$1,481,533	$464,786	$702,000	$1,396,933	$84,510	$4,772,262
Mark R. Alexander Former President, Americas Simple Meals and Beverages	2018	$730,000	$0	$1,128,916	$419,631	$0	$0	$182,310	$2,460,857
	2017	$717,500	$0	$1,056,909	$415,482	$457,026	$354,314	$95,873	$3,097,104
	2016	$696,667	$0	$1,774,267	$556,630	$774,900	$1,024,862	$82,421	$4,909,747

Adam G. Ciongoli Senior Vice President and General Counsel	2018	$722,917	$50,000	$965,057	$358,722	$0	$0	$221,643	$2,318,339
	2017	$711,667	$0	$1,468,889	$332,386	$371,280	$0	$269,307	$3,153,529
	2016	$700,000	$600,000	$1,366,206	$428,605	$672,000	$0	$148,645	$3,915,456
Luca Mignini Senior Vice President and Chief Operating Officer	2018	$747,433	$50,000	$1,731,729	$363,899	$0	$0	$228,655	$3,121,716
	2017	$708,167	$0	$883,411	$347,280	$386,512	$0	$270,002	$2,595,372
	2016	$693,125	$0	$1,454,884	$456,439	$666,900	$0	$268,463	$3,539,811
Robert W. Morrissey Former Senior Vice President and Chief Human Resources Officer	2018	$505,542	$0	$597,069	$221,941	$0	$0	$124,973	$1,449,525

(1)

The amounts reported in this column for fiscal 2018 for Messrs. DiSilvestro, Ciongoli and Mignini represent a special one-time cash incentives that were paid following the successful closing of the Snyder’s-Lance acquisition. Please see the discussion on page [__] of the CD&A for additional information.

The amount reported in this column for Mr. Ciongoli for fiscal 2016 represents a one-time cash payment in recognition of his forfeiture of equity awards and other income from Mr. Ciongoli’s prior employment.

(2)

The amounts reported in this column represent the aggregate grant date fair value of all stock awards granted to each NEO, calculated in accordance with FASB ASC Topic 718, for the listed fiscal year. The assumptions we used in calculating these amounts will be included in Note 17 to the Consolidated Financial Statements in our 2018 Form 10-K.

The amounts reported in the Summary Compensation Table for the performance-based awards assume a future payout at the target level and may not represent the amounts that the NEOs will actually realize from the awards. Whether and to what extent, an NEO realizes value with respect to these performance-based awards will depend on our actual operating and TSR performance and the NEO’s continued employment. If our performance results in a future payout at the maximum level (200% of target), the aggregate grant date fair value of the performance-based stock awards granted in fiscal 2018 would have been as follows: Ms. Morrison, $6,058,839; Mr. DiSilvestro, $1,738,871; Mr. Alexander, $1,836,967; Mr. Ciongoli, $1,570,348; Mr. Mignini, $1,592,954 and Mr. Morrissey, $971,556.

A portion of the performance-based awards shown above for Ms. Morrison and Messrs. Alexander and Morrissey will be eligible to vest based on the length of time each executive was employed during the applicable performance

Campbell Soup Company   |   2018 Proxy Statement   51

period. The remaining portions of each award will be forfeited due to each executive’s failure to meet the service-based vesting conditions. The aggregate grant date fair value of the performance based-awards that will be forfeited by each executive, and the aggregate grant date fair value of the performance based-awards that will be eligible to vest is set forth in the table below. Whether and to what extent the awards partially vest will ultimately depend on our operating and TSR performance.

Name	Fiscal Year Granted	Grant Date Fair Value of Forfeited Awards	Grant Date Fair Value of Awards Eligible to Vest
Denise M. Morrison	2018	$1,816,427	$1,907,029
	2017	$872,605	$2,449,107
	2016	$425,806	$4,941,359
Mark R. Alexander	2018	$635,730	$493,186
	2017	$256,255	$800,654
	2016	$0	$1,774,267
Robert W. Morrissey	2018	$249,671	$347,398

The amounts reported in the Summary Compensation Table for time-lapse stock awards assume the service conditions will be met and the awards will vest. Whether, and to what extent an NEO realizes value with respect to these time-lapse awards will depend on the NEO’s continued employment.

For additional information on grant date fair value and estimated future payouts of stock awards, see the 2018 Grants of Plan-Based Awards table on page [__], and to see the value of stock awards actually realized by the NEOs in fiscal 2018, see the 2018 Option Exercises and Stock Vested table on page [__].

(3)

The amounts reported in this column represent the grant date fair value of the option awards, calculated in accordance with FASB ASC Topic 718, for the listed fiscal year. The assumptions we used in calculating these amounts will be included in Note 17 to the Consolidated Financial Statements in our 2018 Form 10-K. For additional information on grant date fair value of option awards, see the 2018 Grants of Plan-Based Awards table on page [__].

Mr. Alexander’s unvested option awards shown above will be forfeited on October 1, 2018. Ms. Morrison and Mr. Morrissey qualified for retirement treatment under the terms of their option awards. Their option awards shown above will continue to vest on their original schedule.

(4)	The amounts reported in this column for each NEO reflect the amounts earned and paid under the AIP. Payments under the AIP were determined as described in the CD&A beginning on page [__].

(5)

The change in pension amounts reported for fiscal 2018 are comprised of changes between July 31, 2017 and July 29, 2018 in the actuarial present value of the accumulated pension benefits for each eligible NEO. Eligible NEOs receive pension benefits under the same formula applied to all eligible U.S.-based salaried employees, except for benefits accrued under the MCHP. The assumptions used in calculating the change in pension value are described on page [__].

The values reported in this column are theoretical, as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing our consolidated audited financial statements for the years ended July 30, 2017 and July 29, 2018. The Qualified Plan and MCHP utilize different methods of calculating actuarial present value for the purpose of determining a lump-sum payment, if any, to be paid under each pension plan. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue under the Qualified Plan and/or MCHP, as applicable, during any given year. Messrs. McLoughlin, Ciongoli and Mignini are not eligible to participate in either the Qualified Plan or MCHP. The material provisions of our pension plans and deferred compensation plans are described beginning on page [__] and on page [__].

No NEO received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts during fiscal 2018.

(6)

The amounts reported in this column reflect, for each NEO, the sum of (i) the incremental cost to Campbell of all perquisites and other personal benefits; (ii) any amounts contributed by Campbell to the applicable 401(k) plan and any 401(k) supplemental program, which are part of our deferred compensation plans; (iii) Executive Retirement Contributions; (iv) any premiums paid by Campbell for executive long-term disability benefits; (v) any post-employment payments made or accrued during fiscal 2018; and (vi) any other amounts received by the NEO. See footnote (c) to the table below for further detail about additional post-employment payments to be paid that are subject to certain conditions.

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The following table outlines those (i) perquisites and other personal benefits and (ii) all other additional compensation required by the SEC rules to be separately quantified:

Name	401(k) Company Contribution	401(k) Supplemental Company Contribution(a)	Executive Retirement Contribution(b)	Long-Term Disability	Post-Employment Payments(c)	Perquisites(d)		Other(g)	Total
Keith R. McLoughlin	$12,608	$0	$19,462	$0	$0	$128,560	(e)	$248,000	$408,630
Denise M. Morrison	$11,000	$71,239	$0	$4,645	$307,708	$241,614	(f)	$0	$636,206
Anthony P. DiSilvestro	$11,000	$32,933	$0	$5,335	$0	$32,000		$0	$81,268
Mark R. Alexander	$11,000	$36,470	$0	$4,199	$98,641	$32,000		$0	$182,310
Adam G. Ciongoli	$19,250	$57,325	$109,392	$3,676	$0	$32,000		$0	$221,643
Luca Mignini	$19,250	$60,067	$113,310	$4,028	$0	$32,000		$0	$228,655
Robert W. Morrissey	$11,000	$18,106	$0	$3,440	$60,427	$32,000		$0	$124,973

(a)	See page [__] for a description of the supplemental 401(k) program.

(b)	This amount is unvested and is subject to forfeiture if the vesting criteria are not met. See page [__] for a description of the Executive Retirement Contribution.

(c)

The amounts in this column represent the amounts paid pursuant to post-employment arrangements with the respective NEOs. For Ms. Morrison, the amount includes salary continuation payments, reimbursement of legal fees and the payout of accrued, unused vacation time pursuant to her Agreement during the period from May 18, 2018 through July 29, 2018. For Mr. Alexander, the amount includes salary, benefits and the fees associated with an executive coach, paid pursuant to his severance agreement with the Company that are in addition to the amounts to which he is entitled under the Campbell Soup Company Severance Pay Plan for Salaried Employees. For Mr. Morrissey, the amount includes salary and benefits paid pursuant to his severance agreement with the Company during the period from August 1, 2018 through September 3, 2018 that are in addition to the amounts to which he is entitled under the Campbell Soup Company Severance Pay Plan for Salaried Employees.

In addition, the aforementioned NEOs are entitled to payments in fiscal 2019 and beyond that are subject to certain conditions that were not satisfied as of July 29, 2018 and are not reflected above. For Ms. Morrison, the amount is $2,106,453, and includes continued payment of base salary and continued insurance benefits (life and medical) at active employee rates through May, 2020. For Mr. Alexander, the amount is $1,504,475 and includes continued payment of base salary and continued insurance benefits (life and medical) at active employee rates through October, 2020. For Mr. Morrissey, the amount is $1,073,319 and includes continued payment of base salary and continued insurance benefits (life and medical) at active employee rates through October, 2020, and the cost of an executive coach. The salary and benefit amounts will be paid through the Company’s normal bi-weekly payroll process; the amounts for executive coaching will be paid as the services are used.

(d)

The amounts in this column represent the perquisites provided to each NEO, including $48,000 of personal benefits paid to Ms. Morrison under our Personal Choice program, and $32,000 of personal benefits paid to each of Messrs. DiSilvestro, Alexander, Ciongoli, Mignini and Morrissey under our Personal Choice program. See page [__] for a description of the Personal Choice program.

(e)

The amount disclosed for Mr. McLoughlin includes: $109,667 of expenses associated with commuting use of an aircraft leased through NetJets at the applicable hourly rate charged to the Company by NetJets, $18,735 of expenses associated with Company-provided housing, and $158 of expenses associated with use of the Company’s EZ-Pass account for commuting purposes.

(f)

The amount disclosed for Ms. Morrison includes: the $48,000 Personal Choice payment described above, $177,602 of expenses associated with personal use of an aircraft leased through NetJets at the applicable hourly rate charged to the Company by NetJets, and $16,012 of expenses associated with personal use of a Company-owned vehicle which was calculated based on total compensation paid by the Company to the driver plus total vehicle costs incurred by the Company (including fuel, tolls, maintenance and depreciation) multiplied by the percentage of time Ms. Morrison utilized the vehicle for personal or commuting purposes.

(g)

The amount disclosed for Mr. McLoughlin consists of the $248,000 he received in January 2018, under the 2018 non-employee director compensation program (see page [__] for a full description of the 2018 non-employee director compensation program).

Campbell Soup Company   |   2018 Proxy Statement   53

2018 Grants of Plan-Based Awards

The table below shows the awards granted to our NEOs during fiscal 2018 under the AIP and LTI Program.

Name	Award Type	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: # of Stock Units (#)	All Other Option Awards: # of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/sh)(4)	Closing Price on Grant Date ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith R. McLoughlin	Time-Lapse	5/21/2018	5/17/2018	—	—	—	—	—	—	88,287	—	—		$2,964,677
	Grant
Denise M. Morrison	AIP	—	—	$0	$1,728,000	$3,456,000	—	—	—	—	—	—		—
	TSR Grant	10/1/2017	9/27/2017	—	—	—	29,647	59,294	118,588	—	—	—		$2,335,383
	EPS Grant	10/1/2017	9/27/2017	—	—	—	29,647	29,647	29,647	—	—	—		$1,388,073
	Stock Option	10/1/2017	9/27/2017	—	—	—	—	—	—	—	207,468	$47.185	$46.82	$1,384,081
Anthony P. DiSilvestro	AIP	—	—	$0	$632,700	$1,265,400	—	—	—	—	—	—		—
	TSR Grant	10/1/2017	9/27/2017	—	—	—	8,508	17,017	34,034	—	—	—		$670,240
	EPS Grant	10/1/2017	9/27/2017	—	—	—	8,509	8,509	8,509	—	—	—		$398,391
	Stock Option	10/1/2017	9/27/2017	—	—	—	—	—	—	—	59,542	$47.185	$46.82	$397,223
Mark R. Alexander	AIP	—	—	$0	$658,620	$1,317,240	—	—	—	—	—	—		—
	TSR Grant	10/1/2017	9/27/2017	—	—	—	8,988	17,977	35,954	—	—	—		$708,051
	EPS Grant	10/1/2017	9/27/2017	—	—	—	8,989	8,989	8,989	—	—	—		$420,865
	Stock Option	10/1/2017	9/27/2017	—	—	—	—	—	—	—	62,901	$47.185	$46.82	$419,631
Adam G. Ciongoli	AIP	—	—	$0	$579,760	$1,159,520	—	—	—	—	—	—		—
	TSR Grant	10/1/2017	9/27/2017	—	—	—	7,684	15,368	30,736	—	—	—		$605,292
	EPS Grant	10/1/2017	9/27/2017	—	—	—	7,684	7,684	7,684	—	—	—		$359,765
	Stock Option	10/1/2017	9/27/2017	—	—	—	—	—	—	—	53,771	$47.185	$46.82	$358,722
	AIP	—	—	$0	$766,247	$1,532,494	—	—	—	—	—	—		—
Luca Mignini	TSR Grant	10/1/2017	9/27/2017	—	—	—	7,794	15,589	31,178	—	—	—		$613,996
	EPS Grant	10/1/2017	9/27/2017	—	—	—	7,795	7,795	7,795	—	—	—		$364,962
	Stock Option	10/1/2017	9/27/2017	—	—	—	—	—	—	—	54,547	$47.185	$46.82	$363,899
	Time-Lapse
	Grant	4/1/2018	3/21/2018	—	—	—	—	—	—	17,381	—	—		$752,771
Robert W. Morrissey	AIP	—	—	$0	$356,160	$712,320	—	—	—	—	—	—		—
	TSR Grant	10/1/2017	9/27/2017	—	—	—	4,754	9,508	19,016	—	—	—		$374,487
	EPS Grant	10/1/2017	9/27/2017	—	—	—	4,754	4,754	4,754	—	—	—		$222,582
	Stock Option	10/1/2017	9/27/2017	—	—	—	—	—	—	—	33,268	$47.185	$46.82	$221,941

(1)	The amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards columns represent the minimum, target and maximum payouts for each executive for fiscal 2018 under the applicable annual incentive plan.

(2)

The Committee sets dollar targets for grants to NEOs under the LTI Program. The dollar targets may be expressed as a percentage of salary or as some other amount and converted to units based upon Campbell’s average closing stock price during the last 20 trading days in the month of August prior to the grant date, which was $52.64 for the fiscal 2018 grants.

The performance period for TSR performance-based grants made during fiscal 2018 is fiscal years 2018-2020, and these grants represent 50% of each NEO’s fiscal 2018 LTI award. The performance period for EPS performance-based grants made during fiscal 2018 is fiscal year 2018, and these grants represent 25% of NEO’s fiscal 2018 LTI award. The target units are credited to the NEOs on the grant date. For units granted in fiscal 2018, dividend equivalents will not be paid on the units during the performance period. Instead, accumulated dividend equivalents will be paid in cash on the restricted share units that vest at the end of the performance period when the grants are paid out.

The Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. See the description in the CD&A beginning on page [__] for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the units in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page [__].

(3)

The stock options have 10-year terms and vest ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. The option awards represent 25% of each NEO’s fiscal 2018 LTI award, assuming one restricted stock unit has equivalent grant value to seven stock options.

(4)

The exercise price shown in this column for the options granted on October 1, 2017 is based on the average of the high and low trading prices of the Company’s common stock on the NYSE on September 29, 2017, the trading day closest to the grant date.

(5)

The closing price shown in this column for the options granted on October 1, 2017 is the closing price of the Company’s common stock on the NYSE on September 29, 2017, the trading day closest to the grant date.

(6)

The amounts reported in this column represent the grant date fair value of the stock and option awards granted in fiscal 2018, calculated in accordance with FASB ASC Topic 718. The assumptions we used in calculating these amounts will be included in Note 17 to the Consolidated Financial Statements in our 2018 Form 10-K.

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2018 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and restricted share units by each of the NEOs at fiscal year-end. This table includes exercisable and unexercisable stock options, unvested time-lapse restricted share units, unvested performance-restricted share units and unvested equity incentive plan awards. Each equity grant is shown separately for each NEO. The market value of stock awards is based on the closing market price of our common stock on July 27, 2018, which was $40.94. The performance-restricted share units, which were initially granted on October 1, 2015, October 1, 2016 and October 1, 2017, are subject to specific goals during the applicable performance period as explained in the CD&A beginning on page [__]. The footnotes below the table describe the vesting schedules.

For additional information about the awards, see the description of the LTI Program in the CD&A beginning on page [__].

	Option Awards						Stock Awards
Name	Grant Date for Options	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date for Stock Units		Number of Unvested Stock Units (#)	Market Value of Unvested Stock Units ($)	Equity Incentive Plan Awards: Number of Unvested Unearned Stock Units (#)	Equity Incentive Plan Awards: Market Value of Unvested Unearned Stock Units ($)
Keith R. McLoughlin							5/21/2018	(6)	88,287	$3,614,470

Denise M. Morrison	10/1/2017		207,468	(1)	$47.185	10/1/2027	10/1/2015	(2)	0	$0
	10/1/2016	57,923	115,847	(1)	$54.65	10/1/2026	10/1/2015	(3)	10,229	$418,775
	10/1/2015	163,657	81,829	(1)	$50.205	10/1/2025	10/1/2016	(3)	16,555	$677,762
							10/1/2017	(3)	29,647	$1,213,748
							10/1/2016	(4)			13,795	$564,767
							10/1/2017	(5)			6,588	$269,713
Anthony P. DiSilvestro	10/1/2017		59,542	(1)	$47.185	10/1/2027	10/1/2015	(2)	0	$0
	10/1/2016	17,109	34,218	(1)	$54.65	10/1/2026	10/1/2015	(3)	2,824	$115,615
	10/1/2015	45,174	22,588	(1)	$50.205	10/1/2025	10/1/2016	(3)	4,890	$200,197
							10/1/2017	(3)	8,509	$348,358
							10/1/2016	(4)			7,334	$300,254
							10/1/2017	(5)			8,508	$348,318
Mark R. Alexander	10/1/2017		62,901	(1)	$47.185	10/1/2027	10/1/2015	(2)	0	$0
	10/1/2016	18,430	36,860	(1)	$54.65	10/1/2026	10/1/2015	(3)	3,382	$138,459
	10/1/2015	54,101	27,051	(1)	$50.205	10/1/2025	10/1/2016	(3)	5,268	$215,672
							10/1/2017	(3)	8,989	$368,010
							10/1/2016	(4)			7,901	$323,467
							10/1/2017	(5)			8,988	$367,969
Adam G. Ciongoli	10/1/2017		53,771	(1)	$47.185	10/1/2027	10/1/2015	(2)	0	$0
	10/1/2016	14,744	29,488	(1)	$54.65	10/1/2026	10/1/2015	(3)	2,604	$106,608
	10/1/2015	41,658	20,829	(1)	$50.205	10/1/2025	10/1/2016	(3)	4,214	$172,521
							10/1/2017	(3)	7,684	$314,583
							10/1/2016	(4)			6,321	$258,782
							10/1/2017	(5)			7,684	$314,583
							12/1/2016	(6)	10,907	$446,533
Luca Mignini	10/1/2017		54,547	(1)	$47.185	10/1/2027	10/1/2015	(2)	0	$0
	10/1/2016	15,404	30,810	(1)	$54.65	10/1/2026	10/1/2015	(3)	2,773	$113,527
	10/1/2015	44,363	22,182	(1)	$50.205	10/1/2025	10/1/2016	(3)	4,403	$180,259
							10/1/2017	(3)	7,795	$319,127
							10/1/2016	(4)			6,604	$270,368
							10/1/2017	(5)			7,794	$319,086
							4/1/2018	(6)	17,381	$711,578
Robert W. Morrissey	10/1/2017		33,268	(1)	$47.185	10/1/2027	10/1/2015	(2)	0	$0
	10/1/2016	8,868	17,736	(1)	$54.65	10/1/2026	10/1/2015	(3)	1,258	$51,503
	10/1/2015	20,126	10,063	(1)	$50.205	10/1/2025	10/1/2016	(3)	2,535	$103,783
							10/1/2017	(3)	4,754	$194,629
							10/1/2016	(4)			3,801	$155,613
							10/1/2017	(5)			4,754	$194,629

(1)	These options were not exercisable at the end of fiscal 2018. The options vest ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. All of the remaining options granted on 10/1/2015 vested on September 30, 2018, and one-third of the options granted on 10/1/2016 and 10/1/2017 vested on September 30, 2018.

Campbell Soup Company   |   2018 Proxy Statement   55

(2)	These are TSR performance-restricted share units that were granted in fiscal 2016 with a fiscal 2016-2018 performance period. The awards are shown at 0% of target. The fiscal 2016-2018 performance period ended on July 27, 2018. The Committee met on August 20, 2018 to evaluate our TSR performance over the fiscal 2016-2018 performance period. Based on our TSR performance over the fiscal 2016-2018 performance period, the Committee certified the payout of the fiscal 2016 TSR performance-restricted share units at 0%. Please see page [__] of the CD&A for additional information on the fiscal 2016 TSR performance-restricted share units.
(3)	These are EPS performance-restricted share units that were granted in fiscal 2016, fiscal 2017 and fiscal 2018. The awards are shown at 100% of target. The fiscal 2016 and fiscal 2017 shares vested at 100%, based on EPS performance during fiscal 2016 or fiscal 2017, as applicable. The fiscal 2018 performance period ended on July 29, 2018. The Committee met on August 20, 2018 to evaluate our EPS performance for the fiscal 2018 performance period. Based on our EPS performance for fiscal 2018 compared to the target established at the beginning of the performance period, the Committee certified the payout of these EPS performance-restricted share units at 100% on September 30, 2018, the vesting date. Please see page [___] of the CD&A for additional information on the EPS performance-restricted share units.
(4)	These are TSR performance-restricted share units that were granted in fiscal 2017 with a fiscal 2017-2019 performance period. Because our TSR performance as of the end of fiscal 2018 failed to meet the performance measure required for payment at threshold, these awards are shown at threshold (50% of target). The extent to which these awards will vest and be paid out following the end of the fiscal 2017-2019 performance period will depend on our actual TSR performance over the full performance period. In addition, the grantee must remain employed through September 30, 2019 for the award to vest.
(5)	These are TSR performance-restricted share units that were granted in fiscal 2018 with a fiscal 2018-2020 performance period. Because our TSR performance as of the end of fiscal 2018 failed to meet the performance measure required for payment at threshold, these awards are shown at threshold (50% of target). The extent to which these awards will vest and be paid out following the end of the fiscal 2018-2020 performance period will depend on our actual TSR performance over the full performance period. In addition, the grantee must remain employed through September 30, 2020 for the award to vest.
(6)	These are time-lapse restricted shares which vest as follows:

Name	Grant Date	Vesting Schedule
Keith R. McLoughlin	5/21/2018	100% will vest on the earlier of 5/21/2019 or the appointment of a successor president and chief executive officer
Adam G. Ciongoli	12/1/2016	1/3 will vest on 12/1/2018 and 2/3 will vest on 12/1/2019
Luca Mignini	4/1/2018	100% will vest on 4/1/2021

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2018 Option Exercises and Stock Vested

The following table provides information on the number of shares acquired by each NEO upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax. No NEOs exercised stock options during fiscal 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith R. McLoughlin(1)	0	$0
Denise M. Morrison(2)	136,064	$6,401,811
Anthony P. DiSilvestro(3)	35,123	$1,652,537
Mark R. Alexander(4)	42,710	$2,009,506
Adam G. Ciongoli(5)	33,835	$1,760,273
Luca Mignini(6)	36,080	$1,697,564
Robert W. Morrissey(7)	18,028	$848,217

(1)	Mr. McLoughlin did not acquire any shares upon the vesting of stock awards during fiscal 2018.
(2)	Ms. Morrison received an aggregate of 136,064 shares at a market price of $47.05 per share on September 30, 2017, upon the vesting of 102,797 TSR performance-restricted share units from the fiscal 2015-fiscal 2017 performance period, and 33,267 EPS performance-restricted share units.
(3)	Mr. DiSilvestro received an aggregate of 35,123 shares at a market price of $47.05 per share on September 30, 2017, upon the vesting of 26,106 TSR performance-restricted share units fiscal 2015-fiscal 2017 performance period, and 9,017 EPS performance-restricted share units.
(4)	Mr. Alexander received an aggregate of 42,710 shares at a market price of $47.05 per share on September 30, 2017, upon the vesting of 32,088 TSR performance-restricted share units fiscal 2015-fiscal 2017 performance period, and 10,622 EPS performance-restricted share units.
(5)	Mr. Ciongoli received 29,124 shares at a market price of $52.83 per share on August 1, 2017, upon the vesting of time-lapse restricted share units. Mr. Ciongoli also received 4,711 shares at a market price of $47.05 per share on September 30, 2017, upon the vesting of EPS performance-restricted share units.
(6)	Mr. Mignini received an aggregate of 36,080 shares at a market price of $47.05 per share on September 30, 2017, upon the vesting of 27,200 TSR performance-restricted share units fiscal 2015-fiscal 2017 performance period, and 8,880 EPS performance-restricted share units.
(7)	Mr. Morrissey received an aggregate of 18,028 shares at a market price of $47.05 per share on September 30, 2017, upon the vesting of 13,556 TSR performance-restricted share units fiscal 2015-fiscal 2017 performance period, and 4,472 EPS performance-restricted share units.

Campbell Soup Company   |   2018 Proxy Statement   57

2018 Pension Benefits

Eligible NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). Messrs. McLoughlin, Ciongoli and Mignini are not eligible to participate in either plan, as both plans were closed to new participants in 2010, prior to the start of their respective employment with Campbell.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Keith R. McLoughlin	Not applicable	0		$0		$0
	Not applicable	0		$0		$0
Denise M. Morrison	Qualified Plan	15.1	(1)	$404,500		$0
	MCHP	15.1	(1)	$12,359,148		$0
Anthony P. DiSilvestro	Qualified Plan	22.2		$771,632		$0
	MCHP	22.2		$5,808,189		$0
Mark R. Alexander	Qualified Plan	28.3	(2)	$812,254	(3)	$0
	MCHP	28.3	(2)	$3,883,618	(3)	$0
Adam G. Ciongoli	Not applicable	0		$0		$0
	Not applicable	0		$0		$0
Luca Mignini	Not applicable	0		$0		$0
	Not applicable	0		$0		$0
Robert W. Morrissey	Qualified Plan	15.6		$372,923		$0
	MCHP	15.6		$3,828,445		$0

(1)	Number of Years of Credited Service is as of May 18, 2018, the effective date of Ms. Morrison’s departure.
(2)	Number of Years of Credited Service reflects all of Mr. Alexander’s years of service with Campbell, including service outside of the U.S.
(3)	Present Value of Accumulated Benefit includes all amounts credited to Mr. Alexander in Campbell’s U.S. pension plans, with an actuarial offset for the value of Mr. Alexander’s accrued benefit in the Campbell Canada Pension Plan.

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees up to the applicable annual limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999 (including Mr. Alexander and Mr. DiSilvestro) are eligible to receive the greater of their pension benefit under the prior benefit formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999 (including Ms. Morrison and Mr. Morrissey) are instead eligible only for the cash balance benefit. The pension benefits calculated under the prior benefit formula based on final average pay were frozen on April 30, 2014.

In January 2010, the Board took action to close the Qualified Plan to new participants, effective December 31, 2010, and, instead, offer eligible employees new enhancements to our 401(k) plan. This action is consistent with our efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. As a result of this action, Messrs. Ciongoli and Mignini do not participate in the Qualified Plan. The Qualified Plan remains available to all active participants as of December 31, 2010, including Ms. Morrison and Messrs. Alexander, DiSilvestro and Morrissey.

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A participant in the Qualified Plan receives a plan account consisting of an opening account balance, pay credits and interest credits.

●	Opening Account Balance: If an employee was an active participant on April 30, 1999, he or she received an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump-sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.
●

Pay Credits: Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC and described in more detail below in this section. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31 of Prior Calendar Year	Pay Credit Rate
Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which employment ended.

●	Interest Credits: Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes non-deferred base pay and AIP payments, and deferred compensation attributable to pre-tax contributions to the Company’s applicable welfare cafeteria plan and 401(k) plan, respectively. Under the Qualified Plan, participating NEOs are not eligible for unreduced benefits before attaining the normal retirement age of 65. The exception is Mr. DiSilvestro, who will be eligible for an unreduced benefit after attaining age 62. In addition, we do not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining three years of service. Lump-sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump-sum present value of the annual pension benefit that was earned as of July 29, 2018 and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in this manner for Ms. Morrison, but not for Mr. Alexander and Mr. DiSilvestro. Because Mr. Alexander and Mr. DiSilvestro had an accrued benefit on April 30, 1999, their benefits are determined using the prior benefit formula of 1% of their Final Average Pay (up to the Social Security Covered Compensation amount) plus 1.5% of their Final Average Pay in excess of the Social Security Covered Compensation times their years of service. Final Average Pay is the average of eligible compensation earned in the highest five calendar years, whether or not consecutive, during the last ten years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be employed by us. Under the prior benefit formula, if a participant continues to work for Campbell until at least age 55 with five years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Messrs. Alexander’s and DiSilvestro’s accumulated benefit is the lump-sum present value of the annual pension benefit that was earned as of July 29, 2018, and that would be payable at age 62.

The Mid-Career Hire Pension Plan

The MCHP was established as an unfunded, nonqualified plan for certain U.S.-based senior executives. It was intended to provide a participant who was hired in the middle of his or her career with pension benefits that attempt to replicate the pension benefits earned by a similarly situated employee who instead worked his or her entire career for Campbell. We established the MCHP to attract and retain more experienced executives who typically would have to forfeit future pension benefits from their prior employers if they joined our Company and thus, would otherwise be unable to accumulate a full pension benefit over an entire career with a single employer. The MCHP also provides benefits in excess of the annual IRC limits that are applicable to the Qualified Plan.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment. Depending on a participant’s age and years of service, he or she will be eligible to receive an MCHP benefit under either the income replacement formula, or the excess benefit formula. If a participant satisfies the eligibility criteria such that he or she is eligible for an MCHP benefit under both formulas, the formula resulting in the higher benefit will apply.

In May 2010, the Committee determined to close the MCHP to any new participants, effective December 31, 2010, and instead, offer eligible senior executives a new nonqualified defined contribution account, which is further described below under “Executive Retirement Contribution.” Like the closure of the Qualified Plan, this action is consistent with our efforts to move toward defined contribution plans as the vehicle for offering retirement benefits to our employees. The current MCHP design will be maintained for all active participants.

Campbell Soup Company   |   2018 Proxy Statement   59

Income Replacement Formula

A participant hired or promoted into an eligible salary grade on or before December 31, 2010 and who is age 55 with at least five years of employment is eligible for an MCHP benefit under the income replacement formula. If such a participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. Adjusted Final Pay is equal to the average of eligible compensation earned in the highest five calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Participants are eligible for unreduced pensions under the income replacement formula beginning at age 62.

Excess Benefit Formula

A participant hired or promoted into an eligible salary grade on or before December 31, 2010 and who had at least three years of service is eligible for an MCHP benefit under the excess benefit formula. If such a participant terminates employment on or after three years of service, the benefit is calculated using the pension formula under the Qualified Plan described above but only on eligible compensation in excess of the annual IRC limit on compensation. Participants shall receive reduced pensions under the excess benefit formula if they begin to receive payments before normal retirement age, which is age 65.

The MCHP defines eligible compensation in the same manner as in the Qualified Plan. In addition, the MCHP provides benefit accruals on base pay or AIP payments that are deferred. Ms. Morrison and Mr. DiSilvestro are vested in the MCHP benefit using the income replacement formula as they have satisfied the age and service criteria. We do not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 29, 2018, and that would be payable under the MCHP at age 62. A lump-sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump-sum form of payment is not available under the MCHP.

Executive Retirement Contribution

Following the closure of the MCHP to new participants, the Committee implemented an Executive Retirement Contribution for eligible U.S.-based senior executives who were hired on or after January 1, 2011. The Executive Retirement Contribution is intended to attract experienced executives and provide retirement benefits to these executives, who are not eligible to participate in the MCHP. Executive Retirement Contributions are subject to a vesting schedule, which is designed to balance attraction and retention objectives.

We will credit an eligible participant’s Supplemental Retirement Plan account with an Executive Retirement Contribution equal to 10% of the participant’s base salary and annual incentive. The Executive Retirement Contributions are subject to an age-graded vesting schedule and do not begin to vest until the participant has attained age 55 and completed at least five years of service with Campbell. The table below provides details on the vesting criteria:

Vesting Percentage	Criteria
50%	Age 55 and at least 5 years of service
60%	Age 56 and at least 5 years of service
70%	Age 57 and at least 5 years of service
80%	Age 58 and at least 5 years of service
90%	Age 59 and at least 5 years of service
100%	Age 60 and at least 5 years of service

Messrs. McLoughlin, Ciongoli and Mignini were the only NEOs who received an Executive Retirement Contribution in fiscal 2018, and the amounts credited to each of them are unvested. For additional information on the Executive Retirement Contribution, please see the 2018 Nonqualified Deferred Compensation Table and accompanying narrative beginning on page [__].

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Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2018	2017	2016
ASC 715 Discount Rate	4.20% — Qualified Plan	3.73% — Qualified Plan	3.4% (both plans)
	4.18% — MCHP	3.71% — MCHP
Retirement Age for Qualified Plan	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62	62
Pre-retirement Mortality or Disability	None	None	None
Post-retirement Mortality	104% of RP-2014 table backed to 2006 with mortality improvement projected generationally at scale BB-2D to 2011 and scale MP-2017 thereafter	104% of RP-2014 table backed to 2006 with mortality improvement projected generationally at scale BB-2D to 2011 and scale MP-2016 thereafter	104% of RP-2014 table backed to 2006 with mortality improvement projected generationally at scale BB-2D
Cash Balance Interest Rate	3.25%	3.00%	2.75%
Form of Payment	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods

The accumulated benefit is calculated based on credited service and pay as of July 29, 2018. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended July 29, 2018. Our pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans.

Using applicable plan assumptions, the lump sum present value of the Qualified Plan and the MCHP combined as of July 29, 2018 and payable as of September 1, 2018 was as follows: Mr. DiSilvestro: $6,328,714; Mr. Alexander: $3,055,336; and Mr. Morrissey, $3,930,313. Ms. Morrison retired effective May 18, 2018 and her benefit of $13,035,369 will be distributed according to the terms of the Qualified Plan and the MCHP. Mr. McLoughlin, Mr. Ciongoli and Mr. Mignini are not eligible to participate in the plans. All benefit calculations set forth in this narrative and in the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at the time of retirement.

Campbell Soup Company   |   2018 Proxy Statement   61

2018 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Fiscal Year End(2)(3) ($)
Keith R. McLoughlin	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$129,000	$0	$(16,381)	$0	$112,613
Denise M. Morrison	Deferred Compensation Plan	$0	$0	$(6,265)	$0	$24,796
	Supplemental Retirement Plan	$0	$71,239	$(275,969)	$0	$1,687,448
Anthony P. DiSilvestro	Deferred Compensation Plan	$0	$0	$(531)	$0	$2,103
	Supplemental Retirement Plan	$0	$32,933	$(11,969)	$0	$245,813
Mark R. Alexander	Deferred Compensation Plan	$0	$0	$(246)	$0	$972
	Supplemental Retirement Plan	$0	$36,470	$(29,411)	$0	$373,033
Adam G. Ciongoli	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$0	$166,717	$(2,127)	$0	$148,483
Luca Mignini	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$0	$173,377	$137,586	$0	$1,151,807
Robert W. Morrissey	Deferred Compensation Plan	$0	$0	$(13,124)	$0	$95,346
	Supplemental Retirement Plan	$0	$18,106	$(28,618)	$0	$241,697

(1)	The amounts listed above for each NEO are reported in the 2018 Summary Compensation Table under All Other Compensation.
(2)

The amounts listed above for each NEO, other than Messrs. McLoughlin and Morrissey, include amounts previously reported in summary compensation tables as salary, annual incentive payments or the value of grants of restricted stock. Messrs. McLoughlin and Morrissey did not appear in any summary compensation tables prior to fiscal 2018.

(3)

The amounts listed for Messrs. McLoughlin, Ciongoli and Mignini do not include unvested Executive Retirement Contributions. The unvested amounts are as follows: Mr. McLoughlin, $19,468; Mr. Ciongoli, $320,604; Mr. Mignini, $635,301.

The Deferred Compensation Plan and the Supplemental Retirement Plan are unfunded nonqualified deferred compensation plans maintained for the purpose of providing our eligible U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Currently, participants may defer up to 90% of their annual incentive compensation. The ability of executives to defer all or a portion of their long-term incentive awards was eliminated in fiscal 2009, and the ability to defer base salary was eliminated as of January 1, 2011.

For those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($270,000 and $275,000 for calendar years 2017 and 2018, respectively) and who participate in the 401(k) plan, we credit such individual’s Supplemental Retirement Plan account with an amount equal to the matching contribution we would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These contributions are fully vested.

We will also credit an eligible participant’s Supplement Retirement Plan account with an Executive Retirement Contribution equal to 10% of the participant’s base salary and annual incentive. Eligible participants are U.S.-based senior executives who were hired on or after January 1, 2011 and who do not participate in the MCHP. The Executive Retirement Contributions do not begin to vest until the participant has attained age 55 and completed at least five years of service with Campbell. For additional information on the Executive Retirement Contribution and vesting criteria, please see page [__].

Each participant’s contributions to the plans are credited to a notional investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. For deferral accounts, seven investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in: (i) Vanguard’s Institutional Index Fund; (ii) Vanguard’s Extended Market Index Fund; (iii) Vanguard’s Total International Stock Index Fund; (iv) Vanguard’s Total Bond Market Index Fund; (v) Vanguard’s Short-Term Bond Index Fund and (vi) BlackRock’s Short-Term Investment Fund. A participant may reallocate his or her investment account at any time among the seven investment choices, except that reallocations of the Stock Account must be made in compliance with our insider trading policy. Dividends on amounts invested in the Stock Account may be reallocated among the seven investment accounts.

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Potential Payments Upon Termination or Change in Control

The following table describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

	Termination for Cause	Voluntary Resignation (prior to the vesting or payment date)	Retirement (age 55, 5 years of service)
AIP/Annual Incentive	Forfeited	Forfeited	Pro rata portion for the current fiscal year based upon length of employment during the fiscal year, paid out based on business unit/Company performance and individual performance
Unvested time-lapse RSUs; Unvested EPS performance RSUs	Forfeited	Forfeited

100%, provided that the NEO retires at least six months after the grant date and provided further that the grant documents don’t require the NEO to be employed by us on the vesting date; EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Unvested TSR performance RSUs	Forfeited	Forfeited

Pro rata portion of any TSR performance-restricted share units based on length of employment during the applicable restriction period, provided the NEO retires at least six months after the grant date; the pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met

Unvested stock options	Forfeited	Forfeited	Options will continue to vest according to original schedule, provided the NEO retires at least six months after the grant date
Vested, unexercised stock options	Forfeited	Exercise within 3 months, or expiration, whichever is earlier	Exercise until expiration date
Vested Pension	Keep 100%	Keep 100%	Keep 100%
Vested Deferred Compensation Amounts	Keep 100%	Keep 100%	Keep 100%
Vested Executive Retirement Contributions	Keep 100%	Keep 100%	Keep 100%
Unvested Executive Retirement Contributions	Forfeited	Forfeited	Percentage will be paid based on NEO’s age at time of retirement

Campbell Soup Company   |   2018 Proxy Statement   63

Potential Payments Upon Termination or Change in Control (Continued)

	Involuntary Termination Without Cause	Death or Total Disability
AIP/Annual Incentive

Pro rata portion for the current fiscal year based on length of employment during the fiscal year, provided the NEO was employed for at least three months in the fiscal year, paid out based upon business unit/ Company performance and individual performance

Pro rata portion for the current fiscal year based upon length of employment during the fiscal year, paid out based on business unit/Company performance and individual performance
Unvested time-lapse RSUs; Unvested EPS performance RSUs

Pro rata portion will be paid based on length of employment during the applicable restriction period, provided the NEO was employed for at least six months following the grant date; the pro rata portion of EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Retirement eligible (age 55, 5 years of service):

100%, provided that the death/disability occurs at least six months after the grant date and provided further that the grant documents don’t require the NEO to be employed by us on the vesting date; EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Not retirement eligible:

Pro rata portion will be paid based on length of employment during the applicable restriction period, provided the NEO was employed for at least six months following the grant date; the pro rata portion of EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Unvested TSR performance RSUs

Pro rata portion of any TSR performance-restricted share units based on length of employment during the applicable restriction period, provided the NEO’s employment continued at least six months after the grant date; the pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met

Pro rata portion of any TSR performance-restricted share units based on length of employment during the applicable restriction period, provided the death/disability occurs at least six months after the grant date; the pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met

Unvested stock options	Forfeited	Options will continue to vest according to original schedule, provided the death/disability occurs at least six months after the grant date
Vested, unexercised stock options	Exercise within one year of termination, or option expiration, whichever is earlier	Exercise until expiration date
Vested Pension	Keep 100%	Keep 100%
Vested Deferred Compensation Amounts	Keep 100%	Keep 100%
Vested Executive Retirement Contributions	Keep 100%	Keep 100%
Unvested Executive Retirement Contributions	Percentage will be paid based on NEO’s length of employment and age at time of termination	All unvested amounts will vest regardless of age and/or length of employment at the time of death/disability

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Severance Policy

We maintain the Campbell Soup Company Severance Pay Plan for Salaried Employees, which provides severance benefits all employees, including the NEOs. An NEO will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated as a result of a job elimination or consolidation or as part of a reduction in force. Campbell also may offer severance benefits, within its sole discretion, to executive officers who are requested to resign or who are involuntarily terminated without cause. The severance benefits include two years of medical benefits and life insurance unless the officer obtains medical benefits or life insurance from another employer. Change in control severance benefits, which are based on a separate written agreement with each NEO, are described below.

In order to receive severance payments, NEOs must execute a severance agreement and general release that releases the Company from any claims brought by the officer, contains provisions prohibiting the officer from disparaging us, and incorporates provisions from the officer’s non-competition agreement (signed by all officers at the time they are hired), which prohibits the officer from soliciting our employees to work elsewhere and from competing with us for a period of twelve months following termination.

Mr. Alexander and Mr. Morrissey will receive severance benefits under the Campbell Soup Company Severance Pay Plan for Salaried Employees; Ms. Morrison has received and will continue to receive post-employment benefits under the terms of her Agreement.

Change in Control

We have double-trigger CIC Agreements with Messrs. Ciongoli, DiSilvestro and Mignini. We do not have a CIC Agreement with Mr. McLoughlin due to the interim nature of his role. The CIC Agreements with Ms. Morrison and Messrs. Alexander and Morrissey expired when these individuals ceased to be employed by the Company. The double-trigger provisions require the occurrence of the following two events in order for an executive to receive payments and benefits:

(1)	a change in control; and
(2)

the executive’s employment must be terminated involuntarily and without cause (or with respect to benefits provided under the CIC Agreements and the LTI Program, terminated voluntarily for good reason) within two years following the change in control.

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for descendants of the Company’s founder;
(ii)

the persons serving as directors of the Company as of a date specified in the agreement, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or
(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

In March 2010, the Committee determined that effective for any CIC Agreement entered into after January 1, 2011, the provision for Gross-Up Payments would be eliminated. The CIC Agreements with Messrs. Ciongoli and Mignini were entered into after January 1, 2011 and do not provide for such Gross-Up Payments. Mr. DiSilvestro entered into a CIC Agreement prior to January 1, 2011 that provides a Gross-Up Payment, if the NEO’s aggregate amount of CIC Payments is equal to, or more than, 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G. However, if the NEO’s aggregate amount of CIC Payments is less than 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G, the NEO will not receive Gross-Up Payments and the CIC Payments will be reduced, if the reduction would result in the NEO retaining a greater net after-tax value of such CIC Payments.

We also have change in control provisions in our AIP, our long-term incentive plans and our U.S. retirement plans and these provisions apply equally to all participants in the plans, including the NEOs. Our long-term incentive plan contains an additional change in control provision that applies in the event of a change in control where the surviving entity does not assume outstanding long-term incentive awards or substitute equivalent equity for the outstanding long-term incentive awards. Under this provision, termination of employment within two years is not required for vesting.

Campbell Soup Company   |   2018 Proxy Statement   65

The following table generally summarizes the treatment of various compensation elements for the NEOs in the event of a change in control and termination of employment within two years.

Compensation Element	Applicable Plan or Arrangement	Treatment
Base Salary	CIC Agreement	Lump sum payment equal to 2.5x base salary
Annual incentive compensation	CIC Agreement	Lump sum pro-rata payment of annual incentive for the fiscal year in which termination occurs, based on the number of days employed in the fiscal year. An additional lump sum payment equal to 2.5x annual incentive target, which is based on the higher of the NEO’s actual target or the average annual incentive payout over the prior two years
Medical benefits and life insurance	CIC Agreement	Provided at Campbell’s expense for the lesser of (a) 30 months or (b) the number of months remaining until the NEO’s 65th birthday
Pension, 401(k) benefits and Executive Retirement Contributions	CIC Agreement	Lump sum based on a straight life annuity, commencing at age 65, assuming the executive would have remained employed until the earlier of (a) 30 months or (b) age 65
Performance-restricted share units	Campbell Soup Company 2015 Long-Term Incentive Plan*	NEO would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any unvested performance-restricted share units or (ii) a pro rata portion of such unvested performance-restricted share units based on the portion of the performance period that has elapsed prior to the date of the change in control
Time-lapse restricted share units	Campbell Soup Company 2015 Long-Term Incentive Plan*	All restrictions lapse immediately and all such units would become fully vested
Non-qualified stock options	Campbell Soup Company 2015 Long-Term Incentive Plan*	All options would vest and become immediately exercisable

*	Our long-term incentive plan contains an additional change in control provision that applies in the event of a change in control where the surviving entity does not assume outstanding long-term incentive awards or substitute equivalent equity for the outstanding long-term incentive awards. Under this provision, outstanding long-term incentive awards vest in the same manner as set forth in the table above; however, termination of employment within two years is not required for vesting.

Tables

For the NEOs who were serving as executive officers on the last day of fiscal 2018, the following tables display the incremental payments that would be made and the value of equity awards that would vest in the event of termination of employment for the reasons listed. If an NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same. Messrs. DiSilvestro, Mignini and Morrissey were eligible to retire on the last day of fiscal 2018. In addition to the amounts in the following tables, the NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above in the 2018 Pension Benefits table and the 2018 Nonqualified Deferred Compensation table.

Narrative disclosure describing the payments made to executive officers who departed in fiscal 2018 appears after the tables.

Assumptions

The specific assumptions that were used to prepare each table are listed directly below each individual table.

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Keith R. McLoughlin
Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
— Cash Bonus	—	—	—	—		—
— Equity
● Time-Lapse Restricted Share Units	—	—	$3,614,470	$3,614,470		$3,614,470
● Dividend Equivalent Accruals	—	—	$30,900	$30,900		$30,900
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	—	$3,768	(1)	—
— 401(k) Company Contribution	—	—	—	—		—
— 401(k) Supplemental Company Contribution	—	—	—	—		—
— Executive Retirement Contribution	—	—	$19,468	—		—
Severance:
— Cash	—	—	—	$2,200,000	(1)	—
TOTAL:	—	—	$3,664,838	$5,849,138		$3,645,370

The amounts shown in the table above assume that termination occurred as of July 29, 2018, and use a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018.

(1)	These amounts would be paid in the event of an involuntary termination resulting from a job elimination or that is part of a reduction in force, as further described on page [__].

Anthony P. DiSilvestro
Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—		—
— Equity
● Performance-Restricted Share Units	$1,879,638	$1,879,638	$1,879,638	$1,879,638		$1,685,500
● Non-Qualified Stock Options	—	—	—	—		—
● Dividend Equivalent Accruals	—	—	—	—		$125,890
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	—	$41,461	(1)	$51,826
— 401(k) Company Contribution	—	—	—	—		$27,500
— 401(k) Supplemental Company Contribution	—	—	—	—		$82,332
— Pension	—	—	—	—		$1,189,986
Severance:
— Cash	—	—	—	$1,406,000	(1)	$3,339,250
— Excise Tax Gross-Up	—	—	—	—		—
TOTAL:	$1,879,638	$1,879,638	$1,879,638	$3,327,099		$6,502,284

The amounts shown in the table above assume that termination occurred as of July 29, 2018, and use a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018. The amounts included with respect to performance-based restricted share units assume that the applicable performance goal was attained and the units paid out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements, as further described on page [__].

(1)	These amounts would be paid in the event of an involuntary termination resulting from a job elimination or that is part of a reduction in force, as further described on page [__].

Campbell Soup Company   |   2018 Proxy Statement   67

Adam G. Ciongoli
Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—		—
— Equity
● Performance-Restricted Share Units	—	—	$1,513,961	$1,513,961		$1,513,961
● Time-Lapse Restricted Share Units	—	—	$289,405	$289,405		$446,533
● Non-Qualified Stock Options	—	—	—	—		—
● Dividend Equivalent Accruals	—	—	—	—		$140,296
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	—	$41,551	(1)	$51,939
— 401(k) Company Contribution	—	—	—	—		$48,125
— 401(k) Supplemental Company Contribution	—	—	—	—		$143,311
— Executive Retirement Contribution	—	—	$320,604	—		$273,480
Severance:
— Cash	—	—	—	$1,449,400	(1)	$3,261,150
TOTAL:	—	—	$2,123,970	$3,294,317		$5,878,795

The amounts shown in the table above assume that termination occurred as of July 29, 2018, and use a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018. The amounts included with respect to performance-based restricted share units assume that the applicable performance goal was attained and the units paid out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements, as further described on page [__].

(1)	These amounts would be paid in the event of an involuntary termination resulting from a job elimination or that is part of a reduction in force, as further described on page [__].

Luca Mignini
Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—		—
— Equity
● Performance-Restricted Share Units	$1,763,818	$1,763,818	$1,763,818	$1,763,818		$1,585,729
● Time-Lapse Restricted Share Units	—	—	—	—		$711,578
● Non-Qualified Stock Options	—	—	—	—		—
● Dividend Equivalent Accruals	—	—	—	—		$131,876
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	—	$28,802	(1)	$36,003
— 401(k) Company Contribution	—	—	—	—		$48,125
— 401(k) Supplemental Company Contribution	—	—	—	—		$150,167
— Executive Retirement Contribution	—	—	$635,301	—		$283,275
Severance:
— Cash	—	—	—	$1,600,000	(1)	$3,915,618
TOTAL:	$1,763,818	$1,763,818	$2,399,119	$3,392,620		$6,862,371

The amounts shown in the table above assume that termination occurred as of July 29, 2018, and use a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018. The amounts included with respect to performance-based restricted share units assume that the applicable performance goal was attained and the units paid out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements, as further described on page [__].

(1)	These amounts would be paid in the event of an involuntary termination resulting from a job elimination or that is part of a reduction in force, as further described on page [__].

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Robert W. Morrissey
Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause	Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—	—
— Equity
● Performance-Restricted Share Units	$940,023	$940,023	$940,023	$940,023	$832,924
● Non-Qualified Stock Options	—	—	—	—	—
● Dividend Equivalent Accruals	—	—	—	—	$60,258
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	—	$40,719	$50,899
— 401(k) Company Contribution	—	—	—	—	$27,500
— 401(k) Supplemental Company Contribution	—	—	—	—	$45,265
— Pension	—	—	—	—	$383,210
Severance:
— Cash	—	—	—	$1,017,600	$2,162,400
— Excise Tax Gross-Up	—	—	—	—	—
TOTAL:	$940,023	$940,023	$940,023	$1,998,342	$3,562,456

The amounts shown in the table above assume that termination occurred as of July 29, 2018, and use a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018. The amounts included with respect to performance-based restricted share units assume that the applicable performance goal was attained and the units paid out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements, as further described on page [__].

Mr. Morrissey’s role as Senior Vice President and Chief Human Resources Officer of the Company ended on July 30, 2018, and Mr. Morrissey ceased to be an executive officer of the Company as of July 30, 2018. Mr. Morrissey’s employment with the Company will end as of October 1, 2018. The amounts shown in the table above under the “Involuntary Termination Without Cause” column are the actual amounts Mr. Morrissey is entitled to receive under the terms of his severance agreement with the Company. Payments under his severance agreement will commence in October, 2018.

Former Executive Officers

During fiscal 2018, Ms. Morrison and Mr. Alexander ceased to serve as executive officers of the Company. The narrative below describes the amounts each received or is entitled to receive, following their departure from the Company.

Denise M. Morrison

Ms. Morrison departed effective as of May 18, 2018. In connection with her departure, Ms. Morrison and the Company entered into the Agreement, which provides that Ms. Morrison will receive: (i) two years continued payment of base salary; and (ii) two years of continued insurance benefits (life and medical) at active employee rates, or until Ms. Morrison is eligible for coverage from another employer. Pursuant to the Agreement, Ms. Morrison received or will receive the following amounts: $2,304,000 of salary continuation, which will be paid in cash, and $29,697 of health and welfare benefits.

Ms. Morrison’s outstanding long-term incentive awards will be treated in accordance with the established terms for retirement. The value of Ms. Morrison’s outstanding long-term incentive awards that will vest and be paid out in accordance with their terms, is $6,212,645 (based on a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018).

Ms. Morrison’s CIC Agreement with the Company terminated when she left the Company. However, Ms. Morrison’s outstanding long-term incentive awards are subject to the change in control provisions set forth in our 2015 Long-Term Incentive Plan. For example, if a qualifying change in control had occurred as of July 29, 2018, and the surviving company did not assume outstanding awards, the value of Ms. Morrison’s outstanding long-term incentive awards would have been $4,584,216 (based on a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018), and Ms. Morrison would have received $363,621 in dividend equivalent accruals.

Mark R. Alexander

As disclosed in the current reports on Form 8-K filed on March 22, 2018 and May 3, 2018, Mr. Alexander’s role as Senior Vice President of the Company and President of the Americas Simple Meals and Beverages segment ended on April 2, 2018, and Mr. Alexander ceased to be an executive officer of the Company as of April 2, 2018. Mr. Alexander ceased to be an employee of the Company on October 1, 2018. In connection with his departure, Mr. Alexander and the Company entered into a severance agreement, which provided that Mr. Alexander would receive severance benefits consistent with the Company’s Severance Pay Plan for Salaried Employees. Pursuant to the severance agreement, Mr. Alexander received or will receive the following amounts: $1,463,600 of salary continuation, which will be paid in cash, and $40,875 of health and welfare benefits.

Campbell Soup Company   |   2018 Proxy Statement   69

Mr. Alexander’s outstanding long-term incentive awards will be treated in accordance with the terms established for involuntary termination without cause. The value of Mr. Alexander’s outstanding long-term incentive awards that will vest and be paid out in accordance with their terms, is $1,899,903 (based on a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018).

Mr. Alexander’s CIC Agreement with the Company terminated when he left the Company. However, Mr. Alexander’s outstanding long-term incentive awards are subject to the change in control provisions set forth in our 2015 Long-Term Incentive Plan. If a qualifying change in control had occurred as of July 29, 2018, and the surviving company did not assume outstanding awards, the value of Mr. Alexander’s outstanding long-term incentive awards would have been $1,899,903 (based on a stock price of $40.94, which was our closing stock price on July 27, 2018, the last trading day of fiscal 2018), and Mr. Alexander would have received $144,441 in dividend equivalent accruals.

CEO Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our CEO to the annual total compensation of the median-paid employee of the Company (“Median Employee”). Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate.

To identify our Median Employee, we determined the fiscal 2018 base salary, our consistently applied compensation measure, for each of our 17,333 full-time, part-time, temporary and seasonal employees, excluding our former CEO, Denise M. Morrison, who were employed by us on May 1, 2018. We excluded employees of the two businesses we acquired during fiscal 2018, Pacific Foods and Snyder’s-Lance, as permitted under Item 402(u) of Regulation S-K. No cost of living adjustments were applied. For an employee paid in a currency other than U.S. dollars, we converted annual base salary into U.S. dollars, using exchange rates as of May 1, 2018. Based on this data and process, we determined that our Median Employee was an hourly employee with an annual base salary of $46,322. We then calculated the annual total compensation for our Median Employee using the methodology established for disclosing NEO compensation in the Summary Compensation Table, which resulted in our median employee having annual total compensation of $64,546.

The annualized fiscal 2018 compensation for Denise M. Morrison, our CEO on May 1, 2018, was $6,949,564. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation was 108 to 1. As permitted under the rules, we chose to use Ms. Morrison for the CEO pay ratio calculation as opposed to our interim CEO, Mr. McLoughlin, because (1) Ms. Morrison served as CEO for the majority of the fiscal year, and (2) we believe Ms. Morrison’s compensation package was more indicative of our approach to CEO compensation and our overall executive compensation philosophy, while Mr. McLoughlin’s compensation package is structured for an interim CEO.

The pay ratio disclosure provided above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

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VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on [_______], 2018, the record date for the 2018 Annual Meeting, there were outstanding and entitled to vote [_______] shares of Campbell stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the meeting.

OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of [_______], 2018, the beneficial ownership of Campbell’s stock by each director, director nominee and named executive officer, and by all directors, named executive officers and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group have sole voting and sole investment power with respect to the shares beneficially owned.

	Number of Shares	Number of Shares Acquirable Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class	Number of Phantom Units of Campbell Stock in Deferred Compensation Accounts(a)
Fabiola R. Arredondo	4,404	0	4,404	*	0
Howard M. Averill	437	0	437	*	[_____]
Bennett Dorrance(b)	45,391,480	0	45,391,480	[_____]	[_____]
Maria Teresa Hilado	4,330	0	4,330	*	0
Randall W. Larrimore	17,433	0	17,433	*	[_____]
Marc B. Lautenbach	1,433	0	1,433	*	[_____]
Mary Alice D. Malone(c)	53,274,267	0	53,274,267	[_____]	[_____]
Sara Mathew	0	0	0	*	[_____]
Keith R. McLoughlin	3,790	0	3,790	*	[_____]
Nick Shreiber	30,074	0	30,074	*	0
Archbold D. van Beuren(d)	11,113,546	0	11,113,546	[_____]	[_____]
Les C. Vinney	76,806	0	76,806	*	[_____]
Mark R. Alexander	108,981	147,991	256,972	*	[_____]
Adam G. Ciongoli	41,074	117,170	158,244	*	0
Anthony P. DiSilvestro	73,489	129,932	203,421	*	[_____]
Luca Mignini	64,002	123,108	187,110	*	0
Denise M. Morrison	298,507	458,876	757,383		[_____]
Robert W. Morrissey	51,878	63,123	115,001	*	[_____]
All current directors and executive officers
as a group (18 persons)	110,572,471	1,055,826	111,628,297	[_____]	[_____]

*	Indicates ownership of less than 1% of the total outstanding shares
(a)	The amounts shown in this column are the number of phantom units of Campbell stock held in each individual’s deferred compensation account. These phantom units do not carry voting rights, but the individuals do have a pecuniary interest in these units.
(b)

Bennett Dorrance is a grandson of John T. Dorrance (founder of Campbell Soup Company) and the brother of Mary Alice D. Malone. Share ownership shown above includes 24,978 shares held directly by Mr. Dorrance, 462,994 shares held by the Bennett Dorrance Revocable Trust and the following shares held by partnerships or corporate entities owned or controlled by Mr. Dorrance: ABD Investments LP, 17,019,341 shares; Guillermo Investments, LLC, 27,876,085 shares; and Hank, Inc., 8,082 shares. Mr. Dorrance is deemed to be the beneficial owner of all shares shown above.

Share ownership includes 14,000,000 shares that are pledged to banks as collateral for loans. Since October 2012, Mr. Dorrance has reduced the number of pledged shares by 19,569,355 shares, or approximately 58%. See also “Principal Shareholders” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance and the sister of Bennett Dorrance. Share ownership shown above includes 39,938,417 shares held by the Mary Alice Dorrance Malone Revocable Trust, 103,974 shares held by a trust for the benefit of Ms. Malone’s daughter, of which Ms. Malone is a trustee, and the following shares held by corporate entities owned or controlled by Ms. Malone: Contango, LP, 13,230,543 shares; and Hera, Inc., 1,333 shares. Ms. Malone is deemed to be the beneficial owner of all shares shown above. See also “Principal Shareholders” below.
(d)	Archbold D. van Beuren is a great-grandson of John T. Dorrance. Share ownership includes 10,186,368 shares held by the Voting Trust (defined in “Principal Shareholders” below) over which he, as a Voting Trustee, has shared voting power. Share ownership also includes 927,178 shares, over which he has sole voting and dispositive power. Share ownership does not include 180,000 shares held by a trust for his wife, as to which shares he disclaims beneficial ownership. See also “Principal Shareholders” below.

Campbell Soup Company   |   2018 Proxy Statement   71

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding persons or entities that, to the best of our knowledge, were beneficial owners of more than 5% of our outstanding common stock.

Name/Address	Amount/Nature of Beneficial Ownership		Percent of Outstanding Stock(1)
Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	45,391,480	(2)	[______]%
Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	53,274,267	(3)	[______]%
Archbold D. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990, as amended (“Voting Trust”) c/o Brandywine Trust Company 7234 Lancaster Pike Hockessin, DE 19707(5)	17,594,719	(4)	[______]%
Third Point LLC 390 Park Avenue, 19th Floor New York, NY 10022(7)	17,000,000	(6)	[______]%
George Strawbridge, Jr. 3801 Kennett Pike, Building B-100 Wilmington, DE 19807(7)	8,323,669	(8)	[______]%

(1)	Based on the number of shares of common stock outstanding and entitled to vote at the 2018 Annual Meeting as of our record date, [__________], 2018

(2)	A director nominee. See note (b) on page [__].

(3)	A director nominee. See note (c) on page [__].

(4)	Archbold D. van Beuren is a director nominee. See note (d) on page [__].

The number of shares reported above is based solely on information provided by legal counsel to the Voting Trust. The total includes 10,186,368 shares held in the Voting Trust and 7,408,351 additional shares held outside the Voting Trust and for which beneficial ownership is attributed to one or both of the Voting Trustees.

Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of Campbell shareholders. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used.

The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Voting Trustees will act for participants in communications with the Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(5)

Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Voting Trustees, whose decision must be unanimous. The Voting Trust continues until January 1, 2024, unless it is sooner terminated or extended.

(6)	The number of shares reported above is based solely on our review of a Schedule 13D filed by the Third Point LLC with the SEC on August 9, 2018.

(7)

On August 9, 2018, Third Point LLC and George Strawbridge, Jr. each filed a Schedule 13D with the SEC. In those filings, Third Point LLC and Mr. Strawbridge assert that they may be deemed to be a “group” for the purposes of Section 13(d)(3) of the Exchange Act.

(8)	The number of shares reported above is based solely on our review of a Schedule 13D filed by George Strawbridge, Jr. with the SEC on August 9, 2018.

Unless otherwise noted, the foregoing information relating to Principal Shareholders is based upon our stock records and data supplied to us by the holders as of [________], 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each Campbell director and executive officer and any person who owns more than ten percent of Campbell stock report to the SEC, by a specified date, his or her transactions in Campbell stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, we believe that during the fiscal year ended July 29, 2018, all reports required by Section 16(a) of the Exchange Act were filed on a timely basis.

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OTHER INFORMATION

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

The table below summarizes the requirements for shareholders who wish to submit proposals or director nominations for the 2019 Annual Meeting of Shareholders. Shareholders are encouraged to consult Rule 14a-8 of the Exchange Act and our By-laws, as appropriate, to see all applicable requirements.

	Proposals for inclusion in 2019 Proxy Statement	Other proposals/nominees to be presented at the 2019 Annual Meeting*
Type of proposal	SEC rules permit shareholders to submit proposals for inclusion in our 2019 Proxy Statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act	Shareholders may present proposals or director nominations directly at the 2019 Annual Meeting (and not for inclusion in our proxy materials) by satisfying the requirements set forth in Article II, Sections 8 and 9 of our By-Laws**
When proposal must be received by Campbell	No later than the close of business on [_____], 2019	No earlier than [_____], 2019, and no later than [_____], 2019
Where to send	By mail: Office of the Corporate Secretary, 1 Campbell Place, Camden, New Jersey 08103 By fax: (856) 342-3889
What to include	The information required by Rule 14a-8	The information required by our By-Laws**

*

Any proposal without the required notice will not be considered properly submitted under our By-Laws. Any proposal that is received by us after [________], 2019, will not be considered filed on a timely basis under Rule 14a-4(c)(1). Proposals that are not properly submitted or timely filed will not be presented at the Annual Meeting. For proposals that are properly submitted and timely filed, SEC rules permit management to retain discretion to vote proxies we receive, provided that: (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and (2) the proponent does not issue a proxy statement.

**	Our By-Laws are available in the corporate governance section of our website at www.campbellsoupcompany.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

*       *       *       *       *

It is important that your shares be represented and voted at the meeting. Please vote via the Internet or by phone or fill out, sign, date and return the accompanying GOLD proxy card as soon as possible, regardless of whether you plan to attend the meeting.

By order of the Board of Directors,
Charles A. Brawley, III
Vice President, Corporate Secretary and
Associate General Counsel

Camden, New Jersey
[________], 2018

Campbell Soup Company   |   2018 Proxy Statement   73

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Executive Officers and Other Employees”) set forth the name and business address of our current directors and the Board’s director nominees, and the name, present principal occupation and business address of our executive officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our shareholders in connection with our 2018 Annual Meeting of Shareholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our current directors and the Board’s director nominees are set forth under “Item 1 – Election of Directors”, which begins on page [__] of this proxy statement. The names of our current directors and the Board’s director nominees are set forth below and the business address for all of our current directors and the Board’s director nominees is c/o Campbell Soup Company, One Campbell Place, Camden, NJ 08103.

Name
Fabiola R. Arredondo
Howard M. Averill
Bennett Dorrance
Maria Teresa Hilado
Randall W. Larrimore
Marc B. Lautenbach
Mary Alice D. Malone
Sara Mathew
Keith R. McLoughlin
Nick Shreiber
Archbold D. van Beuren
Les C. Vinney

Executive Officers and Other Employees

The principal occupations of our executive officers and other employees who are considered Participants are set forth below. The principal occupation refers to such person’s current position with the Company, and the business address for each person is c/o Campbell Soup Company, One Campbell Place, Camden, NJ 08103.

Name	Position
Keith R. McLoughlin	Interim President and Chief Executive Officer
Xavier Boza	Senior Vice President and Chief Human Resources Officer
Adam G. Ciongoli	Senior Vice President and General Counsel
Anthony P. DiSilvestro	Senior Vice President and Chief Financial Officer
Robert J. Furbee	Senior Vice President, Global Supply Chain
Luca Mignini	Senior Vice President and Chief Operating Officer
Emily Waldorf	Senior Vice President, Strategy
Charles A. Brawley, III	Vice President, Corporate Secretary and Associate General Counsel
Kenneth Gosnell	Vice President, Finance Strategy and Investor Relations
Anthony Sanzio	Vice President, Global Communications
Tara L. Smith	Deputy Corporate Secretary and Senior Corporate Counsel

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Information Regarding Ownership of Company Securities by Participants

The amount of Company securities beneficially owned by our directors, the Board’s director nominees and our named executive officers as of [__________], 2018 is set forth under “Ownership of Directors and Executive Officers” on page [__] of this proxy statement. The following table sets forth the number of Company securities beneficially owned as of [______], 2018 by our other executive officers and employees who are deemed “Participants” in our solicitation of proxies.

Name	Number of Shares	Number of Shares Acquirable Within 60 Days	Total Number of Shares Beneficially Owned
Xavier Boza	2,451	1,876	4,327
Robert J. Furbee	9,941	11,855	21,796
Emily Waldorf	4,148	1,895	6,043
Charles A. Brawley, III	325	1,834	2,159
Kenneth Gosnell	0	6,245	6,245
Anthony Sanzio	0	5,038	5,038
Tara L. Smith	0	2,472	2,472

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding transactions in Company securities by each Participant during the past two years. None of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Transactions in Company Securities (September 13, 2016 to September 13, 2018)

Name	Transaction Date	# of Shares	Transaction Description
Fabiola R. Arredondo	April 3, 2017	1,685	8
	January 8, 2018	2,719	8
Howard M. Averill	December 1, 2017	437	8
	January 9, 2018	2,807	9
Bennett Dorrance	January 6, 2017	2,249	9
	March 29, 2017	8,112	10
	December 21, 2017	923,649	10
	January 9, 2018	2,886	9
Maria Teresa Hilado	April 3, 2018	2,330	8
	June 6, 2018	2,000	1
Randall W. Larrimore	December 19, 2016	1,650	10
	December 22, 2016	6,700	10
	January 6, 2017	2,242	8
	December 27, 2017	2,242	2
	January 9, 2018	2,882	9
Marc B. Lautenbach	January 6, 2017	2,187	9
	January 9, 2018	2,807	9
Mary Alice D. Malone	December 30, 2016	52,816	10
	January 6, 2017	2,119	8
	January 8, 2018	2,719	8
Sara Mathew	January 6, 2017	2,331	9
	January 9, 2018	2,992	9
Keith R. McLoughlin	January 6, 2017	2,119	8
	January 9, 2018	2,727	9
	May 21, 2018	88,287	4
Nick Shreiber	January 6, 2017	2,283	8
	January 8, 2018	2,930	8

Campbell Soup Company   |   2018 Proxy Statement   75

Name	Transaction Date	# of Shares	Transaction Description
Archbold D. van Beuren	October 1, 2016	2,321	10
	December 13, 2016	1,750	10
	January 6, 2017	2,181	8
	January 8, 2018	2,956	8
Les C. Vinney	January 6, 2017	4,993	8
	January 8, 2018	6,408	8
Xavier Boza	October 1, 2016	6,206	4
	December 1, 2016	1,506	7
	December 1, 2016	518	6
	September 30, 2017	724	7
	September 30, 2017	249	6
	October 1, 2017	9,878	4
	December 1, 2017	1,506	7
	December 1, 2017	518	6
	February 1, 2018	4,268	4
Adam G. Ciongoli	September 30, 2016	2,603	7
	September 30, 2016	1,172	6
	October 1, 2016	18,963	4
	October 1, 2016	44,232	3
	December 1, 2016	10,907	4
	August 1, 2017	29,124	7
	August 1, 2017	10,391	6
	September 30, 2017	4,711	7
	September 30, 2017	2,122	6
	October 1, 2017	23,052	4
	October 1, 2017	53,771	3
Anthony P. DiSilvestro	September 30, 2016	15,123	7
	September 30, 2016	4,473	6
	September 30, 2016	5,555	5
	October 1, 2016	22,004	4
	October 1, 2016	51,237	3
	September 30, 2017	35,123	7
	September 30, 2017	12,629	6
	October 1, 2017	25,526	4
	October 1, 2017	59,542	3
Robert J. Furbee	September 30, 2016	8,425	7
	September 30, 2016	2,566	6
	September 30, 2016	3,616	5
	October 1, 2016	9,851	4
	October 6, 2016	5,859	2
	September 30, 2017	14,291	7
	September 30, 2017	4,350	6
	October 1, 2017	10,490	4
	October 1, 2017	24,469	3

76   www.campbellsoupcompany.com

Name	Transaction Date	# of Shares	Transaction Description
Luca Mignini	September 30, 2016	19,358	7
	September 30, 2016	9,473	6
	September 30, 2016	8,237	5
	October 1, 2016	19,812	4
	October 1, 2016	46,214	3
	February 1, 2017	10,929	7
	February 1, 2017	3,802	6
	September 27, 2017	4,300	1
	September 30, 2017	36,080	7
	September 30, 2017	16,808	6
	October 1, 2017	23,384	4
	October 1, 2017	54,547	3
	February 21, 2018	4,400	1
	April 1, 2018	17,381	4
Emily Waldorf	September 30, 2016	1,596	7
	September 30, 2016	565	6
	September 30, 2016	259	5
	October 1, 2016	2,956	4
	September 30, 2017	3,736	7
	September 30, 2017	1,366	6
	October 1, 2017	7,599	4
	May 1, 2018	4,743	4
Charles A. Brawley, III	October 1, 2016	7,388	4
	May 1, 2017	800	7
	May 1, 2017	261	6
	September 30, 2017	862	7
	September 30, 2017	263	6
	October 1, 2017	8,336	4
	April 6, 2018	1,138	2
	May 1, 2018	800	7
	May 1, 2018	239	6
	June 11, 2018	561	2
	July 1, 2018	8,128	4
Kenneth Gosnell	September 30, 2016	5,596	7
	September 30, 2016	1,941	6
	September 30, 2016	1,593	5
	October 1, 2016	5,828	4
	October 3, 2016	3,655	2
	September 30, 2017	8,011	7
	September 30, 2017	2,763	6
	October 1, 2017	7,124	4
	October 3, 2017	5,218	2
Anthony Sanzio	September 30, 2016	4,145	7
	September 30, 2016	1,520	6
	September 30, 2016	1,141	5
	October 1, 2016	5,541	4
	October 3, 2016	2,625	2
	September 30, 2017	6,532	7
	September 30, 2017	2,408	6
	October 1, 2017	8,549	4
	October 2, 2017	4,124	2
	July 1, 2018	4,064	4

Campbell Soup Company   |   2018 Proxy Statement   77

Name	Transaction Date	# of Shares	Transaction Description
Tara L. Smith	September 30, 2016	1,702	7
	September 30, 2016	515	6
	September 30, 2016	495	5
	October 1, 2016	3,020	4
	January 3, 2017	400	2
	May 22, 2017	787	2
	September 30, 2017	2,585	7
	September 30, 2017	786	6
	October 1, 2017	2,888	4
	January 4, 2018	1,799	2
	April 1, 2018	1,182	7
	April 1, 2018	387	6
	April 6, 2018	795	2
	June 1, 2018	1,992	4

Transaction Description

1.	Open market purchase
2.	Open market sale
3.	Grant of Employee Stock Options
4.	Grant of Restricted Stock Units (“RSUs”) (including performance-restricted share units and time-lapse restricted share units)
5.	Forfeiture of RSUs due to failure to meet performance conditions required for vesting
6.	Shares withheld for taxes upon vesting of RSUs
7.	Shares issued upon the settlement of RSUs
8.	Shares granted under the Company’s non-employee director compensation program
9.	Shares deferred under the Company’s non-executive director compensation program
10.	Gift of shares

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or otherwise disclosed in the proxy statement, to the Company’s knowledge:

●	No Participant owns any securities of the Company of record that such Participant does not own beneficially.
●

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

●

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any subsidiary of the Company.

●

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

●

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

●	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2018 Annual Meeting.

Other Information

There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

78   www.campbellsoupcompany.com

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Campbell Soup Company uses certain non-GAAP financial measures, as defined by the Securities and Exchange Commission, in this proxy statement. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in our underlying operating results, and provides transparency on how we evaluate our business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Please see the forthcoming Annual Report on Form 10-K for the fiscal year ended July 29, 2018 for a reporting of our financial results in accordance with GAAP. The non-GAAP measures included in this proxy statement that need to be reconciled are adjusted EBIT and adjusted EPS.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this proxy statement to their most comparable GAAP measures.

Items Impacting Earnings

	2018
(dollars in millions)	As Reported	Restructuring Charges, Implementation Costs and Other Related Costs	Pension and Postretirement Benefit Mark- to-Market and Curtailment Adjustments	Impairment Charges	Transaction and Integration Costs	Tax Reform	Claim Settlement	Adjusted
Net earnings
attributable to
Campbell Soup
Company	$261	$136	$(103)	$612	$73	$(126)	$15	$868
Add: Net
earnings (loss)
attributable to
noncontrolling
interests	—	—	—	—	—	—	—	—
Add: Taxes on
earnings	11	49	(33)	136	29	126	7	325
Add: Interest, net	197	—	—	—	18	—	—	215
Earnings before
interest and
taxes	$469	$185	$(136)	$748	$120	$—	$22	$1,408

	2017
(dollars in millions)	As Reported	Restructuring Charges, Implementation Costs and Other Related Costs	Pension and Postretirement Benefit Mark- to-Market Adjustments	Impairment Charges	Sale of Notes	Adjusted
Net earnings attributable to Campbell
Soup Company	$887	$37	$(116)	$180	$(56)	$932
Add: Net earnings (loss) attributable to
noncontrolling interests	—	—	—	—	—	—
Add: Taxes on earnings	406	21	(62)	32	50	447
Add: Interest, net	107	—	—	—	6	113
Earnings before interest and taxes	$1,400	$58	$(178)	$212	$—	$1,492
Adjusted EBIT percent change 2018/2017						(6)%

Campbell Soup Company   |   2018 Proxy Statement   79

	2018	2017	EPS% Change
	Diluted EPS Impact	Diluted EPS Impact	2018/2017
Net earnings attributable to Campbell Soup Company, as reported	$0.86	$2.89
Restructuring charges, implementation costs and other related costs	0.45	0.12
Pension and postretirement benefit mark-to-market and curtailment adjustments	(0.34)	(0.38)
Impairment charges	2.03	0.59
Transaction and integration costs	0.24	—
Tax reform	(0.42)	—
Claim settlement	0.05	—
Sale of notes	—	(0.18)
Adjusted Net earnings attributable to Campbell Soup Company	$2.87	$3.04	(6)%

In 2018, Net earnings attributable to Campbell Soup Company were impacted by the following:

●	$185 million ($136 million after tax, or $0.45 per share) of restructuring charges, implementation costs and other related costs associated with cost savings initiatives;
●	$136 million ($103 million after tax, or $0.34 per share) of gains associated with mark-to-market and curtailment adjustments for defined benefit pension and postretirement plans;
●

$748 million ($612 million after tax, or $2.03 per share) of impairment charges related to the Bolthouse Farms refrigerated beverages and salad dressings reporting unit, the deli reporting unit, the Bolthouse Farms carrot and carrot ingredients reporting unit, and the Plum trademark;

●	$120 million ($73 million after tax, or $0.24 per share) of transaction and integration costs associated with the acquisition of Snyder’s-Lance;
●	a $126 million ($0.42 per share) net tax benefit due to the enactment of the Tax Cuts and Jobs Act that was signed into law in December 2017; and
●	$22 million ($15 million after tax, or $0.05 per share) loss related to the settlement of a legal claim.

In 2017, Net earnings attributable to Campbell Soup Company were impacted by the following:

●	$58 million ($37 million after tax, or $0.12 per share) of restructuring charges, implementation costs and other related costs associated with cost savings initiatives;
●	$178 million ($116 million after tax, or $0.38 per share) of gains associated with mark-to-market adjustments for defined benefit pension and postretirement plans;
●

$212 million ($180 million after tax, or $0.59 per share) of impairment charges related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit; and

●

a $52 million tax benefit and a $6 million reduction to interest expense ($56 million after tax, or $.18 per share) primarily associated with the sale of intercompany notes receivable to a financial institution.

80   www.campbellsoupcompany.com

MEETING INFORMATION

LOCATION	ADMISSION
[ ] [ ] [ ] [ ]	To attend the meeting in person, you will need proof of share ownership and government-issued photographic identification

Transparency. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.	Twitter. Follow us @CampbellSoupCo for tweets about our company, programs and brands.	Careers. To explore career opportunities, visit us at careers.campbellsoupcompany.com.

Instagram. Follow us @CampbellSoupCo for stories about our company and brands.	On the Web. Visit us at www.campbellsoupcompany.com for company news and information.	Hungry? Visit us at www.campbellskitchen.com for mouthwatering recipes.

Responsibility. To connect to our Corporate Social Responsibility Report, go to www.campbellcsr.com.

The papers utilized in the production of this proxy statement are all certified for Forest Stewardship Council (FSC®) standards, which promote environmentally appropriate, socially beneficial and economically viable management of the world’s forests. This proxy statement was printed by DG3 North America. DG3’s facility uses exclusively vegetable based inks, 100% renewable wind energy and releases zero VOCs into the environment.

Real food that matters for life's moments

Campbell's

1 Campbell Place, Camden, NJ 08103-1799 / investor.campbellsoupcompany.com

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

CAMPBELL SOUP COMPANY

2018 Annual Meeting of Shareholders

This Proxy is Solicited on Behalf of the Campbell Soup Company Board of Directors

The undersigned hereby appoints [               ] and [               ], or any of them, each with full power of substitution, as proxies for the undersigned to represent the undersigned and act and vote all shares of common stock of which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at [        ], at [        ] on [        ], 2018, and any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given. When properly executed, this proxy will be voted in the manner directed herein. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no direction is made, this proxy will be voted FOR all of Campbell Soup Company’s director nominees in Item 1 and FOR Items 2 and 3.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2018 Annual Meeting of Shareholders and the Proxy Statement of Campbell Soup Company.

YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

(continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Campbell Soup Company common stock for the upcoming 2018 Annual Meeting of Shareholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Vote by Internet
Please access https://www.proxyvotenow.com/cpb (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Vote by Telephone
Please call toll-free in the U.S. or Canada at 1-866-849-9670 on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9099.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Vote by Mail
Please complete, sign, date and return the proxy card in the envelope provided to: Campbell Soup Company, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark vote as in this sample

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEMS 2 AND 3.

1.

Election of 12 directors for one-year term expiring at the 2019 Annual Meeting:

Nominees: Nominees: (01) Fabiola R. Arredondo; (02) Howard M. Averill; (03) Bennett Dorrance; (04) Maria Teresa Hilado; (05) Randall W. Larrimore; (06) Marc B. Lautenbach; (07) Mary Alice D. Malone; (08) Sara Mathew; (09) Keith R. McLoughlin; (10) Nick Shreiber; (11) Archbold D. van Beuren; (12) Les C. Vinney

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the name(s) of the nominee(s) for which you would like to withhold authority in the space provided below)
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of an advisory resolution on the fiscal 2018 compensation of our named executive officers.	☐	☐	☐

Date:	, 2018

Signature

Signature

Title(s)
NOTE: Please sign exactly as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person